Form 10-K, Exhibit 13
period 1996-12-31
CORNERSTONE REALTY INCOME TRUST INC
filed 1997-03-31
CIK 854875

Cornerstone
                              Realty Income Trust

                              The Multifamily REIT

                               Annual Report 1996

 Contents
       2   Financial Highlights
       4   Year in Review
       6   Shareholder Letter
      18   Board of Directors
      19   Selected Financial Information
      20   Management's Discussion
      23   Independent Auditors' Report
      24   Balance Sheets
      25   Statements of Operations
      26   Statements of Shareholders' Equity
      27   Statements of Cash Flows
      28   Notes to Financial Statements
      34   Investor Information


The Company

Cornerstone Realty Income Trust owns and operates apartment communities in the southeastern United States. Our mission is to provide high quality rental housing and achieve growing profits and sustained corporate value for our shareholders. We offer our residents superior service, beautiful, efficiently run communities, and a sense of home. We hire the best people in the industry, train them well, and nourish values throughout the company like vision, responsiveness, creativity, customer service, continuous improvement, an entrepreneurial spirit, and results-driven action.

We are a fully integrated, self-administered real estate company headquartered in Richmond, Virginia with regional offices spread throughout our operating territory. At December 31, 1996, we owned 40 apartment communities containing 9,033 apartments, all located in growing cities in Virginia, North Carolina, South Carolina, and Georgia.

Since the company began, our promise to provide our shareholders with steadily increasing dividends has remained unbroken.

A Record Of Performance.

A Year Of Record Growth.

Financial  Highlights

Operating Results for the Years Ended December 31,           1996                1995              1994
-------------------------------------------------------------------------------------------------------------
Rental Income                                            $ 40,352,955         $ 16,300,821      $ 8,177,576
Net Income                                                 (4,169,849)           5,229,715        2,386,303
Funds from Operations (a)                                  20,424,226            8,018,533        3,597,121
Distributions Declared and Paid                            15,934,901            6,316,185        2,977,136


Balance Sheet Data as of December 31,
-------------------------------------------------------------------------------------------------------------
Investment in Rental Property                            $329,715,853         $129,696,447      $54,107,358
Total Assets                                             $322,870,574         $133,181,032      $57,257,950
Shareholders' Equity                                     $254,569,705         $122,154,420      $51,436,863
Shares Outstanding                                         28,141,509           12,754,331        5,458,648

(a) "Funds from operations" is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). Funds from operations for years prior to 1996 have been adjusted to conform to the NAREIT definition. The company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of the other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

<GRAPH>

RENTAL INCOME
by quarter
in millions of dollars

                  1994        1995         1996
               ---------   ---------    ----------
1st Quarter       1.5          2.7          6.5
2nd Quarter       1.9          3.4          8.7
3rd Quarter       2.2          4.4         11.5
4th Quarter       2.4          5.8         13.6

<GRAPH>

TOTAL DISTRIBUTIONS
by quarter
in millions of dollars

                  1994        1995         1996
               ---------   ---------    ----------
1st Quarter        .5          1.1          2.7
2nd Quarter        .7          1.4          3.4
3rd Quarter        .8          1.7          4.2
4th Quarter        .9          2.2          5.6

<GRAPH>

TOTAL ASSETS
by quarter
in millions of dollars

                  1994        1995         1996
               ---------   ---------    ----------
1st Quarter       31.6        61.2        164.1
2nd Quarter       37.8        79.6        220.5
3rd Quarter       45.3        97.8        294.7
4th Quarter       57.2       133.1        322.9

       Cornerstone Realty Income Trust          2          Annual Report

[photo]

Sailboat Bay
Charlotte, North Carolina

January
20 Distributed 24.75 cents per share to the shareholders, totaling $2,728,432.

31 Acquired The Meadows, 176 apartments in Asheville, North
   Carolina.

February
22 Announced corporate earnings for 1995 in the Cornerstone Realty Income Trust
   Annual Report.

[photo]
Hampton Glen
Richmond, Virginia

March
20 Acquired West Eagle Greens, 165 apartments in Augusta, Georgia.

29 Acquired Ashley Park, 272 apartments in Richmond, Virginia.

   Acquired Arbor Trace, 148 apartments in Virginia Beach, Virginia.

31 Announced equity raised during the first quarter surpassed $30 million.

April
20 Distributed 24.8 cents per share to the shareholders, totaling $3,393,770.

23 Held annual shareholders' meeting in Queens, New York.

30 Acquired Bridgetown Bay, 120 apartments in Charlotte, North Carolina.

   Acquired Trophy Chase, 185 apartments in Charlottesville, Virginia.

May
30 Acquired Beacon Hill, 349 apartments in Charlotte, North Carolina.

31 Acquired Meadow Creek, 250 apartments in Pineville, North Carolina.

   Acquired Summerwalk, 160 apartments in Concord, North Carolina.

   Acquired The Landing, 200 apartments in Durham, North Carolina.

June
26 Acquired Trolley Square East, 197 apartments in Richmond, Virginia.

30 Announced over $52 million in equity raised during the quarter, surpassing the first quarter's record-breaking investment by $20 million.


[photo]
Beacon Hill
Charlotte, North Carolina

A Record of Performance.
A Year of Record Growth.


July

1 Completed the $200 million offering of shares to investors, bringing total equity raised to $250 million.

15  Acquired Savannah West, 456 apartments in Augusta, Georgia.

19  Acquired Paces Glen, 172 apartments in Charlotte, North Carolina.

20  Distributed 24.85 cents per share to the shareholders, totaling $4,192,026.

August
1 Acquired Hampton Glen, 232 apartments in Richmond, Virginia. Commenced an additional $50 million offering of shares to investors.

30  Acquired Signature Place, 171 apartments in Greenville, North Carolina.

[photo]
Paces Glen
Charlotte, North Carolina

September
25  Acquired Heatherwood, 272 apartments in Charlotte, North Carolina.

27  Acquired Highland Hills, 264 apartments in Carrboro, North Carolina.

30  Acquired Parkside at Woodlake, 266 apartments in Durham, North Carolina.

October
1   Began operating as a self-administered firm; advisory contracts ended.

21  Distributed 24.9 cents per share to the shareholders, totaling $5,620,673.

31 Acquired Greenbrier, 258 apartments in Fredericksburg, Virginia. Completed the $50 million offering of shares to investors, achieving total equity raised of $300 million.

November
20  Acquired Deerfield, 204 apartments in Durham, North Carolina.

[photo]
Deerfield
Durham, North Carolina

December
31    Acquired Trolley Square West, 128 apartments in Richmond, Virginia.

    Cornerstone Realty Income Trust          4/5          Annaul Report 1996

To Our Shareholders

We give our residents superior service, a sense of community and home.

Cornerstone Realty Income Trust continued to build a strong record of performance in 1996. It was a year of record growth. We achieved equity capitalization of $300 million and grew into a company owning 9,033 apartments. For the second straight year, our size more than doubled.

It takes a team of talented, highly focused people to achieve this level of performance. At Cornerstone, we are absolutely committed to growing profits by meeting the strong demand for fine quality housing in today's rental market. We do this by giving our residents superior service, a sense of community and home.

It was a transcendent year for the company.

In July, we completed a major phase of growth by successfully closing $250 million in offerings of shares to investors. By the end of the year, we had completed a subsequent offering of $50 million, bringing total equity raised to $300 million.

We acquired 21 communities containing 4,645 apartments during the year. Our buying continued to be focused in the burgeoning southeastern states. New markets entered included our headquarters city of Richmond, Virginia; Augusta, Georgia; and Durham, North Carolina.

Funds from operations more than doubled from approximately $8 million in 1995 to $20.4 million in 1996. This dramatic increase was primarily a result of our portfolio's expansion. Further, "same store sales" for net operating income--comparing performance of a core group of properties owned throughout 1995 and 1996--showed an extremely healthy 8.8% increase.

Based on our strong record of performance, we achieved a year of record growth.

                         We are absolutely committed to
                         growing profits by meeting the
                         strong demand for fine quality
                       housing in today's rental market.


     Cornerstome Realty Income Trust          6          Annual Report 1996

          We continued our unbroken record of paying steadily increasing dividends. Per-share dividends increased to 24.9 cents during the year. We paid almost $16 million in distributions to shareholders, up from $6.3 million in 1995.

          Our conversion to a self-administered, self-managed REIT in 1996 marked an important transition for the company. Effective October 1, we ended our agreements with Cornerstone Advisors, Inc. and Cornerstone Management Group and brought our entire management in-house. We expect this move to reduce future operating costs.

          It was a landmark year in the growth of Cornerstone. At this writing, we are working to list our shares for trading on a national stock exchange. Cornerstone is poised to embark on a new era.

          We have some of the best and brightest people in the REIT industry today. Demand for our apartments continues to grow throughout our market region. A strong financial structure allows us to seize valuable opportunities when they arise. We have truly become the industry model for the multifamily REIT.

A strong financial structure allows us to seize valuable opportunities when they arise.


It takes a team of talented, highly focused people to acheve this level of performance.

                                     /s/ GLADE M. KNIGHT
                                     --------------------------
                                    Glade M. Knight
                                    Chairman of the Board



       Cornerstone Realty Income Trust          7          Annual Report

[photo]
Beacon Hill
Charlotte, North Carolina

         The art and science of buying apartments.

First, consider the science. Painstaking research to locate growing markets where demand for apartments will remain high in the coming decades. An intimate knowledge of the markets and the neighborhoods in them. The ability to move quickly to seize opportunities. Making sure the numbers work.

      Then there's the art. A sense of possibility. A vision beyond outdated architecture or fading paint to what can be. A kind of intuition only born from years of experience in the business of creating value in apartments.

      Cornerstone looked at 197 properties in 1996. Of these we acquired 21. It was a busy year. We doubled the size of our portfolio. One reason we could achieve so much is because we know our marketplace. Not only do we know the sellers and the brokers, but the cities and the neighborhoods and the properties. Our reputation as serious buyers who can thoroughly evaluate apartments and act decisively means we're often the first to see a property when it becomes available. We respond quickly to opportunities, always seeking the best values for Cornerstone's portfolio.

[photo]
Arbor Trace
Virginia Beach, Virginia

     Cornerstone Realty Income Trust          9         Annual Report 1996

[photo]
Hampton Glen, Richmond, Virginia

We're in the business of creating value.

It takes real talent to create value in this business. To make an apartment complex into something more - a community, a way of life. Having the vision to see the possibilities, and the knowledge to see this vision through to completion, to transform it into reality.

        The reality is that superior management is all about creating value. At Cornerstone, we are experts at transforming apartment communities into valuable assets offering the comforts wanted by today's renter. Whenever we acquire an apartment community, our transition team immediately begins to bring the property up to Cornerstone's high standards. This includes everything from office computers, to new marketing programs, to renovations when necessary.

        Our transformations are completely results-driven. Every management or marketing strategy we use, every paint job or repair we make, every fitness center or playground we build, and every landscape we shape is designed to achieve greater value. The direct result? More residents, higher rents, and greater profits for shareholders.

[photo]
Parkside at Woodlake
Durham, North Carolina

    Cornerstome Realty Income Trust          11          Annual Report 1996

[photo]
Paces Glen, Charlotte, North Carolina


Our property managers think like entrepreneurs.

It's only good business. Keeping expenses down. Constantly finding ways to increase income. Managing time well. Cost effectiveness. Ongoing training. Staying abreast of industry trends. Market research. Target marketing. Teamwork. Tracking budgets. Rewarding excellence.

        Heading every Cornerstone apartment community is a professional property manager. Our central headquarters and regional offices offer constant support, the most sophisticated computer system available, ongoing consultation in marketing and management strategies, and continual training opportunities. But no one knows the property, the town, or the residents like the people who work on-site.

        That's why our managers and their staffs are taught to think like entrepreneurs. Everyone, from the leasing agent to the groundskeeper to the maintenance specialist, works continually to improve the bottom line. They're given the freedom they need to respond to their own marketplace and seek creative new ways of growing profits. They receive special incentives for achieving corporate goals. So when the business performs well, the whole team wins.

[photo]

Ashley Park
Richmond, Virginia

    Cornerstone Realty Income Trust          13          Annual Report 1996

[photo]
Meadow Creek, Pineville, North Carolina


Once our residents join us, we never want them to leave.

We do everything we can to keep our residents. And we should. The cost of resident turnover is expensive. That's why we've developed a comprehensive program especially to retain residents. It includes everything from hiring and training specialists who focus exclusively on resident retention to making sure our entire staff works to keep residents happy.

        We hire people who are experts in their fields. But they also have something extra - an absolute commitment to serving our residents. So not only are requests for repairs fulfilled quickly and expertly, but we follow up to make sure everything's okay. And we sponsor social gatherings that help our residents meet their neighbors - and make them feel special. We offer all kinds of special services, and stay open long after many offices are closed so people who work from nine to five can see us at their convenience, not ours.

        Call it customer service, but it's also good marketing. From the first day our residents move in, we do everything we can to make them happy and comfortable in their new home. That's because we never want them to leave.

[photo]
Hampton Glen
Richmond, Virginia

  Cornerstone Realty Income Trust         15                Annual Report 1996

[photo]
Sailboat Bay,
Charlotte, North Carolina



[map of United States with Georgia, South Carolina, North Carolina and Virginia selected showing Cornerstone Realty Income Trust apartments.]




APARTMENT                                  NUMBER       DATE
COMMUNITY              LOCATION           OF UNITS      ACQUIRED
-------------------------------------------------------------------------------------------
The Hollows          Raleigh, NC             176        June 1993

Polo Club            Greenville, SC          365        June 1993

Mayflower Seaside    Virginia Beach, VA      263        October 1993

County Green         Lynchburg, VA           180        December 1993

Stone Ridge          Columbia, SC            191        December 1993

Wimbledon Chase      Wilmington, NC          192        February 1994

Harbour Club         Virginia Beach, VA      214        May 1994

Chase Mooring        Wilmington, NC          224        August 1994

The Trestles         Raleigh, NC             280        December 1994

Wind Lake            Greensboro, NC          299        April 1995

Magnolia Run         Greenville, SC          212        June 1995

Breckinridge         Greenville, SC          236        June 1995

Bay Watch Pointe     Virginia Beach, VA      160        July 1995

Hanover Landing      Charlotte, NC           192        August 1995

Mill Creek           Winston-Salem, NC       220        September 1995

Glen Eagles          Winston-Salem, NC       166        October 1995

Sailboat Bay         Charlotte, NC           358        November 1995

Tradewinds           Hampton, VA             284        November 1995

Osprey Landing       Wilmington, NC          176        November 1995

The Meadows          Asheville, NC           176        January 1996

West Eagle Greens    Augusta, GA             165        March 1996

Ashley Park          Richmond, VA            272        March 1996

Arbor Trace          Virginia Beach, VA      148        March 1996

Bridgetown Bay       Charlotte, NC           120        April 1996

Trophy Chase         Charlottesville, VA     185        April 1996

Beacon Hill          Charlotte, NC           349        May 1996

Meadow Creek         Pineville, NC           250        May 1996

Summerwalk           Concord, NC             160        May 1996

The Landing          Durham, NC              200        May 1996

Trolley Square
   East              Richmond, VA            197        June 1996

Savannah West        Augusta, GA             456        July 1996

Paces Glen           Charlotte, NC           172        July 1996

Signature Place      Greenville, NC          171        August 1996

Hampton Glen         Richmond, VA            232        August 1996

Heatherwood          Charlotte, NC           272        September 1996

Highland Hills       Carrboro, NC            264        September 1996

Parkside at
   Woodlake          Durham, NC              266        September 1996

Greenbrier           Fredericksburg, VA      258        October 1996

Deerfield            Durham, NC              204        November 1996

Trolley Square
   West              Richmond, VA            128        December 1996




  Cornerstone Realty Income Trust              17           Annual Report 1996

Board of Directors

[photo]
Pictured at Ashley Park Apartments from left to right, back row: Leslie A. Grandis, Martin Zuckerbrod, S. J. Olander, Jr., Glenn W. Bunting, Jr.; front row: Penelope W. Kyle, Glade M. Knight, Harry S. Taubenfeld

Glade M. Knight (1)
Chairman of the Board and
Chief Executive Officer

S. J. Olander, Jr.
Senior Vice President and
Chief Financial Officer

Glenn W. Bunting, Jr. (1)
President, KB Properties Inc.

Leslie A. Grandis (3)
Partner, McGuire Woods,
Battle & Boothe, LLP

Penelope W. Kyle (2),(3)
Director, Virginia State Lottery

Harry S. Taubenfeld (2)
Real Estate Investor and
Partner, Zuckerbrod &
Taubenfeld, Esqs.

Martin Zuckerbrod (1),(2)
Real Estate Investor and
Partner, Zuckerbrod &
Taubenfeld, Esqs.

(1) Member, Executive Committee
(2) Member, Audit Committee
(3) Member, Compensation Committee

Executive Officers

Glade M. Knight
Chief Executive Officer

Debra A. Jones
Chief Operating Officer

S. J. Olander, Jr.
Chief Financial Officer

[photo]
Left to right: S. J. Olander, Jr.,
Glade M. Knight, Debra A. Jones

 Cornerstone Realty Income Trust             18             Annual Report 1996

                         Selected Financial Information

As of December 31,                                         1996              1995             1994              1993
---------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS

Rental Income                                     $  40,352,955       $16,300,821    $   8,177,576    $   1,784,868
Net Income (Loss)                                    (4,169,849)        5,229,715        2,386,303          496,646
Distributions Declared and Paid                      15,934,901         6,316,185        2,977,136          359,427
---------------------------------------------------------------------------------------------------------------------------
PER SHARE

Net Income (Loss)                                 $       (0.21)     $       0.64    $        0.60    $        0.30
Distributions                                     $        0.99      $       0.96    $        0.89    $        0.27
Distributions Representing Return of Capital                14%               17%              21%               --
Weighted Average Shares Outstanding                  20,210,432         8,176,803        4,000,558        1,662,944
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA

Investment in Rental Property                     $ 329,715,853      $129,696,447    $  54,107,358    $   25,549,790
Total Assets                                      $ 322,870,574      $133,181,032    $  57,257,950    $   29,199,079
Notes Payable                                     $  55,403,000      $  8,300,000    $   5,000,000                --
Shareholders' Equity                              $ 254,569,705      $122,154,420    $  51,436,863    $   28,090,912
Shares Outstanding                                   28,141,509        12,754,331        5,458,648         2,995,210
---------------------------------------------------------------------------------------------------------------------------
OTHER DATA

Cash Flows from:
    Operating Activities                          $  20,162,776      $  9,618,956    $   3,718,086    $    1,670,406
    Investing Activities                           (194,519,406)      (75,589,089)     (28,557,568)      (25,549,790)
    Financing Activities                            170,466,134        68,754,842       25,519,648        27,487,556
Number of Properties Owned at Year-End                       40                19                9                 5
---------------------------------------------------------------------------------------------------------------------------
FUNDS FROM OPERATIONS CALCULATION

    Net Income (Loss)                             $  (4,169,849)     $  5,229,715    $   2,386,303    $      496,646
         Depreciation of Real Estate                  8,068,063         2,788,818        1,210,818           255,338
         Management Contract Termination (a)         16,526,012                --               --                --

---------------------------------------------------------------------------------------------------------------------------
    Funds from Operations (b)                     $  20,424,226      $  8,018,533    $   3,597,121    $      751,984
===========================================================================================================================


(a) Included in the 1996 operating results is $16,526,012 of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status. See Note 6 to the financial statements.

(b) "Funds from operations" is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). Funds from operations for years prior to 1996 have been adjusted to conform to the NAREIT definition. The company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of the other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

       Cornerstone Realty Income Trust          19          Annual Report

Management's Discussion and Analysis
of Financial Condition and Results of Operations


     The following discussion is based on the financial statements of the company as of December 31, 1996, 1995 and 1994. This information should be read in conjunction with the selected financial data and the company's financials included elsewhere in this annual report. The company is operated and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes.

     This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning anticipated lower expenses from the company's conversion to self-administration, anticipated improvements in financial operations from completed and planned property renovations, and expected benefits from the company's ownership of stock in Apple Residential Income Trust, Inc. (Apple) and the companies that provide advisory and property management services to Apple. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the company, the properties or Apple, as the case may be, adverse changes in the real estate markets and general and local economies and business conditions. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this annual report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

RESULTS OF OPERATIONS
COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO DECEMBER 31, 1995

     CONVERSION TO SELF-ADMINISTRATION Effective October 1, 1996, the company agreed with its affiliated advisor and management companies on a series of transactions, the effect of which was to convert the company into a "self-administered" and "self-managed" REIT. The transactions were unanimously approved by the Board of Directors of the company. The conversion was approved because it is expected to reduce future operating expenses compared to what those expenses would have been under the formerly "externally managed and advised" arrangements. The net effect of these savings on earnings per share will be partially offset by the issuance of common shares to effect the transaction as described below.

     Pursuant to this conversion, the company agreed to issue 1,400,000 common shares, with 700,000 shares issued in October 1996 and 700,000 shares to be issued by September 30, 1997, and paid approximately $1,913,000 to the various entities for several assets and various contracts. This transaction was accounted for as the termination of management contracts and resulted in a one-time expense of $16,526,012. The remaining amounts paid relate primarily to fixed assets acquired, net of imputed interest. This expense was the primary factor in the company's net loss of $4,169,849 ($.21 per share) for 1996 versus net income of $5,229,715 ($.64 per share) in 1995 (See Note 6 to the financial statements).

     INCOME AND OCCUPANCY The results of the company's property operations for the year ended December 31, 1996 include the results of operations from the 19 properties acquired before 1996 and from the 21 properties acquired in 1996 from their respective acquisition dates. Accordingly, the company portfolio consisted of 40 properties at December 31, 1996. Further, the company has acquired two additional properties in January 1997 (See Liquidity and Capital Resources). The increased rental income and operating expenses for the year ended December 31, 1996, over the year ended December 31, 1995, is primarily due to a full year of operation in 1996 of the 1995 acquisitions as well as the incremental effect of the 1996 acquisitions.

     Substantially all of the company's revenue is from the rental operation of its apartment communities. Rental income increased to $40,352,955 (148%) in 1996 from $16,300,821 in 1995 due to the factors described above. Rental income is expected to increase from the impact of planned improvements which are being made in an effort to improve the properties' marketability, economic occupancies and rental rates.

       Cornerstone Realty Income Trust          20          Annual Report

     Overall average economic occupancy was 91% in 1996 and 92% in 1995. Average rental rates for the portfolio increased to $520 (9%) in 1996 from $479 in 1995. This increase is due to a combination of increased rental rates from new leases and property renovation and the acquisition of properties with higher average rental rates. The properties acquired prior to 1996 had an average economic occupancy of 90% during 1996 and 92% during 1995. The decrease in occupancy is partially due to the high volume of property acquisitions in 1996 and 1995 and the effects of repositioning and renovation activities taking place at the recently acquired properties.

     COMPARABLE PROPERTY RESULTS On a comparative basis, the nine properties owned during all of 1996 and 1995 provided rental and operating income of $12,546,624 and $7,082,130, respectively, in 1996 and $11,644,096 and $6,226,341 in 1995. This represents an increase from 1995 to 1996 of 7.9% and 13.7%, respectively. The conversion to "self-management" took place in October 1996. Therefore, the actual results for property operations contained a full year of management expense in 1995 and a partial year of expense in 1996. In order to make a meaningful comparison of operating income for these properties between 1995 and 1996, property management expenses need to be eliminated from both years. This adjustment allows for a comparison on a "self-administered" and "self-managed" basis. As adjusted, the properties provided operating income of $7,537,707 in 1996 and $6,928,227 in 1995. This represents an operating increase of 8.8%. The eliminated expenses included property management fees of $535,471 in 1995 and $414,505 in 1996. In addition, expenses related to the property management contracts of $148,322 in 1995 and $41,072 in 1996 were eliminated.

     EXPENSES Total property expenses, excluding management contract termination, increased to $26,860,354 (144%) in 1996 from $11,005,558 in 1995, due largely to the increase in the number of apartments. The operating expense ratio (the ratio of operating expenses, excluding depreciation and amortization, to rental income) was 43% in 1996 and 46% in 1995. The decline in the operating expense ratio is attributable to increasing economies of scale based on the company's growing portfolio of properties and the elimination of property management and advisory fees in the fourth quarter of 1996.

     General and administrative expenses totaled 3.7% of revenues in both 1996 and 1995. These expenses represent the administrative expenses of the company as distinguished from the operations of the company's properties. In 1996, the company has continued to expand its internal administrative infrastructure to keep pace with its rapid growth.


     Depreciation of real estate increased to $8,068,063 in 1996 from $2,788,818 in 1995, and is directly attributable to the acquisition of additional apartment communities in 1995 and 1996.

     INTEREST INCOME AND EXPENSE The company's other source of income is from the investment of its cash and cash reserves. Interest income was $287,344 in 1996 and $226,555 in 1995. The company incurred $1,272,530 and $292,103 of interest expense in 1996 and 1995, respectively, associated with short-term borrowings under its line of credit. This is a result of the increased use of its line of credit to fund acquisitions. The weighted average interest rate on the line of credit during 1996 was 7.2% compared to 7.8% in 1995.


     CHANGES IN ACCOUNTING POLICIES During the first quarter of 1996, the company adopted the provisions of FASB No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of this statement did not have an impact on the company's financial statements (See
Note 1 to the financial statements).

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO DECEMBER 31, 1994

     INCOME AND OCCUPANCY The company had increased rental income, expenses and net income in 1995 and 1994 due to the full year of operations from the properties acquired in 1994 and 1993, respectively, as well as the effect of the 1995 and 1994 acquisitions from their respective acquisition dates.

     Rental income in 1995 increased to $16,300,821 (100%), from $8,177,576 in
1994, due to the factors described above. The properties had an average economic occupancy of 92% during 1995 and 90% in 1994. On a comparative basis, the five properties owned during all of 1995 and 1994 provided rental and operating income of $6,681,121 and $3,567,290, respectively, in 1995; and $6,175,925 and
$3,202,454 in 1994. This represents an increase from 1994 to 1995 of 8% and 11%, respectively.

     The 10 properties acquired in 1995 had an average economic occupancy of 93% during 1995. The nine

    Cornerstone Realty Income Trust          21           Annual Report 1996
properties acquired prior to 1995 had an average economic occupancy of 91% in 1995.

     Overall, average rental rates for the portfolio increased from $450 per month in 1994 to $479 (6%) in 1995. This increase was due to a combination of increased rental rates from new leases and property renovation and the acquisition of properties with higher average rental rates.

     EXPENSES Total property expenses increased to $11,005,558 (86%) in 1995 from $5,901,759 in 1994 due largely to the increased number of apartments. The operating expense ratio (the ratio of operating expenses to rental income) was 46% in 1995 and 48% for 1994. General and administrative expenses totaled 3.7% of revenues in 1995 and 8.8% in 1994. This decrease in percentage is attributed to efficiency achieved through economies of scale.

     INTEREST INCOME AND EXPENSE Interest income was $226,555 in 1995 and $110,486 in 1994. The company incurred $292,103 of interest expense in 1995 associated with short-term borrowings under its line of credit. The company did not borrow any funds and, thus, had no interest expense in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     EQUITY There was a significant change in the company's liquidity during the year ended December 31, 1996 as the company continued to grow. During 1996, the company sold 14,687,178 shares of its common stock to investors bringing the total number of shares outstanding to 28,141,509. The total gross proceeds from the shares sold in 1996 was $161,558,958, which netted $144,798,035 to the company after the payment of brokerage fees and other offering-related costs. This increased the total gross common equity raised by the company from $138,434,847 at December 31, 1995 to approximately $300 million at December 31, 1996.

     Using proceeds from the sale of common shares and supplemented by short-term borrowings when necessary, the company acquired 4,645 apartment units in 21 residential rental communities during 1996. These acquisitions brought the total number of residential rental communities to 40 and the total apartment units owned at year-end to 9,033.

     NOTES PAYABLE The company intends to acquire additional properties and may seek to fund these acquisitions through a combination of equity offerings and unsecured corporate debt. To meet this objective, the company secured an $85 million unsecured line of credit with First Union National Bank of Virginia. The line expires in March 1997, but is renewable annually by mutual agreement between the company and the bank. The line bears interest at the 30-day LIBOR rate plus 160 basis points. The company has received a commitment to increase the line to $100 million on substantially the same terms. The renewed line will be provided through a syndicate of several banks, headed by First Union National Bank of Virginia, and is expected to close in the first quarter of 1997 with a maturity approximately one year from the closing date. The company anticipates curtailing the line of credit with the proceeds of future offerings of common shares.

     At year-end, the company had an outstanding balance of $49,903,000 on the line of credit. In addition, the company carried a $5.5 million unsecured debenture bearing an effective interest rate of 6.65% per annum. This debt is to a private lender and is due in June 1999.

     In January 1997, the company acquired The Arbors at Windsor Lake, a 228-unit apartment community located in Columbia, South Carolina, for $10,875,000; and Westchase, a 352-unit apartment community located in Charleston, South Carolina, for $11 million. The company used its unsecured line of credit to effect these acquisitions. Upon completion of the renewal of the unsecured line of credit, the company will have approximately $25 million of currently available borrowing capacity for future acquisitions.


     CAPITAL REQUIREMENTS The company has an ongoing capital expenditure commitment to fund its renovation program for recently acquired properties. In addition, the company expects to acquire new properties during the year. The company anticipates that it will continue to operate as it did in 1996 and fund these cash needs from a variety of sources including equity, cash reserves and debt provided by its line of credit.

     The company continues to renovate its properties. In connection with these renovations, the company capitalized improvements of $19,048,039 in 1996. Approximately $8 million of additional capital improvements are budgeted for 1997 on the existing property portfolio which are expected to be funded through cash reserves and dividend reinvestment. The company has short-term cash flow needs in order to conduct the operation of its properties. Historically

      Cornerstone Realty Income Trust          22           Annual Report
the rental income generated from the properties has supplied ample cash to provide for the payment of these operating expenses and the payment of distributions.

     The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the company has no provision for taxes and thus there is no effect on the company's liquidity.

     Capital resources are expected to grow with the future sale of its shares and from cash flow from operations. Approximately 60% of all 1996 distributions were reinvested in additional common shares. In general, the company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 1997.

     APPLE RESIDENTIAL INCOME TRUST   Apple Residential Income Trust, Inc. was
organized by Mr. Knight late in 1996 for the purpose of acquiring apartment communities in Texas. It commenced operations in January 1997. The company owns all of the preferred stock in the companies that provide advisory and property management services to Apple, and expects to receive economic benefits from the investment. In addition, the company has a right to purchase up to 9.8% of the common shares of Apple outstanding from time to time and has a right of first refusal to acquire the assets and business of Apple.

IMPACT OF INFLATION

     The company does not believe that inflation had any significant impact on its operation of the company in 1996. Future inflation, if any, would likely cause increased operating expenses, but the company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the company's properties over time, as rental rates and replacement costs increase.

Independent Auditors' Report

The Board of Directors and Shareholders
Cornerstone Realty Income Trust, Inc.

     We have audited the accompanying balance sheets of Cornerstone Realty Income Trust, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Realty Income Trust, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in 1996 the company changed its method of accounting for impairment of long-lived assets and long-lived assets held for disposition.

                                                      /s/ Ernst & Young LLP

Richmond, Virginia
January 24, 1997

       Cornerstone Realty Income Trust          23          Annual Report

Balance Sheets

As of December 31,                                                                                  1996                    1995
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS

Investment in rental property
    Land                                                                                   $     46,980,280       $    19,852,544
    Building                                                                                    250,705,667            96,862,036
    Property improvements                                                                        26,640,085            10,627,687
    Furniture and fixtures                                                                        5,389,821             2,354,180
                                                                                        -----------------------------------------

                                                                                                329,715,853           129,696,447
    Less accumulated depreciation                                                               (12,323,037)           (4,254,974)
                                                                                        -----------------------------------------


                                                                                                317,392,816           125,441,473

Cash and cash equivalents                                                                         3,182,651             7,073,147
Prepaid expenses                                                                                    557,544               167,152
Other assets                                                                                      1,737,563               499,260
                                                                                        -----------------------------------------

                                                                                                  5,477,758             7,739,559
                                                                                        -----------------------------------------

Total Assets                                                                               $    322,870,574       $   133,181,032
                                                                                        =========================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Notes payable                                                                              $     55,403,000       $     8,300,000
Accrued payable--related party                                                                    7,297,093                    --
Accounts payable                                                                                  2,087,673               555,691
Accrued expenses                                                                                  1,366,853             1,257,231
Rents received in advance                                                                           491,928               129,648
Tenant security deposits                                                                          1,654,322               784,042
                                                                                        -----------------------------------------

                                                                                                 68,300,869            11,026,612

Shareholders' Equity
Common stock, no par value, authorized 50,000,000
    shares; issued and outstanding 28,141,509 shares
    and 12,754,331 shares, respectively                                                         276,269,539           123,771,504
Deferred compensation                                                                               (55,000)              (77,000)
Distributions greater than net income                                                           (21,644,834)           (1,540,084)
                                                                                        -----------------------------------------

                                                                                                254,569,705           122,154,420
                                                                                        -----------------------------------------

Total Liabilities and Shareholders' Equity                                                 $    322,870,574       $   133,181,032
                                                                                        =========================================


See accompanying notes to financial statements.

    Cornerstone Realty Income Trust          24          Annual Report 1996

Statements of Operations

Years Ended December 31,                                                       1996                  1995                   1994
--------------------------------------------------------------------------------------------------------------------------------
REVENUE

Rental income                                                        $   40,352,955        $   16,300,821          $   8,177,576
EXPENSES

    Utilities                                                             3,870,541             1,773,648                973,598
    Repairs and maintenance                                               4,203,180             2,042,819                971,376
    Taxes and insurance                                                   3,275,422             1,201,812                644,239
    Property management fee                                               1,243,215               896,521                455,650
    Property management                                                     741,257               181,166                 94,455
    Advertising                                                           1,126,295               378,089                189,111
    General and administrative                                            1,495,528               609,969                717,049
    Amortization and other depreciation                                      47,133                30,564                 30,628
    Depreciation of real estate                                           8,068,063             2,788,818              1,210,818
    Other operating expenses                                              2,638,183             1,020,242                566,228
    Other                                                                   151,537                81,910                 48,607
    Management contract termination                                      16,526,012                   --                      --
                                                                  --------------------------------------------------------------

Total expenses                                                           43,386,366            11,005,558              5,901,759
                                                                  --------------------------------------------------------------

Income (loss) before interest income (expense)                           (3,033,411)            5,295,263              2,275,817
Interest income                                                             287,344               226,555                110,486
Interest expense                                                         (1,423,782)             (292,103)                    --
                                                                  --------------------------------------------------------------

Net income (loss)                                                    $   (4,169,849)       $    5,229,715          $   2,386,303
                                                                  ==============================================================

Net income (loss) per share                                          $        (0.21)       $         0.64          $        0.60
                                                                  ==============================================================

Cash distributions per share                                         $          .99        $          .96          $         .89
                                                                  ==============================================================

Weighted average number of shares outstanding                            20,210,432             8,176,803              4,000,558
                                                                  ==============================================================

See accompanying notes to financial statements.

    Cornerstone Realty Income Trust          25          Annual Report 1996

Statements of Shareholders' Equity

                                                                                                     Distributions
                                                                Common Stock                           (Greater)          Total
                                                       ----------------------------
                                                          Number                       Deferred        Less than      Shareholders'
                                                         of Shares       Amount      Compensation     Net Income         Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                              2,995,210   $  27,953,693   $       --   $      137,219   $   28,090,912

Net proceeds from the sale of shares                      2,294,773      22,223,000           --               --       22,223,000
Net income                                                       --              --           --        2,386,303        2,386,303
Shares issued to Cornerstone Realty Advisors, Inc.           40,000         440,000           --               --          440,000
Cash distributions declared and paid to
    shareholders ($.8855 per share)                              --              --           --       (2,977,136)      (2,977,136)
Shares issued through reinvestment of dividends             128,665       1,273,784           --               --        1,273,784
                                                       ---------------------------------------------------------------------------

Balance at December 31, 1994                              5,458,648      51,890,477           --         (453,614)      51,436,863

Net proceeds from the sale of shares                      6,930,567      68,255,383           --               --       68,255,383
Net income                                                       --              --           --        5,229,715        5,229,715
Cash distributions declared and paid to
    shareholders ($.9575 per share)                              --              --           --       (6,316,185)      (6,316,185)
Restricted stock grants                                      10,000         110,000     (110,000)              --               --
Amortization of deferred compensation                            --              --       33,000               --           33,000
Shares issued through reinvestment of dividends             355,116       3,515,644           --               --        3,515,644
                                                       ---------------------------------------------------------------------------

Balance at December 31, 1995                             12,754,331     123,771,504      (77,000)      (1,540,084)     122,154,420

Net proceeds from the sale of shares                     13,816,973     136,183,048           --               --      136,183,048
Net loss                                                         --              --           --       (4,169,849)      (4,169,849)
Cash distributions declared and paid to
    shareholders ($.9930 per share)                              --              --           --      (15,934,901)     (15,934,901)
Shares issued in connection with
    management contract termination                         700,000       7,700,000           --               --        7,700,000
Amortization of deferred compensation                            --              --       22,000               --           22,000
Shares issued through reinvestment of dividends             870,205       8,614,987           --               --        8,614,987
                                                       ---------------------------------------------------------------------------

Balance at December 31, 1996                             28,141,509   $ 276,269,539    $ (55,000)  $  (21,644,834)  $  254,569,705
                                                       ===========================================================================

See accompanying notes to financial statements.

    Cornerstone Realty Income Trust           26          Annual Report 1996

Statements of Cash Flows

Years Ended December 31,                                                      1996                  1995                   1994
-------------------------------------------------------------------------------------------------------------------------------
FROM OPERATING ACTIVITIES

    Net income (loss)                                               $   (4,169,849)       $    5,229,715        $     2,386,303
    Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
      Depreciation and amortization                                      8,115,196             2,819,382              1,241,446
      Amortization of deferred compensation                                 22,000                33,000                     --
      Advisor fee                                                               --                    --                440,000
      Management contract termination                                   14,997,093                    --                     --
      Changes in operating assets and liabilities:
         Prepaid expenses                                                 (390,392)              (63,594)               (39,377)
         Other assets                                                   (1,285,436)             (305,072)               (23,206)
         Accounts payable                                                1,531,982               342,293                 42,025
         Accrued expenses                                                  109,622             1,026,414               (387,720)
         Rents received in advance                                         362,280                63,511                (55,156)
         Tenant security deposits                                          870,280               473,307                113,771
                                                                ---------------------------------------------------------------

         Net cash provided by operating activities                      20,162,776             9,618,956              3,718,086

FROM INVESTING ACTIVITIES

      Acquisitions of rental property, net of debt assumed            (175,471,367)          (68,482,525)           (22,494,000)
      Capital improvements                                             (19,048,039)           (7,106,564)            (6,063,568)
                                                                ---------------------------------------------------------------

         Net cash used in investing activities                        (194,519,406)          (75,589,089)           (28,557,568)

FROM FINANCING ACTIVITIES

    Proceeds from short-term borrowings                                135,653,144            38,300,000              5,000,000
    Repayments of short-term borrowings                                (94,050,144)          (35,000,000)                    --
    Net proceeds from issuance of shares                               144,798,035            71,771,027             23,496,784
    Cash distributions paid to shareholders                            (15,934,901)           (6,316,185)            (2,977,136)
                                                                ---------------------------------------------------------------

         Net cash provided by financing activities                     170,466,134            68,754,842             25,519,648

         Increase (decrease) in cash and cash equivalents               (3,890,496)            2,784,709                680,166

Cash and cash equivalents, beginning of year                             7,073,147             4,288,438              3,608,272
                                                                ---------------------------------------------------------------

Cash and cash equivalents, end of year                           $       3,182,651       $     7,073,147        $     4,288,438
                                                                ===============================================================

See accompanying notes to financial statements.

     Cornerstone Realty Income Test          27          Annual Report 1996

Notes to Financial Statements

NOTE 1  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
Cornerstone Realty Income Trust, Inc. (the "company"), a Virginia corporation, is an owner-operator of residential apartment communities in the mid-Atlantic and southeastern regions of the United States.

CASH AND CASH EQUIVALENTS
Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value.

INVESTMENT IN RENTAL PROPERTY
The company adopted FASB Statement No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the first quarter of 1996. The company records impairment losses on rental property used in the operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value and its carrying value. There was no effect on the company's financial statements in 1996 as a result of the adoption.

   The investment in rental property is recorded at the lower of depreciated cost or fair value and includes real estate brokerage commissions paid to Cornerstone Realty Group, a related party, for purchases prior to October 1, 1996 (See Note 6).

   Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27.5 years for buildings and major improvements and a range from five to seven years for furniture and fixtures.

INCOME RECOGNITION
Rental, interest and other income are recorded on an accrual basis. The company's properties are leased under operating leases that, typically, have terms that do not exceed one year.

USE OF ESTIMATES
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

STOCK INCENTIVE PLANS
The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. As discussed in Note 5, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires use of option valuation models that were developed for use in valuing employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ADVERTISING COSTS
Costs incurred for the production and distribution of advertising are expensed as incurred.

INCOME PER SHARE
Net income per share is computed based upon the weighted average number of shares outstanding during the year. Potentially dilutive securities are not included since their inclusion would not materially dilute net income per share.

FEDERAL INCOME TAXES
The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a real estate investment trust which complies with the provisions of the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal income taxes on its distributed income. Accordingly, no provision has been made for federal income taxes.

   For income tax purposes, distributions paid to shareholders consist of ordinary income and return of capital or a combination thereof. Distributions per share were 99.30, 95.75, and 88.55 cents in the years ended December 31, 1996, 1995 and 1994, respectively. In 1996, of the total distribution, 86.4% was taxable as ordinary income and 13.6% was a non-taxable return of capital. In 1995, of the total distribution, 83% was taxable as ordinary income and 17% was a non-taxable return of capital. In 1994, 79% was taxable as ordinary income and 21% was a non-taxable return of capital.

RECLASSIFICATIONS
Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.


      Cornerstone Realty Income Trust          28            Annual Report

Notes to Financial Statements
NOTE 2  INVESTMENT IN RENTAL PROPERTY

The following is a summary of rental property owned at December 31, 1996.

                                   Initial           Carrying          Accumulated    Date
Description                    Acquisition Cost        Cost*          Depreciation    Acquired
---------------------------------------------------------------------------------------------------------------------------
The Hollows                  $    4,200,000     $    5,438,995     $     577,553      June 1993
Polo Club                         4,300,000          6,664,656           982,336      June 1993
Mayflower Seaside                 7,634,144          9,346,121           817,276      October 1993
County Green                      3,800,000          5,132,182           542,906      December 1993
Stone Ridge                       3,325,000          5,460,698           637,308      December 1993
Wimbledon Chase                   3,300,000          5,268,408           531,217      February 1994
Harbour Club                      5,250,000          5,860,766           468,719      May 1994
Chase Mooring                     3,594,000          4,973,568           401,020      August 1994
The Trestles                     10,350,000         11,234,689           720,874      December 1994
Wind Lake                         8,760,000          9,588,220           542,372      April 1995
Magnolia Run                      5,500,000          6,555,252           360,380      June 1995
Breckinridge                      5,600,000          6,465,850           283,408      June 1995
Bay Watch Pointe                  3,372,525          4,728,003           215,196      July 1995
Hanover Landing                   5,725,000          7,008,174           297,335      August 1995
Mill Creek                        8,550,000          9,136,406           372,584      September 1995
Glen Eagles                       7,300,000          7,829,058           332,935      October 1995
Sailboat Bay                      9,100,000         12,612,632           410,372      November 1995
Tradewinds                       10,200,000         10,744,903           425,641      November 1995
Osprey Landing                    4,375,000          6,002,617           221,985      November 1995
The Meadows                       6,200,000          6,921,730           245,086      January 1996
West Eagle Greens                 4,020,000          5,326,476           139,525      March 1996
Ashley Park                      12,205,000         12,745,351           362,659      March 1996
Arbor Trace                       5,000,000          5,641,816           134,044      March 1996
Bridgetown Bay                    5,025,000          5,482,705           132,870      April 1996
Trophy Chase                      3,710,000          5,058,276           107,038      April 1996
Beacon Hill                      13,579,203         14,140,526           268,969      May 1996
Meadow Creek                     11,100,000         11,710,655           255,529      May 1996
Summerwalk                        5,660,000          6,448,175           114,247      May 1996
The Landing                       8,345,000          9,145,124           191,297      May 1996
Trolley Square East               6,000,000          6,452,907           147,530      June 1996
Savannah West                     9,843,620         10,958,218           183,735      July 1996
Paces Glen                        7,425,000          7,711,013            99,625      July 1996
Signature Place                   5,462,948          5,908,018            81,704      August 1996
Hampton Glen                     11,599,931         11,983,485           159,883      August 1996
Heatherwood                      10,205,457         10,321,457            94,473      September 1996
Highland Hills                   12,100,000         12,697,339           146,089      September 1996
Parkside at Woodlake             14,663,886         14,692,805           152,478      September 1996
Greenbrier                       11,099,525         11,216,833            92,571      October 1996
Deerfield                        10,675,000         10,755,978            62,656      November 1996
Trolley Square West               4,242,575          4,345,768             9,612      December 1996
---------------------------------------------------------------------------------------------------------------------------
                               $292,397,814       $329,715,853       $12,323,037
===========================================================================================================================

* Includes real estate commissions, closing costs and improvements capitalized since the date of acquisition.

   On January 13, 1997, effective January 1, 1997, the company acquired The Arbors at Windsor Lake, a 228-unit apartment community located in Columbia, South Carolina, for $10,875,000. On January 15, 1997, the company acquired Westchase, a 352-unit apartment community located in Charleston, South Carolina, for $11 million.

      Cornerstone Realty Income Trust           29          Annual Report

Notes to Financial Statements


   The following is a reconciliation of the carrying amount of real estate owned:

                                                          1996                   1995                   1994
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1                              $129,696,447           $ 54,107,358             $25,549,790
Real estate purchased                              180,971,367             68,482,525              22,494,000
Improvements                                        19,048,039              7,106,564               6,063,568
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31                            $329,715,853           $129,696,447             $54,107,358
===========================================================================================================================

The following is a reconciliation of accumulated depreciation:

                                                          1996                   1995                    1994
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1                            $    4,254,974         $    1,466,156            $    255,338
Depreciation expense                                 8,068,063              2,788,818               1,210,818
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31                           $  12,323,037         $    4,254,974            $  1,466,156
===========================================================================================================================

----------------------------------------------------------------------------
NOTE 3     NOTES PAYABLE

In March 1996, the company renewed its agreement with a commercial bank and increased its unsecured revolving line of credit to $50 million. The line of credit expires in March 1997, but is renewable annually by mutual agreement between the company and bank. On January 1, 1997, the company increased its unsecured line of credit to $85 million. This agreement allows the company to finance a portion of the purchase price of property acquisitions. Borrowings under the current agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 160 basis points. At December 31, 1996, borrowings under the agreement were $49,903,000. The weighted average interest rate incurred under the line of credit was 7.2% in 1996 and 7.8% in 1995.
   On June 25, 1996, in connection with the acquisition of rental property, an unsecured note was executed by the company in the amount of $5.5 million. The note bears an effective interest rate of 6.65% per annum. Annual interest payments are due on January 1, 1997, 1998, and 1999, and the principal balance is due on June 1, 1999 if not prepaid. The note is prepayable at any time, without penalty.
   In October 1995, the company purchased Glen Eagles Apartments for $7.3 million with $5 million in proceeds from the offering. At the request of the seller, an unsecured non-interest-bearing note was executed for the remaining amount of $2.3 million. The balance of the note was paid in full in January 1996 through the sale of additional shares.
   The fair market value of the borrowings approximate the recorded amounts. No interest was capitalized in 1996, 1995 or 1994. Interest paid was $1,075,360, $227,478 and $0, for 1996, 1995, and 1994, respectively.

---------------------------------------------------------------------------
NOTE 4     COMMON STOCK

The company raised capital through a series of continuous offerings of shares during 1996, 1995 and 1994. The company received gross proceeds of $161,558,958, $80,142,516 and $26,657,818 from the sale of 14,687,178 shares at $11 per share;
7,285,683 shares at $11 per share; and 2,423,438 shares (at $11 per share) including shares sold through the reinvestment of distributions for the years ended December 31, 1996, 1995 and 1994, respectively. The underwriter received selling commissions and a marketing expense allowance equal to 7.5% and 2.5%, respectively, of the gross proceeds of shares sold. During 1996, 1995 and 1994, the underwriter earned $16,159,634, $8,014,252 and $2,663,032, respectively. The net proceeds of the offering, after deducting selling commissions and other offering expenses, were $144,798,035 in 1996, $71,771,027 in 1995 and
$23,496,786 in 1994.
   The company provides a plan which allows shareholders to reinvest distributions in the purchase of additional shares of the company. Of the total proceeds raised from common shares during the years ended December 31, 1996, 1995 and 1994, $9,572,255, $3,904,325 and $1,415,328, respectively, were provided through the reinvestment of distributions.


    Cornerstone Realty Income Trust          30          Annual Report 1996

-------------------------------------------------------------------------------
Notes to Financial Statements

NOTE 5     STOCK INCENTIVE PLANS

Based on the outstanding shares under the 1992 Incentive Option Plan, as amended, a maximum of 1,237,470 options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Also under the Directors Plan, as amended, a maximum of 533,547 options could be granted to the directors of the company.
     In 1996, the company granted 41,289 options to purchase shares under the Directors Plan and 37,000 options under the Incentive Plan.
     Both of the plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, options become exercisable at the date of grant. Generally the optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. Activity in the company's share option plans during the three years ended December 31, 1996 is summarized in the following table:

                                                    1996                    1995                   1994
---------------------------------------------------------------------------------------------------------------------------
                                                  Weighted-Average       Weighted-Average        Weighted-Average
                                           Options Exercise Price  Options Exercise Price  Options Exercise Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year           292,962       $10.99     250,954      $10.98      5,243      $10.28
Granted                                   78,289        11.00      42,008       11.00    245,711       11.00
Exercised                                     --           --          --          --         --          --
Forfeited                                     --           --          --          --         --          --
---------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year                 371,251       $10.99     292,962      $10.99    250,954      $10.98
===========================================================================================================================
Exercisable at end of year               371,251       $10.99     292,962      $10.99    250,954      $10.98
===========================================================================================================================
Weighted-average fair value of
options granted during the year                      $    .69                $    .60                    N/A
---------------------------------------------------------------------------------------------------------------------------


Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.4% and 6.9%; a dividend yield of 7.0% for 1995 and 1996; volatility factors of the expected market price of the company's common stock of .122 for 1995 and 1996; and a weighted-average expected life of the option of 10 years.
     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
     For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As the options are immediately exercisable, the full impact of the pro forma is disclosed below.

                                 1996         1995
------------------------------------------------------------------------------
Pro forma  FASB 123
   net income (loss)      $(4,223,868) $  5,204,510
As reported net
   income (loss)          $(4,169,849)    5,229,715
Pro forma FASB 123
   earnings per share
   (loss)                 $       .21) $        .64
As reported net income
   per share (loss)       $      (.21) $        .64


    Cornerstone Realty Income Trust          31           Annual Report 1996

Notes to Financial Statements
------------------------------------------------------------------------------
NOTE 6     RELATED-PARTY TRANSACTIONS

Prior to September 30, 1996, the company operated as an "externally advised" and "externally managed" REIT. Cornerstone Advisors, Inc. served as the advisor, Cornerstone Management Group, Inc. served as the property manager, and acquisition services were provided by Cornerstone Realty Group, Inc. Glade M. Knight, Chairman and Chief Executive Officer of the company, held all of the stock of Cornerstone Advisors, Inc., Cornerstone Management Group, Inc. and Cornerstone Realty Group, Inc. (collectively, the "External Companies"). By agreement, Mr. Knight held part of the stock of the External Companies for the account and interest of Stanley J. Olander, Jr., Chief Financial Officer of the company, and Debra A. Jones, Chief Operating Officer of the company.
   As of October 1, 1996, the company entered into a series of related-party transactions with the External Companies, the effect of which was to convert the company into a "self-administered" and "self-managed" REIT. The transactions were unanimously approved by the independent members of the Board of Directors.
   To effect the transaction, the company agreed to issue 1.4 million shares to Cornerstone Management Group, Inc. in exchange for the assignment of all of its rights and interest in, to and under, its management agreements with the company. On October 1, 1996, the company issued 700,000 shares. The balance of such shares will be issued on September 30, 1997, and are disclosed on the balance sheet as "accrued payable-related party" in the amount of $7,162,791 plus accrued, imputed interest of $134,302. The combined $14,997,093 is treated as a non-cash item on the Statement of Cash Flows. No distributions are payable with respect to the shares to be issued in 1997 until they are issued. The consideration for the transaction totaled approximately $15.4 million based upon the agreed-upon fair market value of $11 per share of the company's common stock. In addition, on October 1, 1996 the company paid to Cornerstone Realty Group, Inc. and Cornerstone Advisors, Inc. $1,325,000 in exchange for the assignment by them of all of their rights and interests in, to and under, their property acquisition agreement and advisory agreement with the company. Immediately following the assignment by each of the External Companies of its rights and interest in, to and under, its respective agreements with the company, the company terminated each such agreement. The consideration for all of the above transactions, plus related transaction costs, was accounted for as a termination of the management administration contracts.
   Also on October 1, 1996, the company paid to Cornerstone Realty Group, Inc. $100,000 and paid to Glade Knight $350,000 for the personal property and building, respectively, located at 306 E. Main Street, Richmond, Virginia, which serves as the principal executive office of the company. The company also paid approximately $138,000 to certain lenders, representing the balance owed on certain automobile loans, in exchange for the conveyance by Cornerstone Realty Group, Inc., to the company of such automobiles.
   Prior to the October 1, 1996 transaction, Cornerstone Advisors, Inc. (The "Advisor") was the advisor to the company and provided its day-to-day management. The Advisor earned a quarterly fee not to exceed .25% of the company's assets, based on the company's financial performance as defined in the agreement with the Advisor.
   During 1994, the company terminated its former advisory arrangement with Cornerstone Realty Advisors, Inc. (the "Old Advisor"). Under the former arrangement, the fee for management services was 1% of the company's assets, as defined in the agreement. In August 1994, the company purchased the assets of the Old Advisor in exchange for 40,000 of the company's shares, with a market value of $440,000, which were distributed to the beneficial owners of the Old Advisor, all of whom were either directors and/or officers of affiliates of the company. The $440,000 market value of the shares issued was expensed in 1994.
   As properties were acquired, the company paid real estate commissions of 2% of the purchase prices of properties to Cornerstone Realty Group. In addition the company entered into agreements with Cornerstone Management Group, Inc. (the "Management Company") to manage the properties. The Management Company earned a management fee equal to 5% of rental income and was entitled to be reimbursed for certain expenses.
   The following table is a summary of payments made by the company during the years ended December 31, 1996, 1995 and 1994 per the terms of the various contracts with the External Companies:

                    1996           1995          1994
-------------------------------------------------------
Cornerstone
Management
Group         $1,243,215    $ 2,686,204   $ 1,445,816

Cornerstone
Realty
Group, Inc.    1,957,624      1,302,550       349,980

Cornerstone
Advisors, Inc.   295,759        219,930             0

     Cornerstone Realty Income Trust          32         Annual Report 1996

Notes to Financial Statements

   APPLE RESIDENTIAL INCOME TRUST   Apple was organized by Mr. Knight late in
1996 for the purpose of acquiring apartment communities in Texas. It commenced operations in January 1997. The company owns all of the preferred stock in the companies that provide advisory and property management services to Apple, and expects to receive economic benefits from the investment. In addition, the company has a right to purchase up to 9.8% of the common shares of Apple outstanding from time to time and has a right of first refusal to acquire the assets and business of Apple.

-------------------------------------------------------------------------------
NOTE 7     QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for the years ended December 31, 1996 and 1995:

                                    First                  Second               Third           Fourth
1996                              Quarter                 Quarter             Quarter         Quarter
---------------------------------------------------------------------------------------------------------------------------
Rental income                  $6,552,688              $8,666,887         $11,495,302      $13,638,078
Income (loss) before
   interest income (expense)    2,142,429               2,931,010           3,471,329      (11,578,179)
Net income (loss)               2,171,887               2,749,676           3,306,208      (12,397,620) (a)
Net income (loss) per share           .16                     .16                 .14             (.67)
Distributions per share             .2475                    .248               .2485             .249


1995
---------------------------------------------------------------------------------------------------------------------------
Rental income                  $2,745,012              $3,410,692          $4,383,403       $5,761,714
Income before
   interest income (expense)      915,752               1,027,628           1,473,164        1,878,719
Net income                        902,832               1,034,183           1,527,978        1,764,722
Net income per share                  .16                     .15                 .17              .16
Distributions per share               .23                     .24               .2425             .245

(a) Included in the 1996 operating results is $16,526,012 of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status. See Note 6 to the financial statements.

--------------------------------------------------------------------------------
NOTE 8     PRO FORMA INFORMATION (UNAUDITED)

The following unaudited pro forma information for the years ended December 31, 1996 and 1995 is presented as if (a) the company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period; and (b) the company had used proceeds from its best efforts offering to acquire the properties, for properties acquired before the completion of the offering. Properties acquired after the completion of the offering were assumed to be acquired using the company's line of credit. The pro forma information does not purport to represent what the company's results of operations would have been if such transactions, in fact, had occurred on January 1, 1995, nor does it purport to represent the results of operations for future periods.

Unaudited Pro Forma Totals           1996              1995
-----------------------------------------------------------
Rental income                   $51,430,900      $47,259,007
Net income (loss)                (2,975,417)      13,043,237
Net income (loss) per share            (.12)             .55

The pro forma information reflects adjustments for the actual rental income and rental expenses of 19 of the 1996 and all of the 1995 acquisitions for the respective periods in 1996 and 1995 prior to acquisition by the company. Net income has been adjusted as follows: (1) property management and advisory expenses have been adjusted based on the company's contractual arrangements in effect until the contracts were terminated; (2) interest expense has been reflected based on market rates at the time of acquisition available to the company for applicable properties; and (3) depreciation has been adjusted based on the company's basis in the properties.

    Cornerstone Realty Income Trust          33          Annual Report 1996

Investor Information


CORPORATE HEADQUARTERS
Cornerstone Realty Income Trust
306 East Main Street
Richmond, Virginia 23219
(804) 643-1761
(804) 782-9302 FAX

TRANSFER AGENT
First Union National Bank
Shareholder Services Group
230 South Tryon Street
Charlotte, North Carolina 23288-1153
(800) 829-8432

INDEPENDENT AUDITORS
Ernst & Young LLP
901 East Cary Street
Richmond, Virginia 23219
(804) 344-6000

COUNSEL
McGuire Woods Battle & Boothe, LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
(804) 775-1000




ANNUAL MEETING
The annual meeting of shareholders will take place on May 6, 1997 in Richmond, Virginia.

DIVIDEND REINVESTMENT PLAN
We offer shareholders the opportunity to purchase additional shares of common stock through the reinvestment of distributions. For more information please contact your investment advisor, or Corporate Services at (804) 643-1761.

10-K REPORT
For a copy of the company's Form 10-K filed with the Securities and Exchange Commission without charge, please contact Corporate Services.

CORPORATE SERVICES
For additional information about the company, please contact David McKenney, Vice President of Corporate Services, at (804) 643-1761.

    Cornerstone Realty Income Trust          34          Annual Report 1996