Form 10-K, Exhibit 13
period 1997-12-31
CORNERSTONE REALTY INCOME TRUST INC
filed 1998-03-30
CIK 854875

CORNERSTONE REALTY INCOME TRUST
                              BUILT ON PERFORMANCE

CONTENTS

 1   FINANCIAL HIGHLIGHTS

 3   LETTER TO SHAREHOLDERS

 6   BUILT ON PERFORMANCE

 7   THE PROPERTIES

20   BOARD OF DIRECTORS

21   SELECTED FINANCIAL DATA

22   MANAGEMENT'S DISCUSSION

27   INDEPENDENT AUDITORS' REPORT

28   BALANCE SHEETS

29   STATEMENTS OF OPERATIONS

30   STATEMENTS OF SHAREHOLDERS' EQUITY

31   STATEMENTS OF CASH FLOWS

32   NOTES TO FINANCIAL STATEMENTS

39   INVESTOR INFORMATION

CORPORATE PROFILE

Cornerstone Realty Income Trust, founded in 1993, is a real estate investment trust which owns and manages apartment communities in 16 distinct markets of the southeastern United States. We are a fully integrated, self-administered real estate company headquartered in Richmond, Virginia with regional offices located throughout our four-state operating territory. Our shares trade on the New York Stock Exchange under the ticker symbol TCR. Since operations began, we have provided shareholders with steadily increasing distributions.

     Our mission is to achieve growing profits and sustained corporate value for our sharehlders; provide high-quality, expertly managed rental housing for residents; and foster an enterpreneurial, results-driven environment for employees. We specialize in opportunistic acquisitions cost-effective property repositioning; and expert management to acheive the properties' highest economic potential.

     At December 31, 1997, we owned 51 apartment communities, containing 11,922 apartments, located in Virginia, North Carolina, South Carolina, and Georgia.

FINANCIAL HIGHLIGHTS

                               [GRAPHIC OMITTED]


------------------------------------------------------------------------------------------------------------------------------
                                 Years Ended December 31,                            1997               1996              1995
OPERATING RESULTS                Rental Income                             $   70,115,678      $  40,261,674   $    16,266,610
                                 Net Income (Loss)                             19,225,553         (4,169,849)        5,229,715
                                 Funds from Operations (a)                     34,792,053         20,424,226         8,018,533
                                 Distributions Declared and Paid               31,324,870         15,934,901         6,316,185


BALANCE SHEET DATA               Investment in Rental Property             $  487,575,196      $ 329,715,853    $  129,696,447
                                 Total Assets                              $  474,186,450      $ 322,870,574    $  133,181,032
                                 Shareholders' Equity                      $  315,328,252      $ 254,569,705    $  122,154,420
                                 Shares Outstanding                            35,510,327         28,141,509        12,754,331

     (a) "Funds from operations" is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). Funds from operations for years prior to 1996 have been adjusted to conform to the NAREITdefinition. The company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

TO OUR SHAREHOLDERS:

It is my great privilege to present the 1997 annual report for Cornerstone Realty Income Trust.

     This year we celebrate the strong performance on which we have built our company. Since 1993, Cornerstone has grown steadily from a new company into a publicly traded real estate investment trust with a total market capitalization exceeding $600 million.

     We have met our goals every step of the way--

          building a strong portfolio of apartment communities that stretches over 16 distinct markets in four southeastern states;

          achieving   steadily  growing  income  from  the  properties  we  own;

          generating increasing returns to our shareholders;

          and, in 1997, culminating the growth of our early years by listing shares on the New York Stock Exchange as TCR, The Cornerstone REIT.


STRONG OPERATING RESULTS

During 1997, we achieved excellent operating results from our properties. Rental income grew to $70.1 million, an increase of 74% over the previous year's $40.3 million. This dramatic increase largely reflects growth in the size of our portfolio over the past two years. Our expertise in repositioning the properties, through a sophisticated blend of renovations, marketing and management, will result in significant increases in income.

     Funds from operations (FFO) grew to $1.07 per share, a 6% increase over 1996. FFO totaled $34.8 million, up 70% from $20.4 million in 1996. This strong increase resulted from a combination of internal growth--achieving higher returns from properties we already own--and external growth through the acquisition of additional properties.

     A look at the performance of those properties owned by Cornerstone for at least two years demonstrates our success in generating steadily higher returns from our portfolio over the long term. We call this "same property" operating results, defining "same property" with reference to the core group of 19 properties we have continuously owned since the end of 1995. Net operating income from these properties increased by 7.4% in 1997.

BUILDING THE CORNERSTONE PORTFOLIO

In 1997, we continued to find excellent opportunities to acquire apartments for the Cornerstone portfolio, purchasing 13 properties for a total of 2,889 units by year's end. We significantly increased our holdings in existing markets while making inroads into a new primary market for the company, Atlanta. We continued to acquire properties within our niche--those which can enjoy significantly higher income streams by bringing them up to Cornerstone's high standards and repositioning them in the marketplace. But we also continued to diversify our portfolio with a substantial number of newer communities requiring fewer renovations.

     In Atlanta, we acquired 1,129 apartments in four properties over the course of the year. With one of the strongest economies of any major urban area in the United States, Atlanta led the nation in new-job growth during the past four years. In the last decade, this dynamic southern city increased population by 32%, created nearly a half-million new jobs, and attracted over 400 of the Fortune 500 industrial firms, and 350 of the Fortune 500 service firms.

     We targeted Atlanta because we found opportunities to acquire properties in excellent locations which could benefit from market repositioning. This is our specialty -- generating higher income from existing properties through selected renovations, strategic marketing and focused, results-oriented management. These properties may not meet our standards when we first acquire them. However, ensuing renovations and repositioning results in top-of-the-line properties in great locations. Demand for well-managed apartments remained steady in Atlanta, despite construction of new properties.

     We substantially increased our penetration in both the Raleigh and Charlotte markets during 1997. In Charlotte, we added two properties to our portfolio, bringing our total investment in this southeastern financial center at year-end to 2,291 units in nine apartment communities. In Raleigh, we acquired an additional 762 apartments in five properties. Cornerstone now owns 11 properties in the Raleigh/Durham area, a total of 2,152 units. This fastest-growing North Carolina metropolis continued to show very strong occupancy levels, the highest among our markets. Additionally, we acquired properties in Columbia and Charleston, South Carolina during the year.

     Overall, Cornerstone's markets--selected because of their strong demand for multifamily housing and potential for growth--continued to perform very well. Our six primary markets are Raleigh/ Durham, Virginia Beach, Charlotte, Richmond, Greenville and Atlanta. We also have 10 smaller markets, which include Wilmington and Asheville in North Carolina; Charleston, South Carolina; and Lynchburg, Virginia. Many of these smaller markets actually outperformed our primary markets in 1997.

A NYSE-TRADED COMPANY

On April 18, 1997, three years of growth culminated when Cornerstone's shares were listed under the symbol TCR (The Cornerstone REIT) on the New York Stock Exchange. At this historic moment, we achieved our goal to trade shares on a major stock exchange after reaching initial capitalization through the sale of approximately 28.1 million shares.

     In conjunction with trading, we completed an offering of 4.5 million shares of Cornerstone stock. Led by a distinguished team of managing underwriting firms--Alex. Brown & Sons Incorporated; Branch Cabell & Co. Inc.; Friedman, Billings, Ramsey & Co.; and Interstate Johnson Lane--the offering raised $47.25 million in net proceeds for the company. The proceeds were used to pay down the company's unsecured line of credit for the financing of property acquisitions.

     Demand for TCR shares was so high that the underwriters exercised their entire greenshoe, or over-allotment option, to purchase an additional 675,000 shares of stock. This brought approximately $6.6 million in additional net proceeds to the company.

HIGHER RETURNS FOR THE SHAREHOLDERS

During 1997, our shareholders profited from the properties' strong performance with increases in dividends and share value. Shareholder dividends increased for the fourth consecutive year, to an annual dividend rate of $1.00 per share paid on a quarterly basis.

     The value of Cornerstone's shares grew approximately 15% from their initial trading price of $10.50 per share to $12.06 per share by December 31, 1997. Combining this with growth in dividends gives a total return of 21% to the shareholders, or an annualized return of approximately 29%.

     In January, the company's Board of Directors announced an increase in per-share dividends to $.26 cents each quarter, which represents an annual yield of $1.04 per share. Based on the closing price of $12.00 per share on January 12, 1998, the new dividend, when paid, would represent an annual dividend yield of 8.67%.

     We will continue to build on the strong performance of Cornerstone Realty Income Trust, managing our portfolio with the goal of generating increasing returns for our shareholders. This internal growth, building revenues from existing properties, is our primary goal. However, excellent opportunities to acquire properties which meet our investment criteria continue to arise. It will be through a combination of internal and external growth that we seek to provide our shareholders with increasing returns in the coming years.

Sincerely,

/s/ Glade M. Knight
Glade M. Knight
Chairman of the Board

HIGHLIGHTS OF PERFORMANCE IN 1997:

CORNERSTONE SHARES BEGAN TRADING ON THE NEW YORK STOCK EXCHANGE, under the ticker symbol TCR, on April 18, 1997. This culminated three years of growth and 28.1 million shares issued under a series of best-efforts offerings by David Lerner Associates.

WE BUILT OUR PORTFOLIO TO 51 APARTMENT COMMUNITIES CONTAINING 11,922 APARTMENTS. We acquired 13 apartment communities, containing 2,889 units, for $131 million. Our assets grew over 48%.

FUNDS FROM OPERATIONS (FFO) EQUALED $1.07 PER SHARE, a six-cents-per-share increase over 1996. FFO totaled $34.8 million for 1997.

RENTAL INCOME GREW TO $70.1 MILLION, an increase of 74%.

SHAREHOLDER DIVIDENDS INCREASED FOR THE FOURTH CONSECUTIVE YEAR.
In 1997, the company had an annual dividend rate of $1.00 per share, payable quarterly.

"SAME PROPERTY" NET OPERATING INCOME (NOI) INCREASED 7.4%, demonstrating our ability to steadily build income from the existing portfolio of properties. "Same property" refers to the core group of 19 properties continuously owned by the company since January 1, 1996.

ECONOMIC OCCUPANCY OF OUR APARTMENT COMMUNITIES AVERAGED 92%.

WE INVESTED $23 MILLION IN PLANNED RENOVATIONS designed to reposition our newly acquired properties and generate higher rents.

WE SUCCESSFULLY COMPLETED AN OFFERING OF $4.5 MILLION SHARES OF TCR, RAISING $47.25 MILLION IN NET PROCEEDS, in conjunction with initial trading on the NYSE. The underwriters exercised 100% of their over-allotment option to purchase an additional 675,000 shares of common stock. This brought additional net proceeds to the company of approximately $6.6 million.

SHARE VALUE OF TCR GREW APPROXIMATELY 15% FROM THE INITIAL TRADING
PRICE of $10.50 per share in April to $12.06 per share at year-end, for a total return, including dividends, of 21% in less than nine months.

SHAREHOLDERS REINVESTED OVER $14 MILLION in the company through our dividend reinvestment plan.

WE STRENGTHENED OUR ACQUISITION CAPABILITY BY NEGOTIATING A $175 MILLION, UNSECURED LINE OF CREDIT AT A FAVORABLE RATE. This enables us to quickly take advantage of acquisition opportunities at a variable rate of 120 basis points over LIBOR. With this rate, we achieved an initial reduction of 40 basis points from our previous line of credit.

WE GENERATED $1.85 MILLION IN ADDITIONAL INCOME FROM MANAGEMENT, ADVISORY AND ACQUISITION FEES FROM APPLE RESIDENTIAL INCOME TRUST.
Structured like Cornerstone, with the same investment strategy, Apple focuses on the Dallas/Fort Worth, Texas market.

Cornerstone Realty Income Trust began trading on the New York Stock Exchange April 18, 1997.

BUILT ON PERFORMANCE

The performance of Cornerstone Realty Income Trust is rooted in our fundamental investment strategy to acquire properties and manage them to achieve the highest returns possible. This basic strategy remains unchanged.

     Our performance is fueled by a combination of opportunistic acquisitions, cost-effective property repositioning, and expert management to achieve the properties' highest potential.

     Acquisitions begin in the marketplace. Cornerstone acquires properties in four of the fastest-growing states in the United States--Virginia, North Carolina, South Carolina and Georgia. The U.S. Census Bureau predicts these states will grow by more than 7.6 million people from 1995 to 2025.

     In this four-state region, we have penetrated 16 distinct markets noted for their dynamic growth and potential for growth. They offer thriving economies and rapidly expanding manufacturing, technology, transportation and service industries. Moreover, the properties we acquire in these markets are targeted to the single largest sector of the renting public in the U.S.

     We acquire properties at well below replacement cost. Cornerstone's acquisitions average $35,000 per unit, nearly half the $60,000 replacement cost estimated in our market niche. That's because we have the ability to unearth excellent acquisition opportunities and move quickly to take advantage of them. We tend to acquire properties which, for a variety of reasons, have not performed to their potential. They may suffer from deferred maintenance, poor management, the financial distress of a previous owner, or a host of other factors.

     We are experts at repositioning properties into high performers. As soon as we acquire a property we deploy a "takeover team" of property management executives and specialists in marketing, resident retention and maintenance to the site. This group brings operating systems up to Cornerstone standards and remains at the property until a new on-site team is installed and trained.

     Meanwhile, our engineering and construction specialists go to work making cost-effective renovations designed to improve the property's marketability and generate higher rents. We may re-landscape; design new signs; build a new clubhouse; add new roofs; or paint. Rents are raised to reflect the property's enhanced value, and a sophisticated marketing program is launched to attract new residents at higher rents.

     Once a property is repositioned in its marketplace, our management experts focus on maximizing income by generating the highest rents possible, maintaining high occupancy rates, and continually seeking ways to reduce operating costs. It can be a delicate balance. That's why we provide our sites with the most advanced, high-technology systems available in property management today. It's why we hire the best people in the industry, train them well, and give them a workplace that encourages innovation and entrepreneurship.

     Which brings us back to performance. When our people perform well, so does the company. And when the company performs well, we reward our people. BECAUSE AT CORNERSTONE, PERFORMANCE IS THE STANDARD.

BRIDGETOWN BAY

Every new visitor to Bridgetown Bay passes before the striking Palladian windows fronting the rental office and clubhouse of this luxury apartment community. Sunlight filters through two-story windows into the front office where leasing agents meet with prospective residents. In the rear clubhouse, a wide-screen television and comfortable furniture await residents seeking respite from their busy lives.

     Details like tiled fireplaces, vaulted ceilings, bay windows and room-sized decks make the 120 apartments of this Charlotte community special. Residents enjoy a swimming pool, playground and their own private, lighted walkway to the retail shops of nearby East Town Market.

CHARLESTON PLACE

In the elegant clubhouse of Charleston Place, residents can relax by the fireplace and peruse a book borrowed from the community's own library. If more actively inclined, they can work out in a state-of-the-art fitness center overlooking the swimming pool. Or wander the walking trails of this beautifully landscaped, 214-unit apartment community to Char-lotte's McAlpine Greenway Park. These apartments have a custom feel, with built-in shelves, vaulted ceilings and large picture windows.

SAVANNAH WEST

In the graceful rooms of the Savannah West clubhouse, the charm of the old South blends with the comfort of the new. This elegant community of 456 apartment homes in Augusta, Georgia is located across from the famed Augusta National Golf Course, not far from the waters of the Savannah River.

PARKSIDE AT WOODLAKE

A gorgeous swimming pool is one of many luxuries afforded to residents of Parkside at Woodlake. They can also enjoy their own private putting green. Construction of this 266-unit apartment community in Durham was just completed in 1996. A city park adjacent to the property offers soccer and baseball fields, picnic areas, a jogging path, tennis courts and playground areas.

CARLYLE CLUB

Some may find it hard to distinguish the lush lawns of Carlyle Club from the beautifully manicured greens of the bordering Northwoods Country Club. This 243-unit community outside Atlanta offers stunning golf course views. Among its park-like grounds are two small lakes, two swimming pools, a tennis court and playground. Nine apartment styles provide up to 1600 square feet of space, accommodating a variety of family sizes.

PACES GLEN

Beautiful landscaping is a hallmark of Paces Glen, a community of 172 apartments in Charlotte, North Carolina. This is a place where picnics are encouraged. The 28-acre property contains a special picnic area, complete with gas grills and a gazebo. Residents can work off picnic feasts on the tennis court, or in a private fitness center where they can cycle, lift, tread and step to their heart's desire.

SUMMERWALK

Summerwalk offers suburban living in a rustic and secluded setting convenient to downtown Charlotte. Residents can fish from their own lake or hike a variety of trails through the 26-acre grounds. Amenities of the community's 160 apartments include cathedral ceilings and fireplaces. Two tennis courts and a swimming pool round out the features of this luxury apartment community.

HIGHLAND HILLS

Minutes from the intellectual hives of Research Triangle Park, the University of North Carolina and Duke University, Highland Hills is a haven among apartment communities. When not working, residents can recline among the warm, swirling waters of a Jacuzzi, soak up sun in the privacy of a tanning bed, swim laps or play tennis. The spacious grounds of Highland Hills contain 45 acres.

THE ARBORS AT WINDSOR LAKE

Extraordinary service is an ordinary affair at The Arbors at Windsor Lake. The people who live here can avail themselves of covered parking, extra storage spaces or a resident executive center with fax and copy machines. This Columbia, South Carolina community also contains a swimming pool with spa, two lighted tennis courts, a fitness center, and 228 apartments with luxuries like natural gas fireplaces, vaulted ceilings, full-sized washers and dryers, and spacious walk-in closets.

SAILBOAT BAY

The exquisite clubhouse of Sailboat Bay shares lake views with several apartment buildings on this 358-unit property in Charlotte. Since extensive renovations were com-pleted, passersby often mistake the 20-year-old community for a newly constructed one. Sailboat Bay is a gated community, offering a fitness center, a swimming pool, and courts for racquetball, tennis and volleyball.

CLARION CROSSING

Residents can picnic along a tumbling stream in tranquil woods without ever leaving the grounds of Raleigh's Clarion Crossing. Nor do they have to leave for a work-out. This community of 228 apartments offers a fully equipped fitness center, two tennis courts and a swimming pool. And should--after all this activity--a nap beckon, there is always the huge, sun-drenched deck of the clubhouse overlooking the swimming pool.

DEERFIELD

From the privacy of their screened porches, residents of Deerfield can enjoy wooded seclusion. This luxury community of 204 apartments is minutes away from central Durham, yet offers direct access to miles of beautiful trails for walking, jogging or cycling within the bordering nature preserve of Duke University. Residents can relax in the property's heated whirlpool, on the tennis courts or in the pool.

PACES ARBOR/PACES FOREST

The lushly landscaped pool areas of Paces Arbor/Paces Forest offer the choice of napping in sun or shade--on the warm wooden planks of an elevated deck or under the canopy of a poolside gazebo. Gas grills and a relaxing Jacuzzi complete the scene. These Raleigh, North Carolina apartment communities contain garden-style apartments with a choice of amenities like beautiful wooded views, fireplaces, washers, dryers and vaulted ceilings.

BOARD OF DIRECTORS

Glade M. Knight (1)                     Penelope W. Kyle (2),(3)
  Chairman of the Board of                Director, Virginia State
  Chief Executive Officer                 Lottery

S.J. Olander, Jr.                       Harry S. Taubenfeld
  Senior Vice President and               Real Estate Investor and
  Chief Financial Officer                 Partner, Zuckerbrod &
                                          Taubenfeld, Esqs.
Glenn W. Bunting, Jr. (1),(2)
  President, KB Properties, Inc.        Martin Zuckerbrod (1)
                                          Real Estate Investor and
Leselie A. Grandis (2)(3)                 Partner, Zuckerbrod &
  Partner, McGuire, Woods,                Taubenfeld, Esqs.
  Battle & Boothe LLP
                                        (1) Member, Executive Committee
                                        (2) Member Audit Committee
                                        (3) Member, Compensation Committee

SELECTED FINANCIAL DATA


As of December 31,                                       1997            1996            1995             1994            1993
---------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS

Rental Income                                  $   70,115,678   $  40,261,674   $  16,266,610    $   8,158,994  $    1,778,568
Net Income (Loss)                                  19,225,553      (4,169,849)      5,229,715        2,386,303         496,646
Distributions Declared and Paid                    31,324,870      15,934,901       6,316,185        2,977,136         359,427
---------------------------------------------------------------------------------------------------------------------------
PER SHARE

Net Income (Loss) (a)                          $          .59   $       (0.21)  $        0.64    $        0.60  $         0.30
Distributions                                  $         1.00   $        0.99   $        0.96    $        0.89  $         0.27
Distributions Representing Return of Capital               23%             14%             17%              21%             --
Weighted Average Shares Outstanding                32,617,823      20,210,432       8,176,803        4,000,558       1,662,944
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA

Investment in Rental Property                  $  487,575,196   $ 329,715,853   $ 129,696,447    $  54,107,358  $   25,549,790
Total Assets                                   $  474,186,450   $ 322,870,574   $ 133,181,032    $  57,257,950  $   29,199,079
Notes Payable                                  $  151,569,147   $  55,403,000   $   8,300,000    $   5,000,000  $           --
Shareholders' Equity                           $  315,328,252   $ 254,569,705   $ 122,154,420    $  51,436,863  $   28,090,912
Shares Outstanding                                 35,510,327      28,141,509      12,754,331        5,458,648       2,995,210
------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Cash Flows from:

  Operating Activities                         $   34,973,533   $  20,162,776   $   9,618,956    $   3,718,086  $    1,670,406
  Investing Activities                         $ (161,969,343)  $(194,519,406)  $ (75,589,089)   $ (28,557,568) $  (25,549,790)
  Financing Activities                         $  128,327,145   $ 170,466,134   $  68,754,842    $  25,519,648  $   27,487,556
Number of Properties Owned at Year-End                     51              40              19                9               5
------------------------------------------------------------------------------------------------------------------------------
FUNDS FROM OPERATIONS CALCULATION

  Net Income (Loss)                            $   19,225,553   $  (4,169,849)  $   5,229,715    $   2,386,303  $      496,646
     Depreciation of Real Estate                   15,163,593       8,068,063       2,788,818        1,210,818         255,338
     Management Contract Termination (b)              402,907      16,526,012              --               --              --
                                               -------------------------------------------------------------------------------
  Funds from Operations (c)                    $   34,792,053   $  20,424,226   $   8,018,533    $   3,597,121  $      751,984
==============================================================================================================================




(a) In 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings per Shares." All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

(b) Included in the 1997 and 1996 operating results are $402,907 and $16,526,012, respectively, of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status. See Note 6 to the consolidated financial statements.

(c) "Funds from operations" is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). Funds from operations for years prior to 1996 have been adjusted to conform to the NAREITdefinition. The company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The company operates in 10 major markets. At December 31, 1997, the company did not own more than 22% of its apartment communities in any one market. The following table summarizes the company's major apartment market information.

                       Number of                       Percent       Average        December
                       Apartment                      of Total      Economic         Monthly
Market                Communities              Cost Apartments     Occupancy     Rental Rate
----------------------------------------------------------------------------------------------
Raleigh/Durham, NC             11     $ 108,274,356         22%        93.8%            $ 660
Charlotte, NC                   9        97,118,486         20         92.2               572
Atlanta,GA                      4        55,470,782         11         89.9               673
Richmond, VA                    3        37,947,312          8         95.8               585
Virginia Beach, VA              5        37,261,274          8         93.2               604
Greenville, SC                  3        20,550,884          4         90.7               446
Augusta, GA                     2        18,557,664          4         84.8               466
Winston-Salem, NC               2        18,259,348          4         92.7               597
Wilmington, NC                  3        17,478,738          4         92.2               565
Columbia, SC                    2        16,952,243          3         91.8               572
Other                           7        59,704,109         12         93.6               533
---------------------------------------------------------------------------------------------
Total                          51     $ 487,575,196        100%        91.9%            $ 582
=============================================================================================

     The following discussion is based on the financial statements of the company as of December 31, 1997, 1996 and 1995. This information should be read in conjunction with the selected financial data and the company's consolidated financial statements included elsewhere in this annual report. The company is operated and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes.

     This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning anticipated lower expenses from the company's conversion to self-administration, anticipated improvements in financial operations from completed and planned property renovations, and expected benefits from the company's ownership of stock in Apple Residential Income Trust, Inc. (Apple) and the acquisition, advisory and property management services provided to Apple. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the company, the properties or Apple, as the case may be, adverse changes in the real estate markets and general and local economies and business conditions. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this annual report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

RESULTS OF OPERATIONS COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 TO DECEMBER 31, 1996

CONVERSION TO SELF-ADMINISTRATION

Effective October 1, 1996, the company agreed with its affiliated advisor and management companies on a series of transactions, the effect of which was to convert the company into a "self-administered" and "self-managed" REIT. The transactions were unanimously approved by the Board of Directors of the company. The conversion was approved because it is expected to reduce future operating expenses compared to what those expenses would have been under the former "externally managed and advised" arrangements. The net effect of these savings on earnings basic and diluted per share is partially offset by the issuance of common shares to effect the transaction as described below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Pursuant to this conversion, the company agreed to issue 1,400,000 common shares, with 700,000 shares issued in October 1996 and 700,000 shares issued on September 30, 1997, and paid approximately $1,913,000 to the various entities for several assets and various contracts. This transaction was accounted for as the termination of management contracts and resulted in an expense of $16,526,012 in 1996 and $402,907 in 1997. This expense was the primary factor in the company's net loss of $4,169,849 ($.21 per share) for 1996 versus net income of $19,225,553 ($.59 per share) in 1997 (See Note 6 to the consolidated financial statements).

     All earnings per share amounts presented have been restated to conform to the Financial Accounting Standards No. 128 "Earnings Per Share" (See Note 1 to the consolidated financial statements).

INCOME AND OCCUPANCY

     The  results  of the  company's  property  operations  for the  year  ended
December 31, 1997 include the results of operations from the pre-1997 acquisitions and from the 13 properties acquired in 1997 from their respective acquisition dates. The company portfolio consisted of 51 properties at December 31, 1997. The increased rental income and operating expenses for the year ended December 31, 1997, over the year ended December 31, 1996, is primarily due to a full year of operation in 1997 of the 1996 acquisitions as well as the incremental effect of the 1997 acquisitions.

     Substantially all of the company's revenue is from the rental operation of its apartment communities. Rental income increased 74% to $70,115,678 in 1997 from $40,261,674 in 1996 due to the factors described above. Rental income is expected to continue to increase from the impact of planned improvements, which are being made in an effort to improve the properties' marketability, economic occupancies and rental rates.

     Overall average economic occupancy was 92% in 1997 and 91% in 1996. Rental rates for the portfolio increased 6% to $582 on December 31, 1997 from $549 on December 31, 1996. This increase is due to a combination of increased rental rates from new leases and property renovation and the acquisition of properties with higher average rental rates. The properties acquired prior to 1997 had an average economic occupancy of 93% during 1997 and 91% during 1996.

COMPARABLE PROPERTY RESULTS

On a comparative basis, the 19 properties owned during all of 1997 and 1996 provided rental and operating income of $27,476,460 and $16,566,239, respectively, in 1997 and $25,508,627 and $14,587,654, respectively, in 1996. This represents an increase from 1996 to 1997 of 7.7% and 13.6%, respectively. The conversion to "self-administration" took place in October 1996. Therefore, the actual results for property operations contained a partial year of management fees in 1996. In order to make a meaningful comparison of operating income for these properties between 1996 and 1997, property management expense was eliminated in 1996. This adjustment allows for a comparison on a "self-administered" and "self-managed" basis. As adjusted, the properties provided operating income of $15,429,270 in 1996. This represents an operating increase of 7.4%. The eliminated expenses included property management fees and expenses of $841,616 in 1996.

EXPENSES

Total property expenses, excluding management contract termination, increased 69% to $45,111,959 in 1997 from $26,764,844 in 1996, due largely to the increase in the number of apartments. The operating expense ratio (the ratio of operating expenses, excluding depreciation and amortization, to rental income) was 40% in 1997 and 43% in 1996. The decline in the operating expense ratio is attributable to the conversion of the company to "self-administered" and "self-managed" status and increasing economies of scale based on the company's growing portfolio of properties.

     General and administrative expenses totaled 1.9% of revenues in 1997 and 3.2% in 1996. These expenses represent the administrative expenses of the company as distinguished from the operations of the company's properties. In 1997, the company has continued to expand its internal administrative infrastructure to keep pace with its growth.

     Depreciation  of  real  estate   increased  to  $15,163,593  in  1997  from
$8,068,063 in 1996, and is directly attributable to the acquisition of additional apartment communities in 1996 and 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTEREST AND INVESTMENT INCOME AND EXPENSE

The company earned interest income of $77,942 in 1997 and $287,344 in 1996 from the investment of its cash and cash reserves. The decrease is due to the company's cash management policy of paying down on the unsecured line of credit which incurred a higher rate of interest than what the company would have earned. The company incurred $7,006,182 and $1,272,530 of interest expense in 1997 and 1996, respectively, associated with short-term borrowings under its line of credit. This is a result of the increased use of its line of credit to fund acquisitions. The weighted average interest rate on the line of credit during 1997 and 1996 was 7.2%.


INCOME AND EXPENSE FROM RELATIONSHIP WITH APPLE RESIDENTIAL INCOME TRUST

Property management fees are 5% of monthly gross revenues. Advisory fees are .1% to .25% of total capital raised by Apple. The company received $822,934 for advisory and property management services. The company received $1,031,066 in real estate commissions under separate contract and amortized $546,000 of the purchase price of this contract. The real estate commissions equal 2% of the purchase price of the properties Apple acquires. The company incurred approximately $355,928 in related expenses. Dividend income from the company's investment in Apple was $253,172 in 1997.(See Note 6 to the consolidated financial statements).

RESULTS OF OPERATIONS COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO DECEMBER 31, 1995

CHANGES IN ACCOUNTING POLICIES

During the first quarter of 1996, the company adopted the provisions of FASB No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of this statement did not have an impact on the company's financial statements (See Note 1 to the consolidated financial statements).

INCOME AND OCCUPANCY

The company had increased rental income and operating expenses in 1996 from 1995 due to the full year of operations from the pre-1996 acquisitions and from 21 properties acquired in 1996 from their respective acquisition dates. Rental income in 1996 increased 148% to $40,261,674, from $16,266,610 in 1995. The properties had an average economic occupancy of 91% during 1996 and 92% in 1995.

COMPARABLE PROPERTY RESULTS

On a comparative basis, the nine properties owned during all of 1996 and 1995 provided rental and operating income of $12,546,624 and $7,082,130, respectively, in 1996; and $11,644,096 and $6,226,341 in 1995. This represents an increase from 1995 to 1996 of 7.9% and 13.7%, respectively. Since the conversion to "self-management" took place in October 1996, property management expenses need to be eliminated for the full 1995 year and a partial 1996 year in order to make a meaningful comparison of operating income for these properties between 1995 and 1996. This adjustment allows for a comparison on a "self-administered" and "self-managed" basis. As adjusted, the properties provided operating income of $7,537,707 in 1996 and $6,928,227 in 1995. This represents an operating increase of 8.8%. The eliminated expenses included property management fees of $535,471 in 1995 and $414,505 in 1996. In addition, expenses related to the property management contracts of $148,322 in 1995 and $41,072 in 1996 were eliminated.

     Overall, rental rates for the portfolio increased 9.8% to $549 at December 31, 1996 from $500 at December 31, 1995. This increase was due to a combination of increased rental rates from new leases and property renovation and the acquisition of properties with higher average rental rates.

EXPENSES

Total property expenses, excluding management contract termination expenses, increased 144% to $26,764,844 in 1996 from $10,968,834 in 1995 due largely to the increased number of apartments. The operating expense ratio (the ratio of operating expenses to rental income) was 43% in 1996 and 46% for 1995. General and administrative expenses totaled 3.2% of revenues in 1996 and 3.7% in

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1995. This decrease in percentage is attributed to efficiency achieved through economies of scale. Depreciation of real estate increased to $8,068,063 in 1996 from $2,788,818 in 1995, and is directly attributed to the acquisition of apartment communities in 1995 and 1996 and a full year of depreciation of properties acquired in 1995.

INTEREST INCOME AND EXPENSE

Interest income was $287,344 in 1996 and $226,555 in 1995. The company incurred $1,272,530 and $292,103 of interest expense in 1996 and 1995, respectively, associated with short-term borrowings under its line of credit.

LIQUIDITY AND CAPITAL RESOURCES

EQUITY

There was a significant change in the company's liquidity during the year ended December 31, 1997 as the company continued to grow. During 1997, the company completed an additional public offering of 5,175,000 common shares in conjunction with the listing of the company's common shares on the New York Stock Exchange. The total gross proceeds from the offering was $54,337,500, which netted $49,287,000 to the company after the payment of underwriting discounts and commissions.

     Using the acquisition line of credit, the company acquired 2,889 apartment units in 13 residential rental communities during 1997. During the year, two properties were combined and are now operated as one, and one of the 1997 acquisitions became an extension of an existing property. These acquisitions brought the total number of residential rental communities to 51 and the total apartment units owned at year-end to 11,922.

     The company has a shelf registration in effect which was filed on January 27, 1998 (which amended the original dated August 27, 1996) for $200 million. The proceeds will be used by the company for general corporate purposes.

NOTES PAYABLE

The company intends to acquire additional properties and may seek to fund these acquisitions through a combination of equity offerings and unsecured corporate debt. To meet this objective, the company obtained a $175 million unsecured line of credit with a consortium of six banks. The line expires on October 30, 2000. The line currently bears interest at the LIBOR rate plus 120 basis points. The company anticipates curtailing the line of credit with the proceeds of future offerings of common shares.

     At year-end, the company had an outstanding balance of $144 million on the acquisition line of credit and $2.5 million on its general corporate line of credit. In addition, the company had outstanding a $5.5 million unsecured note bearing an effective interest rate of 6.65% per annum. This debt is to a private lender and is due in June 1999.

     In January 1998, the company acquired Stone Point Apartments, (formerly Sterling Pointe), a 192-unit apartment community located in Charlotte, North Carolina, for $9.7 million. The company used its unsecured line of credit to effect this acquisition. The company has approximately $22 million of currently available borrowing capacity for future acquisitions.

CAPITAL REQUIREMENTS

The company has an ongoing capital expenditure commitment to fund its renovation program for recently acquired properties. In addition, the company expects to acquire new properties during the year. The company anticipates that it will continue to operate as it did in 1997 and fund these cash needs from a variety of sources including equity, cash reserves and debt provided by its line of credit.

     The company continues to renovate its properties. In connection with these renovations, the company capitalized improvements of $23 million in 1997. Approximately $12 million of additional capital improvements are budgeted for 1998 on the existing property portfolio which are expected to be funded through cash reserves and dividend reinvestment.

     The company has short-term cash flow needs in order to conduct the operation of its properties. The rental income generated from the properties supplies ample cash to provide for the payment of these operating expenses and the payment of distributions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Capital resources are expected to grow with the future sale of its shares and from cash flow from operations. Approximately 45% of all 1997 distributions, $14,198,868, were reinvested in additional common shares. In general, the company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 1998.

     The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the company has no provision for taxes and thus there is no effect on the company's liquidity from taxes.

APPLE RESIDENTIAL INCOME TRUST

As of December 31, 1997, the company owned 417,778 common shares of Apple. These shares represent approximately 3% of common shares of Apple outstanding at December 31, 1997. In 1997, Apple granted the company a continuing right to own up to 9.8% of the common shares of Apple at the market price, net of selling commissions. Apple also has granted the company a first right of refusal to purchase the business or properties of Apple. (See Note 6 to the consolidated financial statements).

IMPACT OF YEAR 2000

Some computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system miscalculation causing disruptions of operations. The company has completed an assessment of its programs and has begun to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost will be expensed as incurred and is not expected to have a material effect on the company's results of operations. This project is estimated to be completed by December 31, 1998, which is prior to any impact on the company's system.

IMPACT OF INFLATION

     The company does not believe that inflation had any significant impact on its operation in 1997. Future inflation, if any, would likely cause increased operating expenses, but the company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the company's properties over time, as rental rates and replacement costs increase.

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
CORNERSTONE REALTY INCOME TRUST, INC.

We have audited the accompanying consolidated balance sheets of Cornerstone Realty Income Trust, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Realty Income Trust, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1996 the company changed its method of accounting for impairment of long-lived assets and long-lived assets held for disposition.


                                                       /s/ Ernst & Young LLP

Richmond, Virginia
January 22, 1998

CONSOLIDATED BALANCE SHEETS

                                                                          As of December 31,
------------------------------------------------------------------------------------------------
                                                                        1997              1996
                                                                ------------      ------------
ASSETS
Investment in rental property
   Land                                                         $ 76,812,953      $ 46,980,280
   Building and improvements                                     402,545,094       277,345,752
   Furniture and fixtures                                          8,217,149         5,389,821
                                                                ------------      ------------
                                                                 487,575,196       329,715,853
Less accumulated depreciation                                    (27,486,630)      (12,323,037)
                                                                ------------      ------------
                                                                 460,088,566       317,392,816
                                                                ------------      ------------
Cash and cash equivalents                                          4,513,986         3,182,651
Prepaid expenses                                                     797,484           557,544
Other assets                                                       8,786,414         1,737,563
                                                                ------------      ------------
                                                                  14,097,884         5,477,758
                                                                ------------      ------------
   Total Assets                                                 $474,186,450      $322,870,574
                                                                ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable                                                   $151,569,147      $ 55,403,000
Accrued payable-related party                                             --         7,297,093
Accounts payable                                                   3,812,578         2,087,673
Accrued expenses                                                   1,158,014         1,366,853
Rents received in advance                                            463,997           491,928
Tenant security deposits                                           1,854,462         1,654,322
                                                                ------------      ------------
   Total Liabilities                                             158,858,198        68,300,869
Shareholders' equity
Common stock, no par value; authorized 50,000,000
   shares; issued and outstanding 35,510,327 shares
   and 28,141,509 shares, respectively                           349,135,379       276,269,539
Deferred compensation                                                (62,976)          (55,000)
Distributions greater than net income                            (33,744,151)      (21,644,834)
                                                                ------------      ------------
                                                                 315,328,252       254,569,705
                                                                ------------      ------------
   Total Liabilities and Shareholders' Equity                   $474,186,450      $322,870,574
                                                                ============      ============


See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       Years Ended December 31,
------------------------------------------------------------------------------------------------
                                                          1997            1996            1995
                                                  ------------    ------------    ------------
REVENUE

   Rental income                                  $ 70,115,678    $ 40,261,674    $ 16,266,610
   Other income                                      1,854,946              --              --
EXPENSES

   Property and maintenance                         19,494,692      11,406,042       5,178,075
   Taxes and insurance                               6,075,991       3,275,422       1,201,812
   Property management fee                                  --       1,243,215         896,521
   Property management                               1,769,272       1,274,203         181,166
   General and administrative                        1,351,667       1,298,970         609,969
   Amortization expense and other depreciation          56,075          47,133          30,564
   Depreciation of rental property                  15,163,593       8,068,063       2,788,818
   Other                                             1,200,669         151,796          81,909
   Management contract termination                     402,907      16,526,012              --
                                                  ------------    ------------    ------------
Total expenses                                      45,514,866      43,290,856      10,968,834
                                                  ------------    ------------    ------------
Income (loss) before interest income (expense)      26,455,758      (3,029,182)      5,297,776
   Interest income                                     331,114         287,344         226,555
   Interest expense                                 (7,561,319)     (1,428,011)       (294,616)
                                                  ------------    ------------    ------------
Net income (loss)                                 $ 19,225,553    $ (4,169,849)   $  5,229,715
                                                  ============    ============    ============
Basic and diluted earnings (loss) per common
 share                                            $       0.59    $      (0.21)   $       0.64
                                                  ============    ============    ============


See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                            Common Stock                         Distributions
                                      --------------------                         (Greater)       Total
                                        Number                      Deferred       Less Than    Shareholders'
                                      of Shares      Amount       Compensation     Net Income      Equity
--------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994          5,458,648  $  51,890,477    $       --    $     (453,614) $  51,436,863
Net proceeds from the sale of shares  6,930,567     68,255,383            --                --     68,255,383
Net income                                   --             --            --         5,229,715      5,229,715
Cash distributions declared to
   shareholders ($.9575 per share)           --             --            --        (6,316,185)    (6,316,185)
Restricted stock grants                  10,000        110,000      (110,000)               --             --
Amortization of deferred compensation        --             --        33,000                --         33,000
Shares issued through
   reinvestment of distributions        355,116      3,515,644            --                --      3,515,644
                                     -------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995         12,754,331    123,771,504       (77,000)       (1,540,084)   122,154,420
Net proceeds from the sale of shares 13,816,973    136,183,048            --                --    136,183,048
Net loss                                     --             --            --        (4,169,849)    (4,169,849)
Cash distributions declared to
   shareholders ($.9930 per share)           --             --            --       (15,934,901)   (15,934,901)
Shares issued in connection with
   management contract termination      700,000      7,700,000            --                --      7,700,000
Amortization of deferred compensation        --             --        22,000                --         22,000
Shares issued through reinvestment
   of distributions                     870,205      8,614,987            --                --      8,614,987
                                     -------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996         28,141,509    276,269,539       (55,000)      (21,644,834)   254,569,705
Net proceeds from the sale of shares  5,175,000     49,287,000            --                --     49,287,000
Net income                                   --             --            --        19,225,553     19,225,553
Cash distributions declared to
   shareholders ($1.00 per share)            --             --            --       (31,324,870)   (31,324,870)
Restricted stock grant                    2,772         29,972       (29,972)               --             --
Shares issued for purchase of
   Apple Realty Group, Inc. contracts   150,000      1,650,000            --                --      1,650,000
Shares issued in connection with
   management contract termination      700,000      7,700,000            --                --      7,700,000
Amortization of deferred compensation        --             --        21,996                --         21,996
Shares issued through reinvestment
   of distributions                   1,341,046     14,198,868            --                --     14,198,868
                                     -------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997         35,510,327  $ 349,135,379    $  (62,976)   $  (33,744,151) $ 315,328,252
                                     =========================================================================


See accompanying notes to financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------
                                                          1997            1996            1995
                                                  ------------------------------------------------
FROM OPERATING ACTIVITIES:
   Net income (loss)                               $ 19,225,553    $ (4,169,849)  $  5,229,715
   Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
      Depreciation and amortization                  15,219,668       8,115,196      2,819,382
      Amortization of deferred compensation              21,996          22,000         33,000
      Amortization of deferred financing costs          212,802          91,592         43,983
      Management contract termination                   402,907      14,997,093             --
      Amortization of Apple Realty Group, Inc.
        contract                                        546,000              --             --
   Changes in operating assets and liabilities:
      Prepaid expenses                                 (239,940)       (390,392)       (63,594)
      Other assets                                   (2,103,728)     (1,377,028)      (349,055)
      Accounts payable                                1,724,905       1,531,982        342,293
      Accrued expenses                                 (208,839)        109,622      1,026,414
      Rent received in advance                          (27,931)        362,280         63,511
      Tenant security deposits                          200,140         870,280        473,307
                                                   -----------------------------------------------
         Net cash provided by operating
          activities                                 34,973,533      20,162,776      9,618,956
FROM INVESTING ACTIVITIES:
   Acquisitions of rental property,
      net of debt assumed                          (134,900,712)   (175,471,367)   (68,482,525)
   Capital improvements                             (22,958,631)    (19,048,039)    (7,106,564)
   Investment in Apple Residential
      Income Trust, Inc.                             (3,760,000)             --             --
   Purchase of acquisition/disposition contract
      from Apple Realty Group, Inc.                    (350,000)             --             --
                                                   -----------------------------------------------
          Net cash used in investing activities    (161,969,343)   (194,519,406)   (75,589,089)
FROM FINANCING ACTIVITIES:
   Proceeds from short-term borrowings              442,927,152     135,653,144     38,300,000
   Repayments of short-term borrowings             (346,761,005)    (94,050,144)   (35,000,000)
   Net proceeds from issuance of shares              63,485,868     144,798,035     71,771,027
   Cash distributions paid to shareholders          (31,324,870)    (15,934,901)    (6,316,185)
                                                   -----------------------------------------------
          Net cash provided by financing
           activities                               128,327,145     170,466,134     68,754,842
          Increase (decrease) in cash and
             cash equivalents                         1,331,335      (3,890,496)     2,784,709
Cash and cash equivalents, beginning of year          3,182,651       7,073,147      4,288,438
                                                   -----------------------------------------------
Cash and cash equivalents, end of year             $  4,513,986    $  3,182,651   $  7,073,147
                                                   ===============================================



See accompanying notes to financial statements.

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

Cornerstone Realty Income Trust, Inc. (together with its subsidiary, the "company"), a Virginia corporation, is an owner-operator of residential apartment communities in the mid-Atlantic and southeastern regions of the United States. The accompanying consolidated financial statements include the accounts of the company along with its wholly owned subsidiary, CRIT-NC, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation. The company's common shares trade on the New York Stock Exchange under the ticker symbol TCR.

     Certain previously reported amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value.

INVESTMENT IN RENTAL PROPERTY

In 1996, the company adopted FASB Statement No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The company records impairment losses on rental property used in operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value, less cost to sell, and its carrying value. The adoption of this Statement did not have an impact on the company's financial statements.

     The investment in rental property is recorded at the lower of cost or fair value and includes real estate brokerage commissions paid to Cornerstone Realty Group, a related party, for purchases prior to October 1, 1996 (See Note 6 to the consolidated financial statements).

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

STOCK INCENTIVE PLANS

The company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. As discussed in Note 5, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ADVERTISING COSTS

Costs incurred for the production and distribution of advertising are expensed as incurred.

INCOME PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     For income tax purposes, distributions paid to shareholders consist of ordinary income and return of capital or a combination thereof. Distributions per share were $1.00, $.993, and $.9575 in the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, of the total distribution, 77% was taxable as ordinary income and 23% was a non-taxable return of capital. In 1996, of the total distribution, 86% was taxable as ordinary income and 14% was a non-taxable return of capital. In 1995, 83% was taxable as ordinary income and 17% was a non-taxable return of capital.

NOTE 2
INVESTMENT IN RENTAL PROPERTY

The following is a summary of rental property owned at December 31, 1997.

                                 Initial              Total       Accumulated             Date
Description              Acquisition Cost        Investment*     Depreciation         Acquired
------------------------------------------------------------------------------------------------
NORTH CAROLINA
Raleigh/Durham, North Carolina
The Hollows                  $  4,200,000      $  5,862,730      $    803,937        June 1993
The Trestles                   10,350,000        11,345,191         1,109,837    December 1994
The Landing                     8,345,000         9,827,290           532,052         May 1996
Highland Hills                 12,100,000        13,901,839           656,581   September 1996
Parkside at Woodlake           14,663,886        14,929,908           619,610   September 1996
Deerfield                      10,675,000        11,095,295           456,364    November 1996
Paces Arbor                     5,588,219         5,836,534           142,901       March 1997
Paces Forest                    6,473,481         6,793,400           167,343       March 1997
Clarion Crossing               10,600,000        10,812,429            92,074   September 1997
St. Regis                       9,800,000         9,887,449            46,995     October 1997
Remington  Place                7,900,000         7,982,291            39,791     October 1997
Charlotte, North Carolina
Hanover Landing                 5,725,000         7,264,857           550,759      August 1995
Sailboat Bay                    9,100,000        13,198,131         1,132,932    November 1995
Bridgetown Bay                  5,025,000         5,763,770           340,018       April 1996
Meadow Creek                   11,100,000        12,295,434           692,927         May 1996
Beacon Hill                    13,579,203        14,517,795           705,777         May 1996
Summerwalk                      5,660,000         7,139,674           338,188         May 1996
Paces Glen                      7,425,000         8,027,477           317,033        July 1996
Heatherwood                    17,630,457        18,903,942           507,135               **
Charleston Place                9,475,000        10,007,406           211,614         May 1997
Winston-Salem, North Carolina
Mill Creek                      8,550,000         9,395,861           677,900   September 1995
Glen Eagles                     7,300,000         8,863,487           627,144     October 1995
Wilmington, North Carolina
Wimbledon Chase                 3,300,000         5,461,662           767,403    February 1994
Chase Mooring                   3,594,000         5,174,122           617,969      August 1994
Osprey Landing                  4,375,000         6,842,954           510,604    November 1995
Other North Carolina
Wind Lake                       8,760,000         9,817,050           899,238       April 1995
The Meadows                     6,200,000         7,460,262           536,888     January 1996
Signature Place                 5,462,948         6,727,435           340,582      August 1996
GEORGIA
Atlanta, Georgia
Ashley Run                     18,000,000        18,684,443           410,263       April 1997
Carlyle Club                   11,580,000        12,237,864           242,599       April 1997
Dunwoody Springs               15,200,000        16,594,594           227,872        July 1997
Stone Brooke                    7,850,000         7,953,881            38,965     October 1997
Augusta, Georgia
West Eagle Greens               4,020,000         6,056,355           394,366       March 1996
Savannah West                   9,843,620        12,501,309           626,284        July 1996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 CONTINUED
INVESTMENT IN RENTAL PROPERTY

                                 Initial              Total       Accumulated             Date
Description              Acquisition Cost        Investment*     Depreciation         Acquired
-------------------------------------------------------------------------------------------------
VIRGINIA
Richmond, Virginia
Ashley Park                    12,205,000        12,942,802           823,302       March 1996
Trolley Square                 10,242,575        12,547,009           523,667              ***
Hampton Glen                   11,599,931        12,457,501           591,866      August 1996
Virginia Beach, Virginia
Mayflower Seaside               7,634,144         9,517,913         1,103,186     October 1993
Harbour Club                    5,250,000         6,104,145           682,749         May 1994
Bay Watch Pointe                3,372,525         4,881,908           408,201        July 1995
Tradewinds                     10,200,000        10,889,492           811,294    November 1995
Arbor Trace                     5,000,000         5,867,816           336,766       March 1996
Other Virginia
County Green                    3,800,000         5,203,820           777,966    December 1993
Trophy Chase                    3,710,000         6,481,964           367,546       April 1996
Greenbrier                     11,099,525        11,813,814           506,348     October 1996
SOUTH CAROLINA
Greenville, South Carolina
Polo Club                       4,300,000         6,904,635         1,348,765        June 1993
Breckinridge                    5,600,000         6,896,124           517,880        June 1995
Magnolia Run                    5,500,000         6,750,125           633,948        June 1995
Columbia, South Carolina
Stone Ridge                     3,325,000         5,612,592           910,979    December 1993
The Arbors at Windsor Lake     10,875,000        11,339,651           388,602     January 1997
Other South Carolina
Westchase                      11,000,000        12,199,764           371,620     January 1997
-------------------------------------------------------------------------------------------------
                             $424,164,514      $487,575,196      $ 27,486,630

* Includes real estate commissions, closing costs and improvements capitalized since the date of acquisition.

** Heatherwood Apartments is comprised of Heatherwood and Italian Village/Villa Marina Apartments, acquired in September 1996 and August 1997, respectively, at a cost of $10,205,457 and $7,425,000. They are adjoining properties and are operated as one apartment community.

*** Trolley Square Apartments is comprised of Trolley Square East and Trolley Square West Apartments acquired in June 1996 and December 1996, respectively, at a cost of $6,000,000 and $4,242,575. They are adjacent properties and are operated as one apartment community.

The following is a reconciliation of the carrying amount of real estate owned:

                                                   1997               1996              1995
----------------------------------------------------------------------------------------------
Balance at January 1                       $329,715,853       $129,696,447      $  54,107,358
Real estate purchased                       134,900,712        180,971,367         68,482,525
Improvements, furniture and fixtures         22,958,631         19,048,039          7,106,564
=============================================================================================
Balance at December 31                     $487,575,196       $329,715,853       $129,696,447

The following is a reconciliation of accumulated depreciation:

                                                   1997               1996               1995
----------------------------------------------------------------------------------------------
Balance at January 1                       $ 12,323,037       $  4,254,974      $   1,466,156
Depreciation expense                         15,163,593           8,068,063          2,788,818
----------------------------------------------------------------------------------------------
Balance at December 31                     $ 27,486,630       $ 12,323,037      $   4,254,974

NOTE 3
NOTES PAYABLE

During 1997, the company obtained a $175 million unsecured line of credit with a consortium of six banks which replaced its $100 million unsecured line of credit. The new line of credit bears interest at one month LIBOR plus 120 basis points at December 31, 1997. The previous line of credit bore interest at one month LIBOR plus 160 basis points at December 31, 1996. In addition, the company is obligated to pay the lenders a quarterly commitment fee equal to .20% per annum of the unused portion of the line. The entire balance is due on October 30, 2000. At December 31, 1997, borrowings under the agreement were $144 million. The weighted average interest rates incurred under the lines of credit were 7.2% in 1997, 7.2% in 1996 and 7.8% in 1995.

     The line of credit agreement contains certain covenants which, among other things, require maintenance of certain financial ratios and includes restrictions on the company's ability to make distributions to its shareholders over certain amounts. At December 31, 1997, the company was in compliance with these covenants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     During 1997, the company also obtained a $5 million unsecured line of credit for general corporate purposes. This line of credit bears interest at LIBOR plus 160 basis points and is due on March 31, 1998. At December 31, 1997, borrowings under the agreement were $2.5 million.

     On June 25, 1996, in connection with the acquisition of rental property, an unsecured note was executed by the company in the amount of $5.5 million. The note bears an effective interest rate of 6.65% per annum. Annual interest payments are due on January 1, 1998, and 1999, and the principal balance is due on June 1, 1999. The note is prepayable at any time, without penalty.

     The fair market value of the borrowings approximate the recorded amounts. No interest was capitalized in 1997, 1996, or 1995. Interest paid was $7,221,104; $1,075,360; and $227,478; for 1997, 1996, and 1995, respectively.

NOTE 4
COMMON STOCK

In April 1997, the company completed its initial firm-commitment public offering of 5,175,000 shares of its common stock at $10.50 per share. Net proceeds, after deducting underwriting discounts and commissions and direct offering costs, aggregated approximately $49 million and were used to repay $44 million of the previous line of credit.

     The company raised capital through a series of continuous best-efforts offerings of shares during 1996 and 1995. The company received gross proceeds of $161,558,958 and $80,142,516 from the sale of 14,687,178 shares and 7,285,683 shares at $11 per share, including shares sold through the reinvestment of distributions for the years ended December 31, 1996 and 1995, respectively. The underwriter received selling commissions and a marketing expense allowance equal to 7.5% and 2.5%, respectively, of the gross proceeds of shares sold. During 1996 and 1995, the underwriter earned $16,159,634 and $8,014,252, respectively. The net proceeds of the offering, after deducting selling commissions and other offering expenses, were $144,798,035 in 1996 and $71,771,027 in 1995.

     The company provides a plan, which allows shareholders to reinvest distributions in the purchase of additional shares of the company. In January 1997, the company adopted a Dividend Reinvestment and Share Purchase Plan, ("Plan"),which allows any recordholder to reinvest distributions without payment of any brokerage commissions or other fees. Of the total proceeds raised from common shares during the years ended December 31, 1997, 1996, and 1995, $14,198,868; $9,572,255; and $3,904,325; respectively, were provided through the reinvestment of distributions.

NOTE 5
STOCK INCENTIVE PLANS

Under the company's Incentive Plan, as amended, a maximum of 1,237,470 options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Under the company's Directors Plan, as amended, a maximum of 533,547 options could be granted to the directors of the company. In 1997, the company granted 34,235 options to purchase shares under the Directors Plan.

     Both of the plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, options become exercisable at the date of grant. Generally the optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. Activity in the company's share option plans during the three years ended December 31, 1997 is summarized in the following table:


                                      1997                    1996                   1995
-------------------------------------------------------------------------------------------------
                                Weighted-Average        Weighted-Average       Weighted-Average
                                        Exercise                Exercise               Exercise
                               Options      Price     Options      Price     Options      Price
-------------------------------------------------------------------------------------------------
Outstanding, beginning of year 371,256    $10.99      292,967    $  10.99    250,959    $ 10.98
Granted                         34,235    12.125       78,289       11.00     42,008      11.00
Exercised                           --       --            --          --         --         --
Forfeited                           --       --            --          --         --         --
-------------------------------------------------------------------------------------------------
Outstanding, end of year       405,491    $11.09      371,256    $  10.99    292,967    $ 10.99
Exercisable at end of year     364,591    $11.07      289,456    $  10.99    170,267    $ 10.99
-------------------------------------------------------------------------------------------------
Weighted-average fair value of
option granted during the year            $1.00                  $    .69                   .60



Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a
Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1995, respectively: risk-free interest rates of 6.7%, 6.4% and 6.4%; a dividend yield of 7.0% for 1995 through 1997; volatility factors of the expected market price of the company's common stock of .161 for 1997 and .122 for 1996 and 1995; and a weighted-average expected life of the option of 10 years.

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

     For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As the options are immediately exercisable, the full impact on the pro forma net income
(loss) is disclosed below.

------------------------------------------------------------------------------------------------
                                                                   1997                  1996
Pro forma FASB 123 net income (loss)                        $19,148,373           $ (4,250,453)
As reported net income (loss)                                19,225,553             (4,169,849)
Pro forma FASB 123 diluted earnings (loss) per common share         .59                   (.21)
As reported diluted earnings (loss) per common share                .59                   (.21)


NOTE 6
RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH APPLE RESIDENTIAL INCOME TRUST

In August 1996, Glade M. Knight, Chairman and Chief Executive Officer of the company, established Apple Residential Income Trust, Inc. for the purpose of acquiring apartment communities in Texas. Companies owned by Mr. Knight provided advisory, property management and asset acquisition services to Apple. In March 1997, the company entered into subcontract arrangements with the companies owned by Mr. Knight to provide property management services and advisory services to Apple. Property management fees are 5% of monthly gross revenues plus certain expense reimbursements. Advisory fees are .1% to .25% of total capital raised by Apple based on the financial performance of Apple as defined in the agreement. The amount of fees received by the company under the contracts in 1997 were $822,934, and direct expenses associated with providing these services were $355,928.

     During March 1997, the company acquired all the assets of Apple Realty Group, Inc., which provided real estate acquisition and disposal services for Apple. The sole asset of Apple Realty Group, Inc. was the acquisition/disposition contract with Apple which expires on October 2001. The company paid $350,000 cash and issued stock valued at $1,650,000 for this contract. Under the terms of the contract, Apple pays a real estate commission equal to 2% of the purchase price of the properties acquired. The company is amortizing its purchase of this contract over the anticipated total acquisitions by Apple during the contract period. For 1997, the company received $1,031,066 in real estate commissions under this contract and amortized $546,000 of the purchase price of this contract.

     Apple granted the company a continuing right to own 9.8% of the common shares of Apple at its selling price, net of selling commissions. In April 1997, the company purchased 417,778 shares of Apple for $3,760,000. These shares represent approximately 3% of the common shares of Apple outstanding at December 31, 1997. Apple shares are sold under a "best efforts" offering, and no market exists for trading of Apple shares. Dividend income from the company's investment in Apple was $253,172 in 1997.

     Apple also granted the company a first right of refusal to purchase the business and properties of Apple.

RELATIONSHIP WITH ADVISORY, MANAGEMENT AND ACQUISITION COMPANIES

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of October 1, 1996, the company entered into a series of related-party transactions with the External Companies, the effect of which was to convert the company into a "self-administered" and "self-managed" REIT. The transactions were unanimously approved by the independent members of the Board of Directors.

     To effect the transaction, the company agreed to issue 1.4 million shares to Cornerstone Management Group, Inc. in exchange for the assignment of all of its rights and interest in, to and under, its management agreements with the company. The company issued 700,000 shares on October 1, 1996 and 700,000 shares on September 30, 1997. The consideration for the transaction totaled approximately $15.4 million based upon the fair market value of $11 per share of the com-pany's common stock. Imputed interest of $402,907 and $134,302 were recognized in 1997 and 1996, respectively, related to issuance of 700,000 shares in September 1997. In addition, on October 1, 1996 the company paid to Cornerstone Realty Group, Inc. and Cornerstone Advisors, Inc. $1,325,000 in exchange for the assignment by them of all of their rights and interests in, to and under, their property acquisition agreement and advisory agreement with the company. Immediately following the assignment by each of the External Companies of its rights and interest in, to and under, its respective agreements, the company terminated such agreements. The consideration for all of the above transactions, plus related transaction costs and imputed interest, was accounted for as a termination of the management administration contracts.

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

     Prior to the October 1, 1996 transaction, Cornerstone Advisors, Inc. (The "Advisor") was the advisor to the company and provided its day-to-day management. The Advisor earned a quarterly fee not to exceed .25% of the company's assets, based on the company's financial performance as defined in the agreement with the Advisor. The Advisor earned $295,759 in 1996 and $219,930 in 1995.

     As properties were acquired, the company paid real estate commissions of 2% of the purchase prices of properties to Cornerstone Realty Group, Inc. Cornerstone Realty Group, Inc. earned commissions of $1,957,624 in 1996 and $1,302,550 in 1995.

     In addition, the company entered into agreements with Cornerstone Management Group, Inc. (the "Management Company") to manage the properties. The Management Company earned a management fee equal to 5% of rental income and was entitled to be reimbursed for certain expenses. The Management Company earned
management   fees  of  $1,243,215  in  1996  and   $2,686,204  in  1995.

OTHER RELATIONSHIPS

Leslie A. Grandis, a director of the company, is also a partner in McGuire, Woods, Battle & Boothe LLP, which serves as counsel to the company. Fees paid to McGuire, Woods, Battle & Boothe LLP in 1997 were $420,367. Martin Zuckerbrod and Harry S. Taubenfeld, directors of the company, provide real estate legal services to the company. Fees paid to Mr. Zuckerbrod and Mr. Taubenfeld in 1997 were $172,078.

NOTE 7
EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                           1997            1996           1995
------------------------------------------------------------------------------------------------
Numerator:
   Net income (loss)                               $ 19,225,553      $(4,169,849)  $ 5,229,715
   Numerator for basic and diluted earnings          19,225,553       (4,169,849)    5,229,715
Denominator:
   Denominator for basic earnings per
      share-weighted-average shares                  32,617,823       20,210,432     8,176,803
Effect of dilutive securities:
      Stock options                                       2,014               --           343
------------------------------------------------------------------------------------------------
Denominator for diluted earnings per share-
      adjusted weighted-average shares and
      assumed conversions                            32,619,837       20,210,432     8,177,146
------------------------------------------------------------------------------------------------
Basic and diluted earnings (loss) per common share $        .59      $      (.21)   $      .64
================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8
QUARTERLY FINANCIAL DATA
(UNAUDITED)

The following is a summary of quarterly results of operations for the years ended December 31, 1997 and 1996:

                                          First          Second           Third         Fourth
1997                                    Quarter         Quarter         Quarter       Quarter
------------------------------------------------------------------------------------------------
Revenues                            $15,385,285    $ 17,354,804    $ 18,967,143   $ 20,263,392
Income before
   interest income (expense)          5,592,743       6,005,325       6,900,266      7,957,424
Net income                            4,001,740       4,529,304       5,336,846      5,357,663
Basic and diluted earnings
   per common share                         .14             .14             .15            .15
Distributions per share                     .25             .25             .25            .25

1996
------------------------------------------------------------------------------------------------
Revenues                            $ 6,536,129    $  8,649,906    $ 11,469,251   $ 13,606,388
Income (loss) before
   interest income (expense)          2,142,429       2,931,010       3,471,329    (11,573,950)
Net income (loss)                     2,171,887       2,749,676       3,306,208    (12,397,620)
Basic and diluted earnings
   per common share                         .16             .16             .15           (.45)
Distributions per share                   .2475            .248           .2485           .249

(a) Included in the 1997 and 1996 operating results are $402,907 and $16,526,012, respectively, of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status. See Note 6 to the consolidated financial statements.

(b) The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

NOTE 9
PRO FORMA INFORMATION
(UNAUDITED)

The following unaudited pro forma information for the years ended December 31, 1997 and 1996 is presented as if (a) the company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period; and (b) the company had used proceeds from its best efforts offering to acquire the properties, for properties acquired before the completion of the offering. Properties acquired after the completion of the offering were assumed to be acquired using the company's line of credit or from proceeds of an equity offering completed in April 1997. The pro forma information does not purport to represent what the company's results of operations would have been if such transactions, in fact, had occurred on January 1, 1996, nor does it purport to represent the results of operations for future periods.

Unaudited Pro Forma Totals                                             1997               1996
------------------------------------------------------------------------------------------------
Income                                                          $ 80,147,371      $ 69,510,225
Net income (loss)                                                 20,342,399        (1,102,351)
Basic and diluted earnings (loss) per common share                       .58              (.04)

The pro forma information reflects adjustments for the actual rental income and rental expenses of 11 of the 13 properties acquired in 1997 and 19 of the 21 properties acquired in 1996 for the respective periods in 1997 and 1996 prior to acquisition by the company. Net income has been adjusted as follows: (1) property management and advisory expenses have been adjusted based on the company's contractual arrangements in effect until the contracts were terminated; (2) interest expense has been increased for the properties funded by the company's line of credit based on market rates at the time of acquisition available to the company for applicable properties; (3) the number of weighted average common shares outstanding was increased for properties funded by proceeds from equity offerings; and (4) depreciation has been adjusted based on the company's basis in the properties.

CORPORATE HEADQUARTERS                  STOCK LISTING
Cornerstone Realty Income Trust         New York Stock Exchange
306 East Main Street                    Symbol TCR
Richmond, Virginia 23219
(804) 643-1761                          ANNUAL MEETING
(804) 782-9302 FAX                      We invite  shareholders  to  attend  the
                                        annual meeting of  shareholders  at 2:00
                                        p.m.  on May 5 at The  Cornerstone,  107
WORLDWIDE WEB SITE                      West Broad Street in Richmond, Virginia.
www.cornerstonereit.com

TRANSFER AGENT                          DIVIDEND REINVESTMENT PLAN
First Union National Bank               We offer shareholders the opportunity to
Corporate Trust Operations              purchase  additional  shares  of  common
1525 West W.T. Harris Boulevard         stock   through  the   reinvestment   of
Building 3C3                            distributions.   For  more  information,
Charlotte, North Carolina  28288-1153   please contact your  investment  advisor
(800) 829-8432                          or Corporate Services at (804) 643-1761.


INDEPENDENT AUDITORS                    10-K REPORT
Ernst & Young LLP                       Sharesholders  are  welcome to a copy of
901 East Cary Street                    our  annual  report  on  From  10-K,  as
Richmond, Virginia  23219               reported to the  Securities and Exchange
(804)  344-6000                         Commission.  Please address  requests to
                                        Corporate   Services  at  our  corporate
                                        headquarters.

GENERAL COUNSEL                         COPORATE SERVICES
McGuire, Woods, Battle                  For  additional  information  about  the
& Boothe LLP                            company,  please contact David McKenney,
One James Center                        Vice President of Corporate Services, at
901 East Cary Street                    (804) 643-1761.
Richmond, Virginia 23219
(804) 775-1000

MEMBER
National Association of Real Estate
Investment Trusts (NAREIT)
The Institute of Real Estate
Management (IREM)