Form 10-K, Exhibit 13
period 1999-12-31
CORNERSTONE REALTY INCOME TRUST INC
filed 2000-03-27
CIK 854875


                                                                                                                          EXHIBIT 13

                            SELECTED FINANCIAL DATA

As of December 31,                                           1999            1998             1997             1996            1995
------------------------------------------------------------------------------------------------------------------------------------
Operating Results (c)
Rental income                                       $ 121,086,920   $  88,752,254    $  70,115,678    $ 40,261,674    $  16,266,610
Net income (loss) before minority interest
   of unitholders in operating partnership             30,121,765      23,225,335       19,225,553      (4,169,849)       5,229,715
Net income (loss)                                      30,037,102      23,210,642       19,225,553      (4,169,849)       5,229,715
Distributions to preferred shareholders                12,323,538              --               --              --               --
Net income available to common shareholders            17,713,564      23,210,642       19,225,553      (4,169,849)       5,229,715
Distributions to common shareholders                   42,050,415      38,317,602       31,324,870      15,934,901        6,316,185
------------------------------------------------------------------------------------------------------------------------------------
Per Share
Net income (loss)                                   $        0.45   $        0.62    $        0.59    $      (0.21)   $        0.64
Distributions per preferred share                   $        0.97              --               --              --               --
Distributions per common share                      $        1.07   $        1.03    $        1.00    $       0.99    $        0.96
Common share distributions
   representing return of capital                              11%              20%             23%             14%              17%
Weighted average common shares
   outstanding and diluted                             39,182,802       37,630,546      32,617,823      20,210,432        8,176,803
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Investment in rental property                       $ 919,128,738   $  587,438,358   $ 487,575,196   $ 329,715,853    $ 129,696,447
Total assets                                        $ 869,264,876   $  552,347,608   $ 474,186,450   $ 322,870,574    $ 133,181,032
Notes payable-unsecured                             $ 157,500,000   $  201,892,999   $ 151,569,147   $  55,403,000    $   8,300,000
Notes payable-secured                               $ 105,045,682               --              --              --               --
Shareholders' equity                                $ 574,365,242   $  339,171,496   $ 315,328,252   $ 254,569,705    $ 122,154,420
Common shares outstanding                              38,712,037       39,113,916      35,510,327      28,141,509       12,754,331
------------------------------------------------------------------------------------------------------------------------------------
Other Data
Cash flow from:
   Operating activities                             $  62,310,895   $   45,027,654   $  34,973,533   $  20,162,776    $   9,618,956
   Investing activities                             $ (30,445,531)  $  (97,863,162)  $(161,969,343)  $(194,519,406)   $ (75,589,089)
   Financing activities                             $ (18,187,392)  $   50,911,886   $ 128,327,145   $ 170,466,134    $  68,754,842
Number of communities owned at year-end                        87               58              51              40               19
------------------------------------------------------------------------------------------------------------------------------------
Funds from Operations Calculation
Net income (loss) before minority interest          $  30,121,765   $   23,225,335   $  19,225,553   $  (4,169,849)   $   5,229,715
    of unitholders in operating partnership
    Depreciation of real estate                        29,310,325       20,741,130      15,163,593       8,068,063        2,788,818
Amortization of organizational cost                        55,657               --              --              --               --
Management contract termination (a)                            --               --         402,907      16,526,012               --
------------------------------------------------------------------------------------------------------------------------------------
  Funds from operations (b)                         $  59,487,747   $   43,966,465   $  34,792,053   $  20,424,226    $   8,018,533
------------------------------------------------------------------------------------------------------------------------------------

(a)  Included  in  the  1997  and  1996  operating   results  are  $402,907  and
$16,526,012, respectively, of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status.

(b) "Funds from operations" is defined as income before gains (losses) on investments, minority interest of unitholders in operating partnership and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). Funds from operations for years prior to 1996 have been adjusted to conform to the NAREIT definition. The company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

(c) On July 23, 1999, the company merged with Apple Residential Income Trust, Inc. See Note 2 to the consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
The company operates in 19 markets overall. At December 31, 1999, the company did not own more than 30% of its apartment communities in any one market. The following table summarizes the company's major apartment market information.

                            Number of                                                                                  Average
                           Apartment                         Number of     % of Total Cost    1999 Annual Average   December 1999
Market                     Communities      Total Cost    Apartment Homes   of Apartments     Economic Occupancy     Rental Rate
-----------------------------------------------------------------------------------------------------------------------------------
Dallas\Fort Worth, TX          26         $273,938,856       6,604              30  %                93  %              $ 608
Raleigh\Durham, NC             12          122,220,891       2,328              13                   92                   693
Charlotte, NC                  10          117,845,652       2,483              13                   93                   632
Atlanta, GA                     5           71,054,161       1,317               8                   93                   740
Richmond, VA                    4           52,707,954       1,053               6                   93                   649
Virginia Beach, VA              5           40,409,865       1,069               5                   93                   676
Greenville, SC                  3           22,085,253         813               2                   92                   470
Augusta, GA                     2           20,475,174         621               2                   81                   469
Winston-Salem, NC               2           18,144,063         386               2                   89                   618
Wilmington, NC                  3           20,393,965         592               2                   88                   572
Columbia, SC                    2           17,720,677         419               2                   91                   622
Austin, TX                      2           20,329,380         429               2                   97                   675
San Antonio, TX                 1            7,014,246         230               1                   92                   502
Other                          10          114,788,601       2,621              12                   94                   613
-----------------------------------------------------------------------------------------------------------------------------------
Total                          87         $919,128,738      20,965             100  %                92  %              $ 625
-----------------------------------------------------------------------------------------------------------------------------------


     The following discussion is based on the financial statements of the company as of December 31, 1999, 1998, and 1997. This information should be read in conjunction with the selected financial data and the company's consolidated financial statements included elsewhere in this annual report. The company is operated and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes.

     This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements con-cerning anticipated improvements in financial operations from completed and planned property renovations, and expected benefits from the company's acquisition of Apple Residential Income Trust, Inc. ("Apple"). Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the company, the possibility that the merger with Apple will not have the effects anticipated by the company, and adverse changes in the real estate markets, general and local economies, or business conditions. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this annual report will prove to be accurate.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

RESULTS OF OPERATIONS
COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO DECEMBER 31, 1998

INCOME AND OCCUPANCY The results of the company's  property  operations  for the year ended December 31, 1999 include the results of operations from 87 properties acquired to date, including properties acquired through the acquisition of Apple on July 23, 1999. The increased rental income and operating expenses for the year ended December 31, 1999, over the year ended December 31, 1998, are primarily due to a full year of operation in 1999 of the 1998 acquisitions as well as the effect of the properties acquired through the Apple merger.

    The principal source of the company's revenue is the rental operation of its apartment communities. Rental income increased 36% in 1999 to $121,086,920, up $32,334,666 over 1998 due to the factors described above. Rental income is expected to continue to increase from the impact of planned improvements, which are being made in an effort to improve the properties' marketability, economic occupancies, and rental rates.

    Overall average economic occupancy was 92% in 1999 and in 1998. Rental rates for the portfolio increased 3% to $625 on December 31,1999 from $608 on December 31, 1998. This increase is due to a combination of increased rental rates from new leases and property renovation as well as the acquisition of properties from Apple.

EXPENSES Total property expenses increased 37% to $79,966,146 in 1999 from $58,236,673 in 1998, due largely to the increase in the number of apartments. The operating expense ratio (the ratio of operating expenses, excluding depreciation, amortization, general and administrative, and other expenses, to rental income) increased to 39% in 1999 from 38% in 1998.

    General and administrative expenses totaled 1.3% and 1.9% of revenues in 1999 and 1998, respectively. These expenses represent the administrative expenses of the company as distinguished from the operations of the company's properties. The decrease in this percentage is partially attributable to economies of scale associated with the Apple merger.

    Depreciation of real estate increased to $29,310,325 in 1999 from $20,741,130 in 1998, and is directly attributable to a full year of depreciation of properties acquired in 1998 and the addition of the Apple properties for the period beginning July 23, 1999.

INTEREST INCOME AND EXPENSE The company earned interest income of $197,405 in 1999 and $71,474 in 1998 from the investment of its cash and cash reserves. The company incurred $12,515,874 and $11,957,052 of interest expense in 1999 and 1998, respectively, associated with borrowings under its lines of credit. During 1999, the company incurred interest expense of $1,354,421 on $73.5 million of secured debt and $896,348 associated with the mortgage notes assumed with the Apple merger. The company incurred $272,950 and $358,050 of interest expense in 1999 and 1998, respectively, associated with a $5.5 million unsecured note. The company amortized as interest expense deferred financing costs of $306,005 in 1999 and $272,795 in 1998. The overall weighted average interest rate for all borrowings was 6.5% and 6.9% during 1999 and 1998, respectively.

INCOME AND EXPENSE FROM RELATIONSHIP WITH APPLE RESIDENTIAL INCOME TRUST Prior to the merger, the company or affiliates provided property management, advisory, and real estate brokerage services for Apple. The fees received by the company from service contracts with Apple terminated upon consummation of the merger.

     Property management fees charged to Apple were 5% of gross revenues. Advisory fees charged to Apple were .1% to .25% of total capital raised by Apple. Real estate commissions were generally 2% of the purchase price of each property Apple acquired. The company received $1,893,120 in 1999 and $2,220,594 in 1998 for advisory and property management services. The company received $561,484 in 1999 and $2,665,100 in 1998 in real estate brokerage commissions. The company amortized into expense $241,438 in 1999 and $1,054,470 in 1998 of the $2 million purchase price the company paid for the acquisition of the brokerage services contract with Apple. Income from the company's investment in Apple was $194,580 in 1999 and $340,483 in 1998. (See Note 7 to the consolidated financial statements.)

     During May, 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and Cornerstone to allow for termination of such agreements in the event of a change in control of the company. The company recorded the payment as other income.

SAME-PROPERTY RESULTS The company's "same-property" portfolio consists of 61 properties, including 10 Apple properties, acquired prior to 1998, containing 14,498 apartment units owned by the company or Apple since January 1, 1998. On a comparative basis, the 61 properties provided rental and operating income of $91.8 million and $59.1 million, respectively, in 1999 and $87.5 million and $55.6 million in 1998. This represents an increase from 1998 to 1999 of 5% and 6%, respectively.

RESULTS OF OPERATIONS
COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO DECEMBER 31, 1997

INCOME AND OCCUPANCY The company increased rental income and expenses in 1998 and 1997 due to a full year of operations from the pre-1998 acquisitions and the seven properties acquired in 1998 from their respective acquisition dates. Rental income increased 27% in 1998 to $88,752,254 from $70,115,678 in 1997.

    The properties had an average economic occupancy of 92% in 1998 and 1997. Overall, rental rates for the portfolio increased 4% to $608 on December 31, 1998 from $582 on December 31, 1997. This increase is due to a combination of increased rental rates from new leases and property renovation and the acquisition of properties with higher average rental rates.

EXPENSES Total property expenses, excluding management contract termination, increased 29% to $58,236,673 in 1998 from $45,111,959 in 1997, due largely to the increase in the number of apartments. The operating expense ratio (the ratio of operating expenses, excluding depreciation, amortization, general and administrative, and other expenses, to rental income) decreased to 38% in 1998 from 39% in 1997 and is attributable to economies of scale achieved in property management and certain property operation functions.

    General and administrative expenses totaled 1.9% of revenues in 1998 and 1997, respectively. These expenses represent the administrative expenses of the company as distinguished from the operations of the company's properties. In 1998, the company continued to expand its internal administrative infrastructure to keep pace with its growth.

    Depreciation of real estate increased to $20,741,130 in 1998 from $15,163,593 in 1997, and is directly attributable to the acquisition of apartment communities in 1998 and a full year of depreciation of properties acquired in 1997.

INTEREST INCOME AND EXPENSE The company earned interest income of $71,474 in 1998 and $77,972 in 1997 from the investment of its cash and cash reserves. The company incurred $11,957,052 and $7,017,967 of interest expense in 1998 and 1997, respectively, associated with borrowings under its line of credit. The company incurred $358,050 and $330,550 of interest expense in 1998 and 1997, respectively, associated with a $5.5 million unsecured note. The company amortized as interest expense deferred financing costs of $272,795 in 1998 and $212,802 in 1997. This is a result of the increased use of its line of credit to fund acquisitions. The weighted average interest rate on the line of credit was 6.9% and 7.2% during 1998 and 1997, respectively.

INCOME AND EXPENSE FROM RELATIONSHIP WITH APPLE RESIDENTIAL INCOME TRUST The company received from Apple $2,220,594 in 1998 and $822,934 in 1997 for advisory and property management services. The company received from Apple $2,665,100 in 1998 and $1,031,066 in 1997 in real estate brokerage commissions under separate contract. The company amortized into expense $1,054,470 in 1998 and $546,000 in 1997 of the $2 million purchase price the company paid for the acquisition of the brokerage services contract with Apple. Income from the company's investment in Apple was $340,483 in 1998 and $253,172 in 1997. (See Note 7 to the consolidated financial statements.)

SAME-PROPERTY RESULTS On a comparative basis, the 38 properties owned during all of 1998 and 1997 provided rental and operating income of $58.9 million and $37.4 million, respectively, in 1998 and $56.5 million and $35.5 million in 1997. This represents an increase from 1997 to 1998 of 4% and 6%, respectively. Certain current reported expenses, which approximated $228,000, have been excluded to make for a more meaningful comparison to 1997.

LIQUIDITY AND CAPITAL RESOURCES

    The company's primary sources of liquidity are rental income generated from the properties, proceeds from lines of credit, reinvestment of distributions, and proceeds from secured debt.

    The company believes rental income generated from the properties and borrowings on its line of credit will be sufficient to meet normal property operating expenses, payment of distributions, capital improvements, and payment of mortgage debt. At December 31, 1999, the company had $16,268,336 in cash and cash equivalents and $35 million in availability under its unsecured line of credit.

    In September 1999, the Board of Directors authorized the repurchase of up to $50 million of the company's common shares. For the year ended December 31, 1999, the company repurchased 789,100 common shares at an average price of $9.90 per share.

MERGER WITH APPLE RESIDENTIAL INCOME TRUST, INC. On July 23, 1999, the company completed the acquisition of Apple, which included 29 apartment communities containing 7,503 apartment homes. The merger qualified as a tax-free reorganization and was accounted for under the purchase method of accounting. The acquisition was structured as a merger of Apple into a wholly-owned subsidiary of the company. The aggregate purchase price was approximately $311 million. Under the terms of the merger agreement, each Apple shareholder received 0.4 shares of the company's $25 Series A Convertible Preferred Stock for each share of Apple common stock. A total of 12,666,019 shares of the company's Series A Convertible Preferred Stock were issued as a result of the merger. The Series A Convertible Preferred Stock has a first-year dividend rate of $2.125 per share, which will increase to $2.25 in the second year and $2.375 in the third year and thereafter. The company is imputing dividends calculated as the present value difference between the preferred stock distribution and the stated distribution rate. Each share of Series A Convertible Preferred Stock carries a $25 per share liquidation preference and is convertible into 1.5823 shares of the company's common stock, which reflects a conversion price of $15.80 for the company's common stock. After five years, the Series A Convertible Preferred Stock will be redeemable at $25 per share plus any accrued dividends, at the option of the company, in whole or in part, for cash or stock, subject to certain conditions. In addition, the company assumed approximately $32 million of Apple's debt with an effective interest rate of approximately 6.475%. (See Note 2 to the consolidated financial statements for further information.)

    The Apple merger brought the total number of residential rental communities to 87 and total apartment homes owned to 20,965 at December 31, 1999.

NOTES PAYABLE

    On September 29, 1999, the company placed $73.5 million of secured debt. The loan is secured by 10 properties. The loan is interest-only and bears a fixed interest rate of 7.29% per annum with a maturity date of September 2006. The proceeds were used to pay down short-term debt and to curtail the company's existing line of credit, described below.

    In connection with the Apple merger, the company has assumed six mortgage notes with a principal amount of $30.8 million. These mortgages were recorded at a fair value of $32 million at the date of assumption. The difference between the fair value and principal is being amortized as an adjustment to interest expense over the term of the respective notes. Mortgage notes payable are due in monthly installments, including principal and interest. At December 31, 1999, the balance of mortgage notes payable was $31.5 million.

    During 1999, the company's $175 million unsecured line of credit (the "Unsecured Line") with a consortium of six banks was increased to $185 million, and the maturity date was extended to July 9, 2002. The Unsecured Line bears interest at one month LIBOR plus 120 basis points. Proceeds from the secured debt, described above, were used to repay $35 million of the company's Unsecured Line and $30.5 million of other unsecured debt. At December 31, 1999, borrowings under the Unsecured Line were $150 million and the company had an unused borrowing capacity of $35 million.

    During 1999, the company increased the $5 million unsecured line of credit for general corporate purposes (the "General Purpose Line") to $7.5 million. The General Purpose Line bears interest at LIBOR plus 120 basis points, and the maturity date was extended to October 31, 2000. At December 31, 1999, borrowings under the General Purpose Line were $7.5 million.

    During 1999, the company's June 25, 1996 unsecured note was refinanced with a $5.5 million unsecured loan from a commercial bank. The new unsecured note was paid in full in September 1999 with proceeds from the secured debt described above.

 CAPITAL REQUIREMENTS The company has an ongoing capital expenditure commitment to fund its renovation program for recently acquired properties. The company anticipates that it will continue to operate as it did in 1999 and fund these cash needs from a variety of sources including equity, excess cash flow from operations over distributions, and debt provided by its line of credit. The company may seek to obtain additional debt financing to meet its objectives. Given the company's current debt level, the company is confident that it will be able to obtain debt financing from a variety of sources, both secured and unsecured.

    The company continues to renovate its properties. In connection with these renovations, the company capitalized improvements of $30 million in 1999.

    Capital resources are expected to grow with the future sale of its shares and from cash flow from operations. Approximately 22% of all 1999 common stock dividend distributions, or $9,168,728, were reinvested in additional common shares. In general, the company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 2000.

    The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the company has no provision for taxes, and thus there is no effect on the company's liquidity from taxes.

DISTRIBUTIONS TO PREFERRED SHAREHOLDERS The company issued Series A Convertible Preferred Stock in July 1999, in connection with the Apple merger. The company is imputing dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. The imputed dividend is reflected as additional non-cash preferred stock distributions.

IMPACT OF YEAR 2000 The company completed the year 2000 project as planned. The company has not experienced any year 2000 problems company-wide or from external sources and does not anticipate any. The total cost incurred to meet year 2000 compliance was not significant.

MARKET RISK DISCLOSURE

    In connection with the acquisition of Apple, the company assumed $32 million of mortgage loans. The company marked this debt to market using interest rates available on similar loans at the time of assumption, resulting in an effective interest rate of approximately 6.475%. In addition, in 1999, the company secured 10 properties with $73.5 million of secured debt with a fixed interest rate of 7.29%.

    The company is subject to changes in the fair market value of its fixed-rate secured debt amounting to $105 million at December 31, 1999. If market interest rates for fixed-rate debt were 100 basis points higher at December 31, 1999, the fair value of fixed-rate debt would have decreased from $105 million to $100 million. If market interest rates for fixed-rate debt were 100 basis points lower at December 31, 1999, the fair value of fixed-rate debt would have increased from $105 million to $110.5 million.

    The company has market risk exposure to short-term interest rates from variable rate borrowings under its line of credit. The line of credit bears interest at one month LIBOR plus 120 basis points. The company may utilize variable rate debt up to specified limits to total market capitalization.

    The company has analyzed its interest rate risk exposure. If market interest rates for these types of credit facilities average 100 basis points more in 2000 than they did in 1999 and the company's Unsecured Line balance remains unchanged from December 31, 1999, the company's interest expense would increase, and net income would decrease by $1.5 million. These amounts are determined by considering the impact of hypothetical interest rates on the company's borrowing cost. These analyses do not consider the effects of the reduced overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in the company's financial structure.

IMPACT OF INFLATION

    The company does not believe that inflation had any significant impact on the operation of the company in 1999. Future inflation, if any, would likely cause increased operating expenses, but the company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the company's properties over time, as rental rates and replacement costs increase.

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
CORNERSTONE REALTY INCOME TRUST, INC.

    We have audited the accompanying consolidated balance sheets of Cornerstone Realty Income Trust, Inc. (the "company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cornerstone Realty Income Trust, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

Richmond, Virginia
January 27, 2000,
except for Note 10, as to which
the date is February 21, 2000

                          CONSOLIDATED BALANCE SHEETS


December 31,                                                                           1999                 1998
-------------------------------------------------------------------------------------------------------------------
Assets
Investment in rental property
Land                                                                         $  136,326,140       $   87,100,659
Buildings and property improvements                                             760,712,650          487,972,647
Furniture and fixtures                                                           22,089,948           12,365,052
-------------------------------------------------------------------------------------------------------------------
                                                                                919,128,738          587,438,358
Less accumulated depreciation                                                   (77,538,085)         (48,227,760)
-------------------------------------------------------------------------------------------------------------------

                                                                                841,590,653          539,210,598

Cash and cash equivalents                                                        16,268,336            2,590,364
Prepaid expenses                                                                  2,803,488            1,372,498
Other assets                                                                      8,602,399            9,174,148
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                 $  869,264,876       $  552,347,608
===================================================================================================================

Liabilities and Shareholders' Equity

Liabilities
Notes payable--unsecured                                                      $ 157,500,000       $  201,892,999
Notes payable--secured                                                          105,045,682                   --
Distributions payable                                                             6,779,012                   --
Accounts payable                                                                 11,670,338            4,301,682
Accrued expenses                                                                 11,387,531            2,730,418
Rents received in advance                                                           613,214              506,649
Tenant security deposits                                                          1,903,857            1,729,671
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                                               294,899,634          211,161,419
===================================================================================================================

Minority interest of unitholders in operating partnership                                --            2,014,693

Shareholders' Equity
Preferred stock, no par value, authorized 25,000,000 shares;
   12,650,047 shares, $25 liquidation preference, Series A
   Convertible Preferred Stock issued and outstanding                           263,656,281                   --
Common stock, no par value, authorized 100,000,000
   shares; issued and outstanding 38,712,037 shares
   and 39,113,916 shares, respectively                                          383,969,899          388,131,512
Deferred compensation                                                               (72,976)            (108,905)
Distributions greater than net income                                           (73,187,962)         (48,851,111)
-------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                      574,365,242          339,171,496
===================================================================================================================
Total liabilities and shareholders' equity                                   $  869,264,876       $  552,347,608
===================================================================================================================

See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


Years Ended December 31,                                          1999                 1998                 1997
-----------------------------------------------------------------------------------------------------------------
Revenue
   Rental income                                         $  121,086,920       $  88,752,254       $   70,115,678
   Other income                                               3,954,604           4,885,694            1,854,946

Expenses
   Property  and maintenance                                 33,030,333          24,641,642           19,494,692
   Taxes and insurance                                       11,524,945           6,986,245            6,075,991
   Property management                                        2,385,110           2,169,552            1,769,272
   General and administrative                                 1,659,715           1,681,810            1,351,667
   Amortization expense and other depreciation                   78,627              47,703               56,075
   Depreciation of rental property                           29,310,325          20,741,130           15,163,593
   Other                                                      1,977,091           1,968,591            1,200,669
   Management contract termination                                   --                  --              402,907
-----------------------------------------------------------------------------------------------------------------
Total expenses                                               79,966,146          58,236,673           45,514,866

Income before interest and dividend income (expense)         45,075,378          35,401,275           26,455,758
   Interest and dividend income                                 391,985             411,957              331,114
   Interest expense                                         (15,345,598)        (12,587,897)          (7,561,319)
-----------------------------------------------------------------------------------------------------------------
Income before minority interest in
   operating partnership                                     30,121,765          23,225,335           19,225,553

Minority interest of unitholders
   in operating partnership                                     (84,663)            (14,693)                  --
-----------------------------------------------------------------------------------------------------------------

Net income                                                   30,037,102          23,210,642           19,225,553

Distributions to preferred shareholders                     (12,323,538)                 --                   --
-----------------------------------------------------------------------------------------------------------------

Net income available to common shareholders             $    17,713,564      $   23,210,642      $    19,225,553
=================================================================================================================

Net income per share-basic and diluted                  $          0.45      $         0.62      $          0.59
=================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                              Common Stock             Preferred Stock               Distributions
                                      --------------------------   ---------------------                (Greater)     Total
                                        Number                       Number              Deferred     Less Than    Shareholders'
                                       of Shares      Amount       of Shares     Amount Compensation  Net Income     Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance at  December 31, 1996        28,141,509   $ 276,269,539        --           --   $ (55,000) $(21,644,834) $254,569,705
Net proceeds from the
   sale of shares                     5,175,000      49,287,000        --           --          --            --    49,287,000

Net income                                   --              --        --           --          --    19,225,553    19,225,553

Cash distributions declared to
   shareholders ($1.00 per share)            --              --        --           --          --   (31,324,870)  (31,324,870)

Restricted stock grant                    2,772          29,972        --           --     (29,972)           --            --

Shares issued for
  purchase of Apple
  Realty Group, Inc. contract           150,000       1,650,000        --           --          --            --     1,650,000

Shares issued in connection
   with management contract
   termination                          700,000       7,700,000        --           --          --            --     7,700,000

Amortization of deferred
   compensation                              --              --        --           --      21,996            --        21,996

Shares issued through
   reinvestment of distributions      1,341,046      14,198,868        --           --          --            --    14,198,868

-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997         35,510,327     349,135,379        --           --     (62,976)  (33,744,151)  315,328,252
Net proceeds from the
   sale of shares                     2,612,582      28,032,107        --           --          --            --    28,032,107

Net income                                   --              --        --           --          --    23,210,642    23,210,642

Cash distributions
   declared to shareholders
   ($1.03  per share)                        --              --        --           --          --   (38,317,602)  (38,317,602)

Restricted stock grant                    7,350          90,497        --           --     (90,497)           --            --

Amortization of deferred
  compensation                               --              --        --           --      44,568            --        44,568

Shares issued through dividend
   reinvestment plan                    983,657      10,873,529        --           --          --            --    10,873,529

-------------------------------------------------------------------------------------------------------------------------------
Balance at December  31, 1998        39,113,916     388,131,512        --           --    (108,905)  (48,851,111)  339,171,496
Net income                                   --              --        --           --          --    30,037,102    30,037,102

Issuance of Series A
   Convertible Preferred Stock               --              -- 2,666,019 $262,946,547          --            --   262,946,547

Cash distributions declared
   to common shareholders
   ($1.07  per share)                        --              --        --           --          --   (42,050,415)  (42,050,415)

Distributions for Series A
   Convertible Preferred Stock               --              --        --           --          --   (11,214,459)  (11,214,459)

Imputed Distributions on Series A
   Convertible Preferred Stock               --              --        --    1,109,079          --    (1,109,079)           --

Exercise of stock options                   539           5,390        --           --          --            --         5,390

Purchase of common stock
   held by Apple Residential
   Income Trust, Inc. (Apple)          (758,000)     (7,769,500)       --           --          --            --    (7,769,500)

Purchase of common stock               (789,100)     (7,815,844)       --           --          --            --    (7,815,844)

Conversion of minority
   interests of unitholders
   in operating partnership              185,887      1,850,268        --           --          --            --     1,850,268

Preferred stock converted
   to common stock                        25,264        399,345    (15,972)    (399,345)        --            --            --
Amortization of deferred
   compensation                               --             --        --           --      35,929            --        35,929

Shares issued through dividend
   reinvestment plan                     933,531      9,168,728        --           --          --            --     9,168,728
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999          38,712,037   $383,969,899 12,650,047 $263,656,281   $(72,976) $(73,187,962) $574,365,242
=================================================================================================================




See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                                                   1999                   1998                    1997
------------------------------------------------------------------------------------------------------------------------------
Cash Flow from Operating Activities
Net income                                                       $  30,037,102         $   23,210,642          $   19,225,553
Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization                                   29,383,210             20,788,833              15,219,668
    Minority interest of unitholders in operating partnership           84,663                 14,693                      --
    Amortization of deferred compensation                               35,929                 44,568                  21,996
    Amortization of deferred financing costs                           306,005                272,795                 212,802
    Management contract  termination                                        --                     --                 402,907
    Amortization of Apple Realty Group, Inc. contract                  241,438              1,054,470                 546,000
Changes in operating assets and liabilities:
    Operating assets                                                (3,170,981)            (2,337,716)             (2,343,668)
    Operating liabilities                                            5,393,529              1,979,369               1,688,275

------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                     62,310,895             45,027,654              34,973,533
Cash Flow from Investing Activities:
   Net cash used in the purchase of Apple Residential
      Income Trust, Inc.                                              (868,173)                    --                      --
   Acquisitions of rental property, net of debt assumed                     --            (71,883,993)           (134,900,712)
   Proceeds from sale of land                                          764,668
   Capital improvements                                            (30,342,026)           (25,979,169)            (22,958,631)
   Investment in Apple Residential Income Trust, Inc.                       --                     --              (3,760,000)
   Apple Realty Group, Inc. contract purchase                               --                     --                (350,000)

------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                        (30,445,531)           (97,863,162)           (161,969,343)
Cash Flow from Financing Activities:
Payment of deferred financing costs                                 (1,616,309)
Proceeds from short-term borrowings                                 69,710,001            118,289,852             442,927,152
Repayments of short-term borrowings                               (114,103,000)           (67,966,000)           (346,761,005)
Proceeds from secured notes payable                                 73,500,000                     --                      --
Repayment of mortgage notes                                           (301,407)                    --                      --
Shares issued through dividend reinvestment
   plan and exercise of stock options                                9,174,118             38,905,636              63,485,868
Purchase of common stock                                            (7,815,844)                    --                      --
Conversion of operating partnership units                                   --                     --                      --
Cash distributions to operating partnership unitholders               (198,899)                    --                      --
Cash distributions paid to preferred shareholders                   (4,485,637)                    --                      --
Cash distributions paid to common shareholders                     (42,050,415)           (38,317,602)            (31,324,870)

------------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by financing activities          (18,187,392)            50,911,886             128,327,145
      Increase (decrease) in cash and cash equivalents              13,677,972             (1,923,622)              1,331,335
               Cash and cash equivalents, beginning of year          2,590,364              4,513,986               3,182,651
------------------------------------------------------------------------------------------------------------------------------
               Cash and cash equivalents, end of year            $  16,268,336         $    2,590,364          $    4,513,986
==============================================================================================================================
Supplemental Information:
Non-cash transactions:
Apple acquisition
   Real estate assets acquired                                   $ 302,113,022                     --                      --
   Issuance of preferred stock                                     262,946,547                     --                      --
   Assumption of mortgage notes                                     31,847,092                     --                      --
   Company common stock held by Apple                                7,769,500                     --                      --
   Operating assets acquired                                           632,831                     --                      --
   Operating liabilities acquired                                   10,912,991                     --                      --
   Other                                                             3,940,548                     --                      --
Accretion of preferred dividends                                     1,109,079                     --                      --
Conversion of minority interest and operating partnership            1,850,268                     --                      --
Cash paid for interest                                              16,113,511          $  11,636,307          $    7,221,104

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
GENERAL INFORMATION AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

BUSINESS Cornerstone Realty Income Trust, Inc. (together with its subsidiaries, the "company"), a Virginia corporation, is an owner-operator of residential apartment communities in the southern regions of the United States. The accompanying consolidated financial statements include the accounts of the company along with its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The company's common stock trades on the New York Stock Exchange under the ticker symbol TCR.

    Certain previously reported amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value.

INVESTMENT IN RENTAL PROPERTY The investment in rental property is recorded at cost, net of depreciation, and includes real estate brokerage commissions to related parties for purchases prior to October 1, 1996.

    The company records impairment losses on rental property used in the operations if indicators of impairment are present, and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

    Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27.5 years for buildings and major improvements and a range from five to seven years for furniture and fixtures.

INCOME RECOGNITION Rental income, interest, and other income are recorded on an accrual basis. The company's properties are leased under lease agreements that, typically, have terms that do not exceed one year.

     STOCK INCENTIVE PLANS The company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. As discussed in Note 6, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ADVERTISING COSTS Costs incurred for the production and distribution of advertising are expensed as incurred.

EARNINGS PER COMMON SHARE Basic and diluted earnings per common share are calculated in accordance with FASB Statement No. 128 "Earnings Per Share." Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. The Series A Convertible Preferred Stock is not included in dilutive earnings per share calculations since the impact is not dilutive. Operating Partnership units are not included as the units were converted to common stock prior to December 31, 1999 and were not dilutive during the period in which they were outstanding.

FEDERAL INCOME TAXES The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a real estate investment trust which complies with the provisions of the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal income taxes on its distributed income. Accord-ingly, no provision has been made for federal income taxes.

    For federal income tax purposes, distributions paid to common shareholders consist of ordinary income and return of capital or a combination thereof. Distributions per common share were $1.07, $1.03, and $1.00 in the years ended December 31, 1999, 1998, and 1997, respectively. In 1999, of the total common distribution, 89% was taxable as ordinary income, and 11% was a non-taxable return of capital. In 1998, of the total common distribution, 80% was taxable as ordinary income, and 20% was a non-taxable return of capital. In 1997, 77% was taxable as ordinary income, and 23% was a non-taxable return of capital. All amounts distributed to preferred shareholders are ordinary income for federal income tax purposes.

USE OF ESTIMATES The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

COMPREHENSIVE INCOME On January 1, 1998, the company adopted Statement 130, "Reporting Comprehensive Income." The company does not currently have any items of comprehensive income requiring separate reporting and disclosure.

NOTE 2
ACQUISITION OF APPLE RESIDENTIAL INCOME TRUST, INC.

    On July 23, 1999, the company completed the acquisition of Apple Residential Income Trust, Inc. ("Apple"), which owned 29 apartment communities containing 7,503 apartment homes. The merger qualified as a tax-free reorganization and was accounted for under the purchase method of accounting. The acquisition was structured as a merger of Apple into a wholly-owned subsidiary of the company. The aggregate purchase price was approximately $311 million. Under the terms of the merger agreement, each Apple shareholder received 0.4 of the company's $25 Series A Convertible Preferred Stock for each share of Apple common stock. A total of 12,666,019 shares of the company's Series A Convertible Preferred Stock were issued as a result of the merger. The Series A Convertible Preferred Stock has a first-year per-share dividend rate of $2.125, which will increase to $2.25 in the second year and $2.375 in the third year and thereafter. Each share of Series A Convertible Preferred Stock carries a $25 per share liquidation preference and is convertible into 1.5823 shares of the company's common stock, which reflects a conversion price of $15.80 for the company's common stock. After five years, the Series A Convertible Preferred Stock will be redeemable at $25 per share plus any accrued dividends, at the option of the company, in whole or in part, for cash or stock, subject to certain conditions. In addition, the company assumed approximately $32 million of Apple's debt with an effective interest rate of approximately 6.475%. No goodwill was recorded as a result of this transaction.

    The following unaudited pro forma information for the years ended December 31, 1999 and 1998 assumes the acquisition of Apple was completed on January 1 of the respective periods. In addition to the merger, the unaudited pro forma information gives effect to seven property acquisitions made by the company during 1998, and 16 and three property acquisitions made by Apple in 1998 and 1999, respectively, as if these property acquisitions were made on January 1 of the respective periods. The pro forma information is not necessarily indicative of what the company's consolidated results of operations would have been if the acquisitions previously described had occurred at the beginning of each period presented. Additionally, the pro forma information does not purport to be indicative of the company's results of operations for future periods.

Unaudited Pro Forma Totals                  1999            1998
--------------------------------------------------------------------------------
Rental income                       $148,372,645    $140,413,804
Net income available to
   common shareholders                 3,133,617       8,624,264
Net income per common
   share--basic and diluted                 $.08            $.23

    The pro forma information presented above reflects adjustments for the actual rental income and rental expenses of the 23 properties acquired during 1998 and the three properties acquired in 1999 (including the Apple properties) for the respective periods in 1998 prior to acquisition. Net income has been adjusted as follows: (1) revenues and expenses related to the acquisition have been eliminated;

(2) depreciation expense has been adjusted based on the company's basis in the properties; (3) interest expense has been adjusted based on the market rate available to the company for acquisitions made with debt or cash; and (4) outstanding number of common shares has been adjusted for acquisitions made through the sale of common stock.

NOTE 3
INVESTMENT IN RENTAL PROPERTY
    At December 31, 1999, the company did not own more than 30% of its apartment communities in any one market. The following is a summary of rental property owned at December 31, 1999:

                                              Initial             Carrying           Accumulated                      Date
    Description                           Acquisition Cost         Value*           Depreciation    Encumbrances      Acquired
------------------------------------------------------------------------------------------------------------------------------------
NORTH CAROLINA
Raleigh/Durham, North Carolina
    The Hollows                          $     4,200,000      $     6,344,761     $     1,371,280           --        June 1993
    The Trestles                              10,350,000           11,674,666           1,951,490           --        December 1994
    The Landing                                8,345,000           10,273,739           1,314,898           --        May 1996
    Highland Hills                            12,100,000           14,777,352           1,867,985           --        September 1996
    Parkside at Woodlake                      14,663,886           15,363,983           1,616,808           --        September 1996
    Deerfield                                 10,675,000           11,434,772           1,323,856           --        November 1996
    Paces Arbor                                5,588,219            6,061,500             542,022           --        March 1997
    Paces Forest                               6,473,481            7,061,353             635,445           --        March 1997
    Clarion Crossing                          10,600,000           11,199,362             709,617           --        September 1997
    St. Regis                                  9,800,000           10,313,631             670,792           **        October 1997
    Remington Place                            7,900,000            8,742,446             588,592           **        October 1997
    The Timbers                                8,100,000            8,973,326             451,536           --        June 1998
Charlotte, North Carolina
    Hanover Landing                            5,725,000            7,688,461           1,124,516           --        August 1995
    Sailboat Bay                               9,100,000           13,760,358           2,893,325           --        November 1995
    Bridgetown Bay                             5,025,000            5,978,562             801,470           --        April 1996
    Meadow Creek                              11,100,000           12,846,737           1,676,493           --        May 1996
    Beacon Hill                               13,579,203           14,977,670           1,670,404           --        May 1996
    Summerwalk                                 5,660,000            7,811,259             933,110           --        May 1996
    Paces Glen                                 7,425,000            8,283,569             807,822           --        July 1996
    Heatherwood                               17,630,457           25,678,852           2,376,773           --           ***
    Charleston Place                           9,475,000           10,479,833             936,387           **        May 1997
    Stone Point                                9,700,000           10,340,351             718,777           **        January 1998
Winston-Salem, North Carolina
    Mill Creek                                 8,550,000            9,756,845           1,367,852           --        September 1995
    Glen Eagles                                7,300,000            8,387,218           1,277,793           --        October 1995
Wilmington, North Carolina
    Wimbledon Chase                            3,300,000            5,792,212           1,312,650           --        February 1994
    Chase Mooring                              3,594,000            7,033,468           1,221,272           --        August 1994
    Osprey Landing                             4,375,000            7,568,285           1,252,918           --        November 1995
Other North Carolina
    Wind Lake                                  8,760,000           11,513,608           1,797,291           --        April 1995
    The Meadows                                6,200,000            7,499,248           1,193,546           --        January 1996
    Signature Place                            5,462,948            7,490,089           1,056,405           --        August 1996
    Pinnacle Ridge                             5,731,150            6,421,295             337,877           --        April 1998

                                              Initial             Carrying           Accumulated                      Date
    Description                           Acquisition Cost         Value*           Depreciation    Encumbrances      Acquired
------------------------------------------------------------------------------------------------------------------------------------
GEORGIA
Atlanta, Georgia
    Ashley Run                           $    18,000,000      $    19,972,413     $     1,744,247           **        April 1997
    Carlyle Club                              11,580,000           13,251,328           1,098,000           --        April 1997
    Dunwoody Springs                          15,200,000           19,090,735           1,538,123           --        July 1997
    Stone Brooke                               7,850,000            8,872,988             653,005           **        October 1997
    Spring Lake                                9,000,000            9,866,697             487,958           **        August 1998
Other Georgia
    West Eagle Greens                          4,020,000            6,426,900           1,006,501           --        March 1996
    Savannah West                              9,843,620           14,048,274           1,753,913           --        July 1996

VIRGINIA
Richmond, Virginia
    Ashley Park                               12,205,000           13,271,520           1,799,541           --        March 1996
    Trolley Square                            10,242,575           13,717,622           1,627,402           --        ****
    Hampton Glen                              11,599,931           13,008,010           1,556,617           --        September 1996
    The Gables                                11,500,000           12,710,802             615,267           --        July 1998
Virginia Beach, Virginia
    Mayflower Seaside                          7,634,144           10,786,692           1,776,525           --        October 1993
    Harbour Club                               5,250,000            6,543,804           1,185,861           --        May 1994
    Bay Watch Pointe                           3,372,525            5,156,962             850,371           --        July 1995
    Tradewinds                                10,200,000           11,781,289           1,671,376           --        November 1995
    Arbor Trace                                5,000,000            6,141,118             815,867           --        March 1996
Other Virginia
    County Green                               3,800,000            5,496,059           1,287,273           --        December 1993
    Trophy Chase                              12,628,991           16,648,166           1,173,456           --        *****
    Greenbrier                                11,099,525           12,606,881           1,537,701           --        October 1996

SOUTH CAROLINA
Greenville, South Carolina
    Polo Club                                  4,300,000            7,866,907           2,229,426           --        June 1993
    Breckinridge                               5,600,000            7,208,834           1,070,571           --        June 1995
    Magnolia Run                               5,500,000            7,009,512           1,249,880           --        June 1995
Columbia, South Carolina
    Stone Ridge                                3,325,000            6,019,560           1,523,199           --        December 1993
    The Arbors at Windsor Lake                10,875,000           11,701,117           1,255,948           **        January 1997
Other South Carolina
    Westchase                                 11,000,000           13,212,319           1,356,921           **        January 1997
    Hampton Pointe                            12,225,000           14,667,288             937,704           **        March 1998
    Cape Landing                              17,100,000           19,233,648             800,319           --        October 1998

TEXAS
Dallas, Texas
    Brookfield                                 8,014,533            8,161,716             186,973           --        July 1999
    Toscana                                    7,334,023            7,365,639             126,957           --        July 1999
    Paces Cove                                11,712,879           11,971,802             195,934           --        July 1999
    Timberglen                                13,220,605           13,584,884             226,307           --        July 1999
    Summer Tree                                7,724,156            8,229,667             121,790           --        July 1999
    Devonshire                                 7,564,892            7,891,678             135,312   $3,966,620        July 1999
    The Courts on Pear Ridge                  11,843,691           11,946,254             165,473           --        July 1999

                                              Initial             Carrying           Accumulated                      Date
    Description                           Acquisition Cost         Value*           Depreciation    Encumbrances      Acquired
------------------------------------------------------------------------------------------------------------------------------------
Irving, Texas
    Eagle Crest                          $    21,566,317      $    21,656,922     $       357,622            --       July 1999
    Remington Hills                           20,921,219           21,404,019             370,565            --       July 1999
    Estrada Oaks                              10,786,882           11,012,434             164,335            --       July 1999
Arlington, Texas
    Aspen Hills                                7,223,722            7,358,975             155,255            --       July 1999
    Mill Crossing                              5,269,792            5,338,858             107,921            --       July 1999
    Polo Run                                   7,556,647            8,352,311             154,386            --       July 1999
    Cottonwood                                 6,271,756            6,768,671             118,929            --       July 1999
    Burney Oaks                                9,965,236           10,224,472             172,359            --       July 1999
Fort Worth, Texas
    Copper Crossing                           11,776,983           12,005,817             225,802            --       July 1999
Bedford, Texas
    The Arbors on Forest Ridge                 9,573,954            9,617,764             170,899            --       July 1999
    Park Village                               8,224,541            8,582,259             157,853            --       July 1999
Euless, Texas
    Wildwood                                   4,471,294            4,524,238              84,312            --       July 1999
Duncanville, Texas
    Main Park                                  9,082,967            9,201,464             161,804            --       July 1999
Lewisville, Texas
    Pace's Point                              12,980,245           13,167,942             207,288  $  8,076,155       July 1999
Grand Prairie, Texas
    Silverbrook I                             15,709,893           16,505,257             279,259            --       July 1999
    Silverbrook II                             5,808,250            6,022,167              98,797     2,996,150       July 1999
Grapevine, Texas
    Grayson Square II                         12,210,121           12,437,775             208,621     6,622,849       July 1999
    Grayson Square I                           9,948,959           10,238,037             168,123     6,884,762       July 1999
Austin, Texas
    The Meridian                               7,539,224            7,742,932             134,852     2,999,146       July 1999
    Canyon Hills                              12,512,502           12,586,448             185,272            --       July 1999
Richardson, Texas
    Cutter's Point                             9,859,840           10,367,834             172,370            --       July 1999
San Antonio, Texas
    Sierra Ridge                               6,624,666            7,014,246             118,741            --       July 1999
------------------------------------------------------------------------------------------------------------------------------------
                                         $   799,739,444      $   919,128,738     $    77,538,085  $105,045,682
                                         ======================================================================

*Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition for properties acquired to date, excluding the Apple properties. The Apple properties include the allocated purchase price at the time of the merger and improvements capitalized since the merger.

** $73.5 million of secured debt which is secured by 10 properties which are individually noted.

*** Heatherwood Apartments is comprised of Heatherwood and Italian Village/Villa Marina Apartments acquired in September 1996 and August 1997, respectively, at a cost of $10,205,457 and $7,425,000. They are adjoining properties and are operated as one apartment community.

**** Trolley Square Apartments is comprised of Trolley Square East and Trolley Square West Apartments acquired in June 1996 and December 1996, respectively, at a cost of $6,000,000 and $4,242,575. They are adjacent properties and are operated as one apartment community.

*****Trophy Chase is comprised of Trophy Chase and Hunter's Creek acquired in April 1996 and July 1999, respectively, at a cost of $3,710,000 and $8,918,991. They are adjacent properties and are operated as one apartment community.

The following is a reconciliation of the carrying amount of real estate owned:

                               1999            1998            1997
--------------------------------------------------------------------------------
Balance at January 1      $587,438,358    $487,575,196     $329,715,853
Real estate purchased      302,113,022      73,883,993      134,900,712
Sale of land                  (764,668)           --            --
Improvements, furniture,
and fixtures                30,342,026      25,979,169       22,958,631
--------------------------------------------------------------------------------
Balance at December 31    $919,128,738    $587,438,358     $487,575,196

    The following is a reconciliation of accumulated depreciation:
                               1999            1998            1997
--------------------------------------------------------------------------------
Balance at January 1       $48,227,760     $27,486,630      $12,323,037
Depreciation expense        29,310,325      20,741,130       15,163,593
--------------------------------------------------------------------------------
Balance at December 31     $77,538,085     $48,227,760      $27,486,630

NOTE 4
NOTES PAYABLE

SECURED On September 29, 1999, the company placed $73.5 million of secured debt. The loan is secured by 10 properties. The loan is interest only, paid monthly, and bears interest at a fixed interest rate of 7.29% per annum with a maturity date of September 2006. The proceeds were used to pay down short-term debt and to curtail the company's existing line of credit as described below.

    In connection with the Apple merger, the company assumed six mortgage notes with a principal amount of $30.8 million. These mortgages were recorded at a fair value of $32 million at the date of assumption. The difference between the fair value and the principal is being amortized as an adjustment to interest expense over the term of the respective notes. Prepayment penalties apply for early retirements. Scheduled maturities are at various dates through December
2005. At December 31, 1999, the balance of the mortgage notes payable was $31,545,682. Mortgage notes payable are due in monthly installments, including principal and interest.

    The aggregate maturities of principal, including monthly installments of principal previously described, for secured debt subsequent to December 31, 1999 are as follows:
              Year            Amount
--------------------------------------------------------
              2000       $   622,432
              2001           691,727
              2002           727,228
              2003         7,953,828
              2004         3,252,688
        Thereafter        91,797,779
--------------------------------------------------------
                        $105,045,682
--------------------------------------------------------
    The fair market value of secured debt at December 31, 1999 was $103 million.

UNSECURED During 1999, the company's $175 million unsecured line of credit ("Unsecured Line") with a consortium of six banks was increased to $185 million and the maturity date was extended to July 9, 2002. The Unsecured Line bears interest at one month LIBOR plus 120 basis points, reduced from one month LIBOR plus 135 basis points at December 31, 1998 and 1997. Proceeds from the secured debt described above were used to repay $35 million of the company's Unsecured Line and $30.5 million of other unsecured debt. At December 31, 1999, the company had an unused borrowing capacity of $35 million under the Unsecured
Line. In addition, the company is obligated to pay lenders a quarterly commitment fee equal to .20% per annum of the unused portion of the line. At December 31, 1999 and 1998, total unsecured borrowings under these agreements were $150 million and $196 million, respectively.

    The line of credit agreement contains certain covenants which, among other things, require maintenance of certain financial ratios and include restrictions on the company's ability to make distributions to its shareholders over certain amounts. At December 31, 1999, the company was in compliance with these covenants.

    During 1999, the company increased the $5 million unsecured line of credit for general corporate purposes ("General Purpose Line") to $7.5 million . The General Corporate Purpose Line bears interest at LIBOR plus 120 basis points. The maturity date was extended to October 31, 2000. At December 31, 1999 and 1998, borrowings under this arrangement were $7.5 million and $343,000, respectively.

    During 1999, the company's June 25, 1996 unsecured note was refinanced with a $5.5 million unsecured loan from a commercial bank. The new unsecured note was paid in full in September 1999 with proceeds from the secured debt described above.

    No   interest   was   capitalized   in  1999,   1998,   or  1997.   Overall,
weighted-average interest rates incurred were 6.5% in 1999 and 6.9% in 1998.

NOTE 5
SHAREHOLDERS' EQUITY

PREFERRED STOCK On July 23, 1999, in connection with the Apple merger, the company issued 12,666,019 shares of Series A Convertible Preferred Stock, with a liquidation preference of $25 per share. The Series A Convertible Preferred Stock is convertible into 1.5823 shares of the company's common stock which reflect a conversion price of $15.80 for the company's common stock. After five years, the Series A Convertible Preferred Stock is redeemable at $25 per share plus any accrued dividends, at the option of the company, in whole or in part, for cash or stock, subject to certain conditions. The company is imputing dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. The imputed dividend is reflected as additional non-cash preferred stock distributions.

COMMON STOCK In 1997, the company adopted a Dividend Reinvestment and Share Purchase Plan ("Plan"), which allows any recordholder to reinvest distributions without payment of any brokerage commissions or other fees. Of the total proceeds raised from common shares during the years ended December 31, 1999, 1998, and 1997, $9,168,728, $10,873,529, and $14,198,868, respectively, were provided through the reinvestment of distributions.

    In 1998, the company organized Cornerstone REIT Limited Partnership to acquire Cape Landing Apartments. In connection with this acquisition, the company issued 185,887 partnership units. On December 29, 1999, the operating partnership units were converted to common stock, at a ratio of one share of common stock for every operating partnership unit.

    During 1998, the company raised $30 million by issuing 2.6 million common shares through its participation in a Unit Investment Trust, which resulted in $28 million net proceeds to the company, after underwriting discounts, commissions, and other direct costs. The company used the proceeds to pay down its line of credit, for the acquisition of additional apartment communities, and for working capital.

    In April 1997, the company completed its firm-commitment initial public offering of 5,175,000 shares of its common stock at $10.50 per share. Net proceeds, after deducting underwriting discounts and commissions and direct offering costs, aggregated approximately $49 million and were used to repay $44 million of a previous line of credit.

NOTE 6
BENEFITS PLANS

STOCK INCENTIVE PLAN Based on the outstanding shares, under the 1992 Incentive Plan, as amended, a maximum of 1,258,596 options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Under the Directors Plan, as amended, a maximum of 542,190 options could be granted to the directors of the company. In 1999, the company granted 39,625 options to purchase shares under the Directors Plan and 13,000 options to purchase shares under the Incentive Plan.

    Both of the plans provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, options become exercisable at the date of grant. Generally the optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. Activity in the company's share option plans during the three years ended December 31, 1999 is summarized in the following table:

                                                      1999                             1998                         1997
                                                      Weighted-Average                 Weighted-Average             Weighted-Average
                                      Options         Exercise Price     Options       Exercise Price     Options   Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year           904,096         $11.73           405,491       $11.07            371,256       $10.99
Granted                                  401,396          10.29           498,605        11.96             34,235        11.38
Exercised                                  (539)          10.00                --           --                 --           --
Forfeited                                     --             --                --           --                 --           --
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year               1,304,953         $11.15           904,096       $11.73            405,491       $11.07
Exercisable at end of year             1,304,953         $11.15           904,096       $11.73            364,591       $11.07
------------------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of
    options granted during the year                      $  .30                         $  .32                          $ 1.00

    Options granted during 1999 included options granted to Mr. Glade M. Knight, Chairman and Chief Executive Officer of the company, separate from the incentive plan. Mr. Knight was granted options ("Award Options") to purchase 348,771 of the company's common shares at an exercise price of $10.125. These options represent a "rollover" of certain options previously held by Mr. Knight with respect to Apple common shares.

    If a triggering event occurs, the exercise price will be $1.00 per common share for the following 180 days. A triggering event means the occurrence of certain events, defined in the option agreement, reflecting a change or prospective change in control of the company.

    If a triggering event occurs, and Mr. Knight either elects not to, or fails to, exercise any exercisable Award Options, then the company must pay to Mr. Knight the difference between the exercise price and the value of the common shares that would be obtained upon exercise. If the exercise or the receipt of payment in lieu of such exercise subjects the holder to an additional penalty tax under the Internal Revenue Code, the company will pay to the holder an additional amount to offset the penalty tax.

    Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998, and 1997:

                                 1999            1998            1997
--------------------------------------------------------------------------------
Risk-free interest               5.6 %           5.5 %           6.7 %
Dividend yields                  9.0 %           9.0 %           7.0 %
Volatility factors                .160            .160            .161
Weighted-average
  expected life (years)             10              10              10

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

    For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As the options are immediately exercisable, the full impact of the pro forma adjustment to net income is disclosed below.



                           1999              1998            1997
--------------------------------------------------------------------------------
Net income available
to common shareholders

Pro forma          $ 17,581,422     $  23,040,840    $ 19,148,373

As reported        $ 17,713,564     $  23,210,642    $ 19,225,553

Earnings per
common share--diluted

Pro forma          $        .45     $         .61    $        .59

As reported        $        .45     $         .62    $        .59

401(K) SAVINGS PLAN Eligible employees of the company participate in a contributory employee savings plan. Under the plan, the company may match a percentage of contributions made by eligible employees, such percentage to apply to a maximum of 1% of their annual salary. Expenses under this plan for 1999 and 1998 were $65,117 and $42,288, respectively.

NOTE 7
RELATED-PARTY TRANSACTIONS

Mr. Knight, Chairman and Chief Executive Officer of the company, also served as the Chairman and Chief Executive Officer of Apple. Prior to the merger with Apple, the company provided services to Apple. The services the company rendered to Apple terminated upon the consummation of the merger. (See Note 2 to the consolidated financial statements.)

    Prior to the merger, the company or its affiliates provided real estate brokerage services to Apple. In March 1997, the company purchased the right to provide brokerage services to Apple by purchasing the assets of Apple Realty Group, Inc., for $2 million, consisting of $350,000 in cash and 150,000 company common shares valued at $1,650,000. The principal asset of Apple Realty Group, Inc. was its brokerage contract with Apple. Under the terms of the brokerage contract with Apple, the company received a real estate commission equal to 2% of the purchase price of the properties acquired plus reimbursement of certain expenses. During 1999, 1998, and 1997, the company earned $561,484, $2,665,100, and $1,031,066, respectively, in real estate brokerage commissions. The company amortized $241,438, $1,054,470, and $546,000, in 1999, 1998, and 1997,
respectively, of the purchase price for the brokerage contract. The company amortized the purchase price of the contract in relationship to the assets acquired through the date of the merger.

    The company also provided property management and advisory services to Apple. Property management services were 5% of monthly rental revenues plus reimbursement of certain expenses. Advisory services were .1% to .25% based on total capital raised by Apple and the financial performance of Apple. During 1999, 1998, and 1997, the company earned $1,893,120, $2,220,594, and $822,497, respectively, for management and advisory services.

    During 1997, the company purchased 417,778 common shares of Apple for $3,760,000. The company received distributions on this investment of $194,580, $340,483, and $253,172 in 1999, 1998, and 1997, respectively.

    During May, 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and the company to allow for termination of such agreements in the event of a change of control of the company. The company recorded the payment as other income.

    Prior to the Apple merger, officers of the company held 200,000 Apple Class B Convertible Shares which converted into 640,000 of the company's Series A Convertible Preferred Shares upon consummation of the merger.

    Mr. Knight also serves as Chairman and Chief Executive Officer of Apple Suites, Inc., a hospitality REIT formed during 1999, and also owns companies which provide services to Apple Suites, Inc. During 1999, the company provided services and rented office space to these entities and received payment of approximately $214,000.

OTHER RELATIONSHIPS Leslie A. Grandis, a director of the company, is also a partner in McGuire, Woods, Battle & Boothe LLP, which serves as general counsel to the company. Martin Zuckerbrod and Harry S. Taubenfeld, directors of the company, provide real estate legal services to the company.

NOTE 8
EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                    1999                  1998                 1997
------------------------------------------------------------------------------------------------------------------------------------
Numerator:
Net income available to common shareholders                                $  17,713,564        $   23,210,642        $  19,225,553
  Numerator for basic and diluted earnings per share-income
    available to common stockholders after assumed conversion              $  17,713,564        $   23,210,642        $  19,225,553
Denominator:
  Denominator for basic earnings per share-weighted-average shares            39,182,802            37,630,546           32,617,823
Effect of dilutive securities:
  Stock options                                                                       21                20,402                2,014
  Series A Convertible Preferred Stock*                                               --                    --                   --
------------------------------------------------------------------------------------------------------------------------------------
  Denominator for diluted earnings per share-adjusted
    weighted-average shares and assumed conversions                           39,182,823            37,650,948           32,619,837
------------------------------------------------------------------------------------------------------------------------------------

  Basic and diluted earnings per common share                              $         .45         $         .62        $         .59
------------------------------------------------------------------------------------------------------------------------------------

*Series A Convertible Preferred Stock was not included in dilutive earnings per common share calculation since its effect was anti-dilutive.

NOTE 9
QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for the years ended December 31, 1999 and 1998:

                                                              First              Second               Third             Fourth
1999                                                        Quarter             Quarter             Quarter            Quarter
--------------------------------------------------------------------------------------------------------------------------------
Revenues                                              $  24,528,378   $      26,635,539   $      35,100,597    $     38,777,010
Income before interest income (expense)                   9,207,685           9,622,021          12,580,451          13,665,221
Net income                                                5,832,410           6,218,561           8,732,122           9,254,009
Distributions to preferred shareholders                          --                  --           4,923,280           7,400,258
Net income available to common shareholders               5,832,410           6,218,561           3,808,842           1,853,751
Basic and diluted earnings per
  common share                                                  .15                 .16                 .09                 .05
Distributions per share                                         .26                 .27                 .27                 .27

1998
--------------------------------------------------------------------------------------------------------------------------------
Revenues                                              $  20,962,469   $      22,721,906   $      24,999,279   $      24,954,294
Income before interest income (expense)                   7,963,956           8,572,162           9,405,990           9,459,167
Net income                                                5,236,048           5,512,931           6,289,373           6,172,290
Distributions to preferred shareholders                          --                  --                  --                  --
Net income available to common shareholders               5,236,048           5,512,931           6,289,373           6,172,290
Basic and diluted earnings per common share                     .15                 .15                 .16                 .16
Distributions per share                                         .25                 .26                 .26                 .26
--------------------------------------------------------------------------------------------------------------------------------


NOTE 10
SUBSEQUENT EVENT

As of February 17, 2000, the company entered into a contract to sell 16 apartment communities for a gross selling price of approximately $135 million, with a net book value of $105 million at December 31, 1999. There is no assurance that this transaction will take place.