Form 10-K, Exhibit 13
period 2000-12-31
CORNERSTONE REALTY INCOME TRUST INC
filed 2001-04-02
CIK 854875

EXHIBIT 13

SELECTED FINANCIAL DATA


AS OF DECEMBER 31,                                    2000             1999
- --------------------------------------------------------------------------------
OPERATING RESULTS (C)

Rental income                                  $ 144,875,214     $ 121,086,920
Income (loss) before gains on sale of
 investments and minority interest of
 unitholders in operating partnership             35,214,390        30,121,765
Gains on sales of investments                     22,929,913                --
Net income (loss)                                 58,144,303        30,037,102
Distributions to preferred shareholders           30,305,194        12,323,538
Net income available to common shareholders       27,839,109        17,713,564
Distributions to common shareholders              40,251,087        42,050,415

PER SHARE
Net income (loss)-basic and diluted            $        0.77     $        0.45
Distributions per preferred share              $        2.19     $        0.97
Distributions per common share                 $        1.10     $        1.07
Distributions representing return of capital              41%               11%
Weighted average common shares
 outstanding-basic                                36,080,536        39,182,802

BALANCE SHEET DATA
Investment in rental property                  $ 869,334,775     $ 919,128,738
Total assets                                   $ 799,780,695     $ 869,264,876
Notes payable-unsecured                        $  13,209,908     $ 157,500,000
Notes payable-secured                          $ 245,423,492     $ 105,045,682
Shareholders' equity                           $ 522,001,964     $ 574,365,242
Common shares outstanding                         34,926,276        38,712,037

OTHER DATA
Cash flow from
 Operating activities                          $  53,726,841     $  62,310,895
 Investing activities                          $  50,439,756     $ (30,445,531)
 Financing activities                          $(116,294,292)    $ (18,187,392)
Number of properties owned at year-end                    72                87

FUNDS FROM
OPERATIONS CALCULATION
Net income (loss) before gains on sale of
  investments and minority interest of
  unitholders in operating partnership         $  35,214,390     $  30,121,765
 Depreciation of real estate                      36,295,408        29,310,325
Write-off of organizational costs                         --            55,657
Management contract termination (a)                       --                --
                                               -------------     -------------
Funds from operations-fully converted (b)      $  71,509,798     $  59,487,747
                                               -------------     -------------


AS OF DECEMBER 31,                                  1998               1997                1996
- -------------------------------------------------------------------------------------------------
OPERATING RESULTS (C)
Rental income                                  $  88,752,254     $  70,115,678     $  40,261,674
Income (loss) before gains on sale of
 investments and minority interest of
 unitholders in operating partnership             23,225,335        19,225,553        (4,169,849)
Gains on sales of investments                             --                --                --
Net income (loss)                                 23,210,642        19,225,553        (4,169,849)
Distributions to preferred shareholders                   --                --                --
Net income available to common shareholders       23,210,642        19,225,553        (4,169,849)
Distributions to common shareholders              38,317,602        31,324,870        15,934,901

PER SHARE
Net income (loss)-basic and diluted            $        0.62     $        0.59     $       (0.21)
Distributions per preferred share                         --                --                --
Distributions per common share                 $        1.03     $        1.00     $        0.99
Distributions representing return of capital              20%               23%               14%
Weighted average common shares
 outstanding-basic                                37,630,546        32,617,823        20,210,432

BALANCE SHEET DATA
Investment in rental property                  $ 587,438,358     $ 487,575,196     $ 329,715,853
Total assets                                   $ 552,347,608     $ 474,186,450     $ 322,870,574
Notes payable-unsecured                        $ 201,892,999     $ 151,569,147     $  55,403,000
Notes payable-secured                                     --                --                --
Shareholders' equity                           $ 339,171,496     $ 315,328,252     $ 254,569,705
Common shares outstanding                         39,113,916        35,510,327        28,141,509

OTHER DATA
Cash flow from
 Operating activities                          $  45,027,654     $  34,973,533     $  20,162,776
 Investing activities                          $ (97,863,162)    $(161,969,343)    $(194,519,406)
 Financing activities                          $  50,911,886     $ 128,327,145     $ 170,466,134
Number of properties owned at year-end                    58                51                40

FUNDS FROM
OPERATIONS CALCULATION
Net income (loss) before gains on sale of
  investments and minority interest of
  unitholders in operating partnership         $  23,225,335     $  19,225,553     $  (4,169,849)
 Depreciation of real estate                      20,741,130        15,163,593         8,068,063
Write-off of organizational costs                         --                --                --
Management contract termination (a)                       --           402,907        16,526,012
                                               -------------     -------------     -------------
Funds from operations-fully converted (b)      $  43,966,465     $  34,792,053     $  20,424,226
                                               -------------     -------------     -------------

(a) Included in the 1997 and 1996 operating results are $402,907 and $16,526,012, respectively, of management expense resulting from the company's conversion to "self-administered" and "self-managed" status.

(b)  Funds  from  operations  ("FFO")  is  defined  as  net  income (computed in accordance with generally accepted accounting principles) excluding gains and (losses) from sales of depreciable property, before minority interest of unit holders in operating partnerships, plus depreciation and amortization. This definition conforms with the National Association of Real Estate Investment Trust's (NAREIT) definition issued in October 1999 which was effective beginning January 1, 2000. The company considers funds from operations in evaluating property acquisitions and its operating performance and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company's activities in accordance with generally accepted accounting principles and not necessarily indicative of cash available to fund cash needs. Periods prior to January 1, 2000 have not been restated to conform to the new FFO definition. The primary difference between the October 1999 definition and the prior definition is the add back of non-recurring items in prior years. Funds from operations - fully converted assumes conversion of preferred stock into common stock based on a ratio of 1.5823 shares of common stock for each share of preferred stock.

(c) On July 23, 1999, the company merged with Apple Residential Income Trust, Inc. See Note 2 to the consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The company owned 72 apartment communities with 18,076 apartment homes at December 31, 2000. The company operates in 16 markets overall. At December 31, 2000 the company's three largest markets comprise 62% of its real estate owned, at cost. The following table summarizes the company's major apartment market information.


                          NUMBER OF                                           % OF          2000 ANNUAL        AVERAGE
                          APARTMENT                       NUMBER OF        TOTAL COST    AVERAGE ECONOMIC   DECEMBER 2000
MARKET                   COMMUNITIES     TOTAL COST    APARTMENT HOMES   OF APARTMENTS       OCCUPANCY       RENTAL RATE
- -------------------------------------------------------------------------------------------------------------------------
Dallas\Fort Worth, TX       26         $284,888,114          6,604             33%               93%            $645
Raleigh\Durham, NC           9          105,341,714          1,934             12                94              724
Charlotte, NC                9          126,957,481          2,341             15                92              663
Atlanta, GA                  5           74,055,875          1,317              9                93              776
Richmond, VA                 4           53,789,583          1,053              6                95              685
Virginia Beach, VA           4           36,947,523            909              4                93              707
Winston-Salem, NC            2           28,159,360            530              3                97              658
Columbia, SC                 2           18,121,411            419              2                93              620
Austin, TX                   2           21,181,355            429              2                98              728
Other                        9          119,892,359          2,540             14                94              644
- -------------------------------------------------------------------------------------------------------------------------
Total                       72         $869,334,775         18,076            100%               93%            $673
                            --         ------------         ------            ----               ---            ----


The following discussion is based on the financial statements of the company as of December 31, 2000, 1999, and 1998. This information should be read in conjunction with the selected financial data and the company's consolidated financial statements included elsewhere in this annual report. The company is operated and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes.

This  annual  report  contains  forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning anticipated improvements in financial operations from completed and planned property renovations and from the substitution of fixed-rate for variable-rate debt. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the company, the possibility that the merger with Apple Residential Income Trust, Inc. ("Apple") will not have the effects anticipated by the company, and adverse changes in the real estate markets, general and local economies, or business conditions. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this annual report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO DECEMBER 31, 1999

INCOME AND OCCUPANCY

The company's property operations for the year ended December 30, 2000 include the results of operations for the entire year from 71 properties acquired before 2000 and from the 3 properties acquired in 2000 from their respective acquisition dates. Two of the properties acquired in 2000 are located next to existing apartment communities owned by the company. The operations of the acquired properties are combined with the existing apartment communities. The operations of the 16 properties sold on March 10, 2000 are reflected through the sale date. The increased rental income and operating expenses for the year ended December 31, 2000 over the same period in 1999 is primarily due to the effect of the properties acquired through the Apple merger in July 1999 offset in part by dispositions in 2000.

The principal source of the company's revenue is the rental operation of its apartment communities. Rental revenues increased 20% in 2000 to $144.9 million, up $23.8 million over 1999 due to the factors described above. Rental revenue is expected to continue to increase from the impact of planned improvements, which are being made in an effort to improve the properties' marketability, economic occupancies, and rental rates.

Overall average economic occupancy was 93% in 2000 and 92% in 1999. Rental rates for the portfolio increased 8% to $673 on December 31, 2000 from $628 on December 31, 1999. This increase is due to a combination of increased rental rates from new leases and property renovation as well as the acquisition of properties from Apple.

EXPENSES

Total expenses increased 16% to $92.5 million in 2000 from $80 million in 1999, primarily due to the effect of the properties acquired through the Apple merger in July 1999 offset in part by dispositions in 2000. The operating expense ratio (the ratio of operating expenses, excluding depreciation, amortization, general and administrative, and other expenses, to rental revenue) decreased to 38% in 2000 from 39% in 1999 and is attributable to slower growth in expenses.

General and administrative expenses totaled 1.2% and 1.3% of revenues in 2000 and 1999, respectively. These expenses represent the administrative expenses of the company as distinguished from the operations of the company's properties. The decrease in this percentage is attributable to economies of scale associated with the Apple merger.

Depreciation of real estate increased to $36 million in 2000 from $29 million in 1999, and is directly attributable to a full year of depreciation of the Apple properties and the 2000 acquisitions from their respective acquisition dates.

INTEREST INCOME AND EXPENSE

The company earned interest income of $610,655 in 2000 and $197,405 in 1999 from the investment of its cash and cash reserves. The increase in 2000 over 1999 reflects interest received on the funds invested from the sale of properties pending tax free exchanges which were completed in May 2000.

The company incurred $17.7 million and $15.3 million of interest expense in 2000 and 1999, respectively, associated with borrowings under its lines of credit, secured debt and mortgage notes. During 2000 and 1999, the company incurred interest expense of $7.9 million and $2.2 million, respectively, associated with secured debt and mortgage notes and $9.3 million and $12.8 million, respectively, associated with the unsecured facilities. The company amortized deferred financing costs of $456,491 as interest expense in 2000 and $306,005 in 1999. The overall weighted average interest rate for all borrowings was 7.2% and 6.5% during 2000 and 1999, respectively. The increase in the weighted average rate is attributable to overall interest rate increases in 2000 and a greater percentage of fixed rate debt versus floating rate debt in 2000 compared to 1999.

INCOME AND EXPENSE FROM RELATIONSHIP WITH APPLE RESIDENTIAL INCOME TRUST

Prior to the Apple merger, the company or affiliates provided property management, advisory, and real estate brokerage services for Apple. The fees received by the company from service contracts with Apple terminated upon consummation of the merger.

Property management fees charged to Apple were 5% of gross revenues. Advisory fees charged to Apple were .1% to .25% of total capital raised by Apple. Real estate commissions were generally 2% of the purchase price of each property Apple acquired. The company received $1.9 million in 1999 for advisory and property management services. The company received $561,484 in 1999 in real estate brokerage commissions. The company amortized into expense $241,438 in 1999 of the $2 million purchase price the company paid for the acquisition of the brokerage services contract with Apple. Income from the company's investment in Apple was $194,580 in 1999. (See Note 7 to the consolidated financial statements.)

During May, 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and Cornerstone to allow for termination of such agreements in the event of a change in control of the company. The company recorded the payment as other income.

SAME-PROPERTY RESULTS

The company's "same-property" portfolio consists of 65 stabilized apartment communities, containing 16,207 apartment homes that the company or Apple have owned since January 1, 1999. The calculation is adjusted to reduce revenues associated with capital improvements made throughout the year. To provide a more representative comparison to the prior year. The apartment communities sold in March 2000 have been eliminated from the calculation. On a comparative basis, net operating income increased 7%. Rental and other revenues increased 3% while operating expenses decreased 4% from 1999.


RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO DECEMBER 31, 1998

INCOME AND OCCUPANCY

The results of the company's property operations for the year ended December 31, 1999 include the results of operations from 87 properties acquired to date, including properties acquired through the acquisition of

Apple on July 23, 1999. The increased rental revenue and operating expenses for the year ended December 31, 1999, over the year ended December 31, 1998, is primarily due to a full year of operation in 1999 of the 1998 acquisitions as well as the effect of the properties acquired through the Apple merger.

Rental revenue increased 36% in 1999 to $121 million, up $32 million over 1998 due to the factors described above. Rental revenue is expected to continue to increase from the impact of planned improvements, which are being made in an effort to improve the properties' marketability, economic occupancies, and rental rates.

Overall average economic occupancy was 92% in 1999 and in 1998. Rental rates for the portfolio increased 3% to $628 on December 31, 1999 from $608 on December 31, 1998. This increase is due to a combination of increased rental rates from new leases and property renovation as well as the acquisition of properties from Apple.


EXPENSES

Total property expenses increased 37% to $80 million in 1999 from $58 million in 1998, due largely to the increase in the number of apartments. The operating expense ratio (the ratio of operating expenses, excluding depreciation, amortization, general and administrative, and other expenses, to rental revenue) increased to 39% in 1999 from 38% in 1998.

General and administrative expenses totaled 1.3% and 1.9% of revenues in 1999 and 1998, respectively. The decrease in this percentage is attributable to economies of scale associated with the Apple merger.

Depreciation of real estate increased to $29.3 million in 1999 from $20.7 million in 1998, and is directly attributable to a full year of depreciation of properties acquired in 1998 and the addition of the Apple properties for the period beginning July 23, 1999.


INTEREST INCOME AND EXPENSE

The company earned interest income of $197,405 in 1999 and $71,474 in 1998 from the investment of its cash and cash reserves.

The company incurred $12.5 million and $12 million of interest expense in 1999 and 1998, respectively, associated with borrowings under its lines of credit. During 1999, the company incurred interest expense of $1.4 million on $73.5 million of secured debt and $896,348 associated with the mortgage notes assumed with the Apple merger. The company incurred $272,950 and $358,050 of interest expense in 1999 and 1998, respectively, associated with a $5.5 million unsecured note. The company amortized as interest expense deferred financing costs of $306,005 in 1999 and $272,795 in 1998. The overall weighted average interest rate for all borrowings was 6.5% and 6.9% during 1999 and 1998, respectively.


INCOME AND EXPENSE FROM RELATIONSHIP WITH APPLE RESIDENTIAL INCOME TRUST

The fees received by the company from service contracts with Apple terminated upon consummation of the merger.

The company received $1.9 million in 1999 and $2.2 million in 1998 for advisory and property management services. The company received $561,484 in 1999 and $2.7 million in 1998 in real estate brokerage commissions. The company amortized into expense $241,438 in 1999 and $1.1 million in 1998 of the $2 million purchase price the company paid for the acquisition of the brokerage services contract with Apple. Income from the company's investment in Apple was $194,580 in 1999 and $340,483 in 1998. (See Note 7 to the consolidated financial statements.)


During May, 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and Cornerstone to allow for termination of such agreements in the event of a change in control of the company. The company recorded the payment as other income.


SAME-PROPERTY RESULTS

The company's "same-property" portfolio consisted of 61 properties, including 10 Apple properties, acquired prior to 1998, containing 14,498 apartment units owned by the company or Apple since January 1, 1998. On a comparative basis, the 61 properties provided rental revenues and operating income of $91.8 million and $59.1 million, respectively, in 1999 and $87.5 million and $55.6 million in 1998. This represents an increase from 1998 to 1999 of 5% and 6%, respectively.


LIQUIDITY AND CAPITAL RESOURCES

The company's primary sources of liquidity are rental revenues generated from the properties, proceeds from unsecured lines of credit, reinvestment of distributions, and proceeds from secured debt.

The company believes rental revenues generated from the properties and borrowings on its line of credit will be sufficient to meet normal property operating expenses, payment of distributions, capital improvements, and payment of mortgage debt. At December 31, 2000, the company had $4.1 million in cash and cash equivalents and $37 million in availability under its unsecured line of credit.

During 2000, the company completed its original $50 million common share repurchase program which was authorized by the Board of Directors in September 1999. In September 2000, the Board authorized the repurchase of up to an additional $50 million of the company's common shares. For the year ended December 31, 2000, the company repurchased 4,459,380 common shares in the open market at an average price of $10.82 per share.


DISPOSITION OF INVESTMENTS

On March 10, 2000, the company closed the sale of 16 properties containing 3,609 apartment units for $136.5 million. The sale resulted in a gain of $22.9 million for financial reporting purposes. A portion of the proceeds of the sale were used to pay down the company's variable-rate credit facility and the remaining funded $35 million of tax free exchanges.

ACQUISITIONS

During 2000, the company purchased three apartment communities, totaling $45.2 million in purchase prices and 720 apartment units. Two of the acquisitions were financed using proceeds from the tax free exchange described above.


MERGER WITH APPLE RESIDENTIAL INCOME TRUST, INC.

On July 23, 1999, the company completed the acquisition of Apple, which included 29 apartment communities containing 7,503 apartment homes. The merger qualified as a tax-free reorganization and was accounted for under the purchase method of accounting. The acquisition was structured as a merger of Apple into a wholly-owned subsidiary of the company. The aggregate purchase price was approximately $311 million. Under the terms of the merger agreement, each Apple shareholder received 0.4 shares of the company's $25 Series A Convertible
Preferred Stock for each share of Apple common stock. A total of 12,666,019 shares of the company's Series A Convertible Preferred Stock were issued as a result of the merger. The Series A Convertible Preferred Stock has a first-year dividend rate of $2.125, which will increase to $2.25 in the second year and $2.375 in the third year and thereafter. The company is imputing dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. Each share of Series A Convertible Preferred Stock carries a $25 per share liquidation preference and is convertible into 1.5823 shares of the company's common stock, which reflects a conversion price of $15.80 for the company's common stock. After five years, the Series A Convertible Preferred Stock will be redeemable at $25 per share plus any accrued dividends, at the option of the company, in whole or in part, for cash or stock, subject to certain conditions. In addition, the company assumed approximately $32 million of Apple's debt with an effective interest rate of approximately 6.475%. (See Note 2 to the consolidated financial statements for further information.)


DEVELOPMENT

During 2000, the company began development of additional units at two apartment communities currently owned by the company. The company capitalizes costs incurred during the development of the assets (including interest, property taxes, and other direct and indirect costs) when the development commences and ends when the asset is ready for leasing.

The company classifies land relating to construction in progress as land on its balance sheet. Capitalized interest and real estate taxes aggregated approximately $138,413 during 2000. Land associated with construction in progress was $1,051,409 as of December 31, 2000.


NOTES PAYABLE

On December 13, 2000, the company obtained $141 million of secured debt. The 10-year, interest only loan bears a fixed interest rate of 7.35% per annum and is secured by 15 properties. Interest is due monthly with a maturity date of December 2010. The proceeds were used to repay the outstanding balance of the company's variable-rate credit facility.

On September 29, 1999, the company placed $73.5 million of secured debt. The loan is secured by 10 properties. The loan is interest only, paid monthly, and bears interest at a fixed interest rate of 7.29% per annum with a maturity date of September 2006. The proceeds were used to pay down short-term debt and to curtail the company's existing line of credit as described below.

In connection with the Apple merger, the company assumed six mortgage notes with a principal amount of $30.8 million. These mortgages were recorded at a fair value of $32 million at the date of assumption. The difference between the fair value and the principal is being amortized as an adjustment to interest expense over the term of the respective notes. Prepayment penalties apply for early retirements. Scheduled maturities are at various dates through December
2005. At December 31, 2000, the balance of the mortgage notes payable was $30 million. Mortgage notes payable are due in monthly installments, including principal and interest.

During December 2000, the company negotiated a two-year $50 million unsecured line of credit with a commercial bank maturing December 2002. The line of credit currently bears interest at LIBOR plus 90 basis points. At December 31, 2000, the company had an unused borrowing capacity of $37 million under this arrangement. In addition, the company is obligated to pay lenders a quarterly commitment fee equal to .25% per annum of the unused portion of the line. At December 31, 2000, borrowings under this arrangement were $13 million.

The company's prior $175 million unsecured line of credit ("Unsecured Line") was paid in full and terminated in December 2000 with proceeds from the secured debt and a portion of the $50 million line of credit described above.

The company's $7.5 million unsecured line of credit for general corporate purposes ("General Purpose Line") bears interest at LIBOR plus 120 basis points. The maturity date was extended to February 1, 2002. There were no amounts outstanding at December 31, 2000, and $7.5 million was outstanding at December 31, 1999 under this arrangement.

During 1999, the company's June 25, 1996 unsecured note was refinanced with a $5.5 million unsecured loan from a commercial bank. The new unsecured note was paid in full in September 1999 with proceeds from the secured debt described above.


CAPITAL REQUIREMENTS

The company has an ongoing capital expenditure commitment to fund its renovation program for recently acquired properties. The company anticipates that it will continue to operate as it did in 2000 and fund these cash needs from a variety of sources including equity raised from its dividend reinvestment plan and debt provided by its line of credit. The company may seek to obtain additional debt financing to meet its objectives. Given the company's current debt level, the company is confident that it will be able to obtain debt financing from a variety of sources, both secured and unsecured. The company continues to renovate its properties. In connection with these renovations, the company capitalized improvements of $32 million in 2000.

Capital resources are expected to grow with the future sale of its shares through the Company's dividend reinvestment plan. Approximately 15% of all 2000 common stock dividend distributions, or $6.1 million, were reinvested in additional common shares. In general, the company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 2001.

The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the company has no provision for taxes, and thus there is no effect on the company's liquidity from taxes.


DISTRIBUTIONS TO PREFERRED SHAREHOLDERS

The company issued Series A Convertible Preferred Stock in July 1999, in connection with the Apple merger. The company is imputing dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. The imputed dividend is reflected as additional non-cash preferred stock distributions. The company declared total distributions of $2.1875 per share on the Series A Convertible Preferred Stock.


REIT MODERNIZATION ACT

The REIT Modernization Act, which is effective January 1, 2001, permits REITs to establish taxable businesses to conduct certain previously disallowed business activities. The Act also reduces the REIT's distribution requirement from 95% to 90% of its taxable income.


RECENT ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities" (Statement 138) became effective January 1, 2001. The company currently does not have any derivatives subject to this Statement.


MARKET RISK DISCLOSURE

During 2000, the company encumbered 15 properties with $141 million of secured debt with a 10-year term and a fixed interest rate of 7.35%. In connection with the acquisition of Apple, the company assumed $32 million of mortgage loans. The company marked the debt assumed to market using interest rates available on similar loans at the time of assumption, resulting in an effective interest rate of approximately 6.475%. In addition, in 1999, the company encumbered 10 properties with $73.5 million of secured debt with a fixed interest rate of 7.29%.

The company is subject to changes in the fair market value of its fixed-rate secured debt amounting to $245 million at December 31, 2000. If market interest rates for fixed-rate debt were 100 basis points higher at December 31, 2000, the fair value of fixed-rate debt would decrease to $232 million. If market interest rates for fixed-rate debt were 100 basis points lower at December 31, 2000, the fair value of fixed-rate debt would have increased from $245 million to $261 million.

The company has market risk exposure to short-term interest rates from variable rate borrowings under its line of credit. The line of credit currently bears interest at one month LIBOR plus 90 basis points.

The company has analyzed its interest rate risk exposure. If market interest rates for these types of credit facilities average 100 basis points more in 2001 than they did in 2000 and the company's line of credit was at the maximum of $50 million, the company's interest expense would increase, and net income would decrease by $500,000. These amounts are determined by considering the impact of hypothetical interest rates on the company's borrowing cost. These analyses do not consider the effects of the reduced overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to mitigate further its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in the company's financial structure.


IMPACT OF INFLATION

The company does not believe that inflation had any significant impact on its operation of the company in 2000. Future inflation, if any, would likely cause increased operating expenses, but the company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the company's properties over time, as rental rates and replacement costs increase.

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS

CORNERSTONE REALTY INCOME TRUST, INC.

We have audited the accompanying consolidated balance sheets of Cornerstone Realty Income Trust, Inc. (the "company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cornerstone Realty Income Trust, Inc. at December 31, 2000 and 1999, and the consolidated results of operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                         /s/ Ernst & Young LLP



Richmond, Virginia
February 5, 2001

CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                                     2000               1999
- -------------------------------------------------------------------------------------------------------------
ASSETS
Investment in rental property
Land                                                                        $ 127,440,659      $ 136,326,140
Buildings and property improvements                                           718,905,719        760,712,650
Furniture and fixtures                                                         22,988,397         22,089,948
                                                                            -------------      -------------
                                                                              869,334,775        919,128,738
Less accumulated depreciation                                                 (91,555,114)       (77,538,085)
                                                                            -------------      -------------
                                                                              777,779,661        841,590,653
Cash and cash equivalents                                                       4,140,641         16,268,336
Prepaid expenses                                                                1,396,071          2,803,488
Deferred financing costs, net                                                   3,603,021          1,670,442
Other assets                                                                   12,861,301          6,931,957
                                                                            -------------      -------------
     Total Assets                                                           $ 799,780,695      $ 869,264,876
                                                                            =============      =============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Notes payable-unsecured                                                     $  13,209,908      $ 157,500,000
Notes payable-secured                                                         245,423,492        105,045,682
Distributions payable                                                           7,102,594          6,779,012
Accounts payable                                                                  622,371         11,670,338
Accrued expenses                                                                9,689,464         11,387,531
Rents received in advance                                                         356,018            613,214
Tenant security deposits                                                        1,374,884          1,903,857
                                                                            -------------      -------------
     Total Liabilities                                                        277,778,731        294,899,634
SHAREHOLDERS' EQUITY
Preferred stock, no par value, authorized 25,000,000 shares; 12,626,834 and 12,650,047 $25 liquidation preference, Series A Cumulative
  Convertible Redeemable issued and outstanding                               265,194,014        263,656,281
Common stock, no par value, authorized 100,000,000 shares; issued and
 outstanding 34,926,276 shares and 38,712,037 shares, respectively            342,454,886        383,969,899
Deferred compensation                                                             (46,996)           (72,976)
Distributions greater than net income                                         (85,599,940)       (73,187,962)
                                                                            -------------      -------------
     Total Shareholders' Equity                                               522,001,964        574,365,242
                                                                            -------------      -------------
     Total Liabilities and Shareholders' Equity                             $ 799,780,695      $ 869,264,876
                                                                            =============      =============


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS


YEARS ENDED DECEMBER 31,                                             2000               1999               1998
- --------------------------------------------------------------------------------------------------------------------
REVENUE:
   Rental income                                                $ 144,875,214      $ 121,086,920      $  88,752,254
   Other income                                                            --          3,954,604          4,885,694
EXPENSES:
   Property and maintenance                                        35,305,441         33,030,333         24,641,642
   Taxes and insurance                                             16,435,844         11,524,945          6,986,245
   Property management                                              2,684,672          2,385,110          2,169,552
   General and administrative                                       1,748,877          1,659,715          1,681,810
   Amortization expense and other depreciation                         22,970             78,627             47,703
   Depreciation of rental property                                 36,295,408         29,310,325         20,741,130
   Other                                                               42,160          1,977,091          1,968,591
                                                                -------------      -------------      -------------
   Total expenses                                                  92,535,372         79,966,146         58,236,673
Income before interest and dividend income (expense)               52,339,842         45,075,378         35,401,275
  Interest and dividend income                                        610,655            391,985            411,957
  Interest expense                                                (17,736,107)       (15,345,598)       (12,587,897)
                                                                -------------      -------------      -------------
Income before gains on sales of investments and minority
 interest of unitholders in operating partnership                  35,214,390         30,121,765         23,225,335
  Gains on sales of investments                                    22,929,913                 --                 --
                                                                -------------      -------------      -------------
Income before minority interest of unitholders in operating
 partnership                                                       58,144,303         30,121,765         23,225,335
Minority interest of unitholders in operating partnership                  --            (84,663)           (14,693)
Net income                                                         58,144,303         30,037,102         23,210,642
Distributions to preferred shareholders                           (30,305,194)       (12,323,538)                --
                                                                -------------      -------------      -------------
Net income available to common shareholders                     $  27,839,109      $  17,713,564      $  23,210,642
                                                                =============      =============      =============
Net income per share-basic and diluted                          $        0.77      $        0.45      $        0.62
                                                                =============      =============      =============

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 COMMON STOCK               PREFERRED STOCK
                                       ------------------------------- -------------------------------
                                           NUMBER                          NUMBER
                                          OF SHARES        AMOUNT         OF SHARES        AMOUNT
                                       -------------- ---------------- -------------- ----------------
Balance at December 31, 1997             35,510,327    $ 349,135,379             --               --
Net proceeds from the sale of shares      2,612,582       28,032,107             --               --
Net income                                       --               --             --               --
Cash distributions declared to
 common shareholders ($1.03 per
 share)                                          --               --             --               --
Restricted stock grant                        7,350           90,497             --               --
Amortization of deferred
 compensation                                    --               --             --               --
Shares issued through dividend
 reinvestment plan                          983,657       10,873,529             --               --
                                         ----------    -------------             --               --
Balance at December 31, 1998             39,113,916      388,131,512             --               --
Net income                                       --               --             --               --
Issuance of Series A Convertible
 Preferred Stock                                 --               --     12,666,019    $ 262,946,547
Cash distributions declared to
 common shareholders ($1.07 per
 share)                                          --               --             --               --
Cash distributions for Series A
 Preferred Stock                                 --               --             --               --
Imputed Distributions on Series A
 Preferred Stock                                 --               --             --        1,109,079
Exercise of stock options                       539            5,390             --               --
Purchase of common stock held by
 Apple Residential Income Trust,
 Inc. ("Apple")                            (758,000)      (7,769,500)            --               --
Purchase of common stock                   (789,100)      (7,815,844)            --               --
Conversion of minority interests of
 unitholders in operating
 partnership                                185,887        1,850,268             --               --
Preferred stock converted to common
 stock                                       25,264          399,345        (15,972)        (399,345)
Amortization of deferred
 compensation                                    --               --             --               --
Shares issued through dividend
 reinvestment plan                          933,531        9,168,728             --               --
                                         ----------    -------------     ----------    -------------
Balance at December 31, 1999             38,712,037    $ 383,969,899     12,650,047    $ 263,656,281
Net income                                       --               --             --               --
Cash distributions declared to
 common shareholders ($1.10 per
 share)                                          --               --             --               --
Cash distributions for Series A
 Convertible Preferred Stock                     --               --             --               --
Imputed distributions on Series A
 Convertible Preferred Stock                     --               --             --        2,118,058
Exercise of stock options                     4,000           38,500             --               --
Purchase of common stock                 (4,459,380)     (48,242,575)            --               --
Preferred stock converted to common
 stock                                       36,729          580,325        (23,213)        (580,325)
Amortization of deferred
 compensation                                    --               --             --               --
Shares issued through dividend
 reinvestment plan                          632,890        6,108,737             --               --
                                         ----------    -------------     ----------    -------------
Balance at December 31, 2000             34,926,276    $ 342,454,886     12,626,834    $ 265,194,014
                                         ==========    =============     ==========    =============

                                                         DISTRIBUTIONS
                                                           (GREATER)           TOTAL
                                          DEFERRED         LESS THAN       SHAREHOLDERS'
                                        COMPENSATION      NET INCOME          EQUITY
                                       -------------- ------------------ ----------------
Balance at December 31, 1997             $  (62,976)    $  (33,744,151)   $ 315,328,252
Net proceeds from the sale of shares             --                 --       28,032,107
Net income                                       --         23,210,642       23,210,642
Cash distributions declared to
 common shareholders ($1.03 per
 share)                                          --        (38,317,602)     (38,317,602)
Restricted stock grant                      (90,497)                --               --
Amortization of deferred
 compensation                                44,568                 --           44,568
Shares issued through dividend
 reinvestment plan                               --                 --       10,873,529
                                         ----------     --------------    -------------
Balance at December 31, 1998               (108,905)       (48,851,111)     339,171,496
Net income                                       --         30,037,102       30,037,102
Issuance of Series A Convertible
 Preferred Stock                                 --                 --      262,946,547
Cash distributions declared to
 common shareholders ($1.07 per
 share)                                          --        (42,050,415)     (42,050,415)
Cash distributions for Series A
 Preferred Stock                                 --        (11,214,459)     (11,214,459)
Imputed Distributions on Series A
 Preferred Stock                                 --         (1,109,079)              --
Exercise of stock options                        --                 --            5,390
Purchase of common stock held by
 Apple Residential Income Trust,
 Inc. ("Apple")                                  --                 --       (7,769,500)
Purchase of common stock                         --                 --       (7,815,844)
Conversion of minority interests of
 unitholders in operating
 partnership                                     --                 --        1,850,268
Preferred stock converted to common
 stock                                           --                 --               --
Amortization of deferred
 compensation                                35,929                 --           35,929
Shares issued through dividend
 reinvestment plan                               --                 --        9,168,728
                                         ----------     --------------    -------------
Balance at December 31, 1999             $  (72,976)    $  (73,187,962)   $ 574,365,242
Net income                                       --         58,144,303       58,144,303
Cash distributions declared to
 common shareholders ($1.10 per
 share)                                          --        (40,251,087)     (40,251,087)
Cash distributions for Series A
 Convertible Preferred Stock                     --        (28,187,136)     (28,187,136)
Imputed distributions on Series A
 Convertible Preferred Stock                     --         (2,118,058)              --
Exercise of stock options                        --                 --           38,500
Purchase of common stock                         --                 --      (48,242,575)
Preferred stock converted to common
 stock                                           --                 --               --
Amortization of deferred
 compensation                                25,980                 --           25,980
Shares issued through dividend
 reinvestment plan                               --                 --        6,108,737
                                         ----------     --------------    -------------
Balance at December 31, 2000             $  (46,996)    $  (85,599,940)   $ 522,001,964
                                         ==========     ==============    =============

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


YEAR ENDED DECEMBER 31,                                                                  2000               1999             1998
- -----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income                                                                       $    58,144,303   $    30,037,102  $  23,210,642
  Adjustments to reconcile net income to net cash provided by operating activities
  Gain on sale of investments                                                          (22,929,913)               --             --
  Depreciation and amortization                                                         36,318,378        29,383,210     20,788,833
  Minority interest of unitholders in operating partnership                                     --            84,663         14,693
  Amortization of deferred compensation                                                     25,980            35,929         44,568
  Amortization of deferred financing costs                                                 456,491           306,005        272,795
  Amortization of mortgage notes payable premium                                          (208,919)               --             --
  Amortization of Apple Realty Group, Inc. contract                                             --           241,438      1,054,470
  Changes in operating assets and liabilities:
   Operating assets                                                                     (4,547,276)       (3,170,981)    (2,337,716)
   Operating liabilities                                                               (13,532,203)        5,393,529      1,979,369
                                                                                   ------------------------------------------------
      Net cash provided by operating activities                                         53,726,841        62,310,895     45,027,654
CASH FLOW FROM INVESTING ACTIVITIES:
  Net cash used in the purchase of Apple Residential Income Trust, Inc.                         --          (868,173)            --
  Acquisitions of rental property, net of debt assumed                                 (45,197,004)               --    (71,883,993)
  Net proceeds from the sale of rental property                                        127,653,527                --             --
  Proceeds from sale of land                                                                    --           764,668
  Capital improvements                                                                 (32,016,767)      (30,342,026)   (25,979,169)
                                                                                   ------------------------------------------------
      Net cash provided by (used in) investing activities                               50,439,756       (30,445,531)   (97,863,162)
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings                                                  169,645,908        69,710,001    118,289,852
  Repayments of short-term borrowings                                                 (313,936,000)     (114,103,000)   (67,966,000)
  Proceeds from secured notes payable                                                  141,000,000        73,500,000             --
  Repayment of secured notes payable                                                      (413,271)         (301,407)            --
  Payment of deferred financing costs                                                   (2,380,950)       (1,616,309)            --
  Shares issued through dividend reinvestment plan and exercise of stock options         6,147,237         9,174,118     38,905,636
  Purchase of common stock                                                             (48,242,575)       (7,815,844)            --
  Cash distributions to operating partnership unitholders                                  (50,190)         (198,899)            --
  Cash distributions paid to preferred shareholders                                    (27,813,364)       (4,485,637)            --
  Cash distributions paid to common shareholders                                       (40,251,087)      (42,050,415)   (38,317,602)
                                                                                   ------------------------------------------------
      Net cash (used in) provided by financing activities                             (116,294,292)      (18,187,392)    50,911,886
      Increase (decrease) in cash and cash equivalents                                 (12,127,695)       13,677,972     (1,923,622)
Cash and cash equivalents, beginning of year                                            16,268,336         2,590,364      4,513,986
                                                                                   ------------------------------------------------
      Cash and cash equivalents, end of year                                       $     4,140,641   $    16,268,336  $   2,590,364
                                                                                   ================================================
SUPPLEMENTAL INFORMATION:
  Cash paid for interest                                                           $    17,518,645   $    16,113,511  $  11,636,307
  Non-cash transactions:
  Apple acquisition
   Real estate assets acquired                                                                  --       302,113,022             --
   Issuance of preferred stock                                                                  --       262,946,547             --
   Assumption of mortgage notes                                                                 --        31,847,092             --
   Company common stock held by Apple                                                           --         7,769,500             --
   Operating assets acquired                                                                    --           632,831             --
   Operating liabilities acquired                                                               --        10,912,991             --
   Other                                                                                        --         3,940,548             --
  Conversion of minority interest and operating partnership                                     --         1,850,268             --




See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS

Cornerstone Realty Income Trust, Inc. (together with its subsidiaries, the "company"), a Virginia corporation, is an owner-operator of one business segment consisting of residential apartment communities in the southern regions of the United States. The accompanying consolidated financial statements include the accounts of the company along with its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The company's common stock trades on the New York Stock Exchange under the ticker symbol TCR.

Certain previously reported amounts have been reclassified to conform to the current year presentation.

Financial Accounting Standards Board Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities" (Statement 138) became effective January 1, 2001. The company currently does not have any derivatives subject to this Statement.


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


DEVELOPMENT

During 2000, the company began development at two apartment communities. The company capitalizes costs incurred during the development of the assets (including interest, property taxes, and other direct and indirect costs) when the development commences and ends when the asset is ready for leasing.

INCOME RECOGNITION

Rental income, interest, and other income are recorded on an accrual basis. Rental concessions are recognized on a straight-line basis over the terms of the respective leases. The company's properties are leased under lease agreements that, typically, have terms that do not exceed one year. At December 31, 2000, $262,618 of unamortized concessions are included in other assets.


DEFERRED FINANCING AND LEASE ORIGINATION COSTS

Deferred financing costs are amortized on a straight-line basis that approximate the interest method over the terms of the related notes. Deferred costs include certain direct costs incurred by the company to originate a lease and are amortized over the term of the lease. Deferred leasing costs at December 31, 2000 are $448,585.


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


EARNINGS PER COMMON SHARE

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. The Series A Convertible Stock is not included in dilutive earnings per share calculations since the impact is not dilutive. Operating Partnership units are not included as the units were converted to common stock prior to December 31, 1999 and were not dilutive during the period in which they were outstanding.


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

For federal income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof. For the three years ended December 31, 2000, distributions paid per common share were as follows:


                                     2000        1999        1998
                                  ---------------------------------
  Ordinary income                  $  .46      $  .95      $  .82
  Long-term capital gain              .19          --          --
  Return of capital                   .45         .12         .21
                                   ------------------------------
                                   $ 1.10      $ 1.07      $ 1.03
                                   ==============================


The REIT Modernization Act, which is effective January 1, 2001, permits REITs to establish taxable businesses to conduct certain previously disallowed business activities. The Act also reduces the REITs distribution requirement from 95% to 90% of its taxable income.

In 2000, of the total preferred distribution, 86.6% was taxable as ordinary income and 13.4% was a lont-term capital gain. In 1999, all amounts distributed to preferred shareholders were ordinary income for federal income tax purposes.


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


NOTE 2
ACQUISITION, DISPOSITION, AND DEVELOPMENT


DISPOSITION OF INVESTMENTS

On March 10, 2000, the company closed the sale of 16 properties containing 3,609 apartment units for $136.5 million. The sale resulted in a gain of $22.9 million for financial reporting purposes. The proceeds of the sale were used to pay down the company's existing line of credit and fund $35 million of tax free exchanges.


DEVELOPMENT

The company classifies land relating to construction in progress as land on its balance sheet. Capitalized interest and real estate taxes aggregated approximately $138,413 during 2000. Land associated with construction in progress was $1,051,409 as of December 31, 2000.

ACQUISITIONS

During 2000, the company purchased three apartment communities containing 720 apartment homes for a total cost of $45.2 million. Two of the acquisitions were financed using proceeds from the tax free exchange described above. This completed the tax free exchange.


ACQUISITION OF APPLE RESIDENTIAL INCOME TRUST, INC.

On July 23, 1999, the company completed the acquisition of Apple Residential Income Trust, Inc. ("Apple"), which owned 29 apartment communities, containing 7,503 apartment homes. The merger qualified as a tax-free reorganization and was accounted for under the purchase method of accounting for financial reporting. The acquisition was structured as a merger of Apple into a wholly-owned subsidiary of the company. The aggregate purchase price was approximately $311 million. Under the terms of the merger agreement, each Apple shareholder received 0.4 of the company's $25 Series A Convertible Preferred Stock for each share of Apple common stock. A total of 12,666,019 shares of the company's Series A Convertible Preferred Stock were issued as a result of the merger. In addition, the company assumed approximately $32 million of Apple's debt with an effective interest rate of approximately 6.475%. No goodwill was recorded as a result of this transaction.

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


UNAUDITED PRO FORMA TOTALS                               1999                1998
- ---------------------------------------------------------------------------------------
Rental income                                       $148,372,645       $140,413,804
Net income available to common shareholders            3,131,617          8,624,264
Net income per common share-basic and diluted       $        .08       $        .23

The pro forma information presented above reflects adjustments for the actual rental income and rental expenses of the 23 properties acquired during 1998 and the three properties acquired in 1999 (including the Apple properties) for the respective periods in 1998 prior to acquisition. Net income has been adjusted as follows: (1) revenues and expenses related to the acquisition have been eliminated; (2) depreciation expense has been adjusted based on the company's basis in the properties; (3) interest expense has been adjusted based on the market rate available to the company for acquisitions made with debt or cash; and the (4) number of common shares outstanding has been adjusted for acquisitions made through the sale of common stock.

NOTE 3
INVESTMENT IN RENTAL PROPERTY

At December 31, 2000, the company's three largest markets comprised 62% of its real estate owned, at cost. The following is a summary of rental property owned at December 31, 2000:


                              INITIAL
                            ACQUISITION         CARRYING        ACCUMULATED
MARKET                          COST             VALUE*        DEPRECIATION     ENCUMBRANCES**
- ----------------------------------------------------------------------------------------------
Dallas\Fort Worth, TX      $266,623,397      $284,888,114      $17,215,178      $ 84,476,351
Raleigh\Durham               92,533,886       105,341,714       15,162,775                --
Charlotte, NC               106,394,660       126,957,481       14,469,153        22,250,000
Atlanta, GA                  61,630,000        74,055,875        8,384,652                --
Richmond, VA                 45,547,506        53,789,583        7,757,817        27,000,000
Virginia Beach, VA           28,084,144        36,947,523        6,946,916        15,500,000
Winston-Salem, NC            25,437,653        28,159,360        3,465,897                --
Columbia, SC                 14,200,000        18,121,411        3,548,877                --
Austin, TX                   20,051,726        21,181,355        1,185,461         2,947,141
Other                        96,858,280       119,892,359       13,418,388        19,750,000
                           -----------------------------------------------------------------
Total                      $757,361,252      $869,334,775      $91,555,114      $245,423,492
                           -----------------------------------------------------------------

* Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition for properties acquired to date, excluding the Apple properties. The Apple properties include the allocated purchase price at the time of the merger and improvements capitalized since the merger.

** Includes $73.5 million of debt secured by 10 properties which is not noted.

The following is a reconciliation of the carrying amount of real estate owned:

                                                 2000             1999              1998
                                          -------------------------------------------------
Balance at January 1                       $ 919,128,738      $587,438,358     $487,575,196
Real estate purchased                         45,197,004       302,113,022       73,883,993
Real estate sold                            (127,007,734)               --               --
Sale of land                                          --          (764,668)              --
Improvements, furniture, and fixtures         32,016,767        30,342,026       25,979,169
                                           ------------------------------------------------
Balance at December 31                     $ 869,334,775      $919,128,738     $587,438,358

The following is a reconciliation of accumulated depreciation:


                                                2000              1999             1998
                                           ------------------------------------------------
Balance at January 1                       $  77,538,085      $ 48,227,760      $27,486,630
Depreciation expense                          36,295,408        29,310,325       20,741,130
Real estate sold                             (22,278,379)               --               --
                                           ------------------------------------------------
Balance at December 31                     $ 91,555,114       $ 77,538,085      $48,227,760

NOTE 4
NOTES PAYABLE

SECURED

On December 13, 2000, the company obtained $141 million of secured debt. The 10-year, interest only loan bears a fixed interest rate of 7.35% per annum and is secured by 15 properties. Interest is due monthly with a maturity date of December 2010. The proceeds were used to repay the outstanding balance of the company's unsecured variable-rate credit facility.

On September 29, 1999, the company placed $73.5 million of secured debt. The loan is secured by 10 properties. The loan is interest only, paid monthly, and bears interest at a fixed interest rate of 7.29% per annum with a maturity date of September 2006. The proceeds were used to pay down short-term debt and to curtail the company's existing line of credit as described below.

In connection with the Apple merger, the company assumed six mortgage notes with a principal amount of $30.8 million. These mortgages were recorded at a fair value of $32 million at the date of assumption. The difference between the fair value and the principal amount is being amortized as an adjustment to interest expense over the term of the respective notes. Prepayment penalties apply for early retirements. Scheduled maturities are at various dates through December 2005. At December 31, 2000, the balance of the mortgage notes payable was $30 million. Mortgage notes payable are due in monthly installments, including principal and interest.

The aggregate maturities of principal, including monthly installments of principal previously described, for secured debt subsequent to December 31, 2000 are as follows:

                 YEAR                                AMOUNT
                 ---------------------------------------------
                 2001                            $    691,481
                 2002                                 726,985
                 2003                               7,953,582
                 2004                               3,252,628
                 2005                               9,210,013
                 Thereafter                       223,588,803
                                                 ------------
                                                 $245,423,492


The fair market value of secured debt at December 31, 2000 was $245 million and $105 million at December 31, 1999.


UNSECURED

During December 2000, the company negotiated a two-year $50 million unsecured line of credit with a commercial bank maturing December 2002. The line of credit currently bears interest at LIBOR plus 90 basis points. At December 31, 2000, the company had an unused borrowing capacity of $37 million under this arrangement. In addition, the company is obligated to pay lenders a quarterly commitment fee equal to .25% per annum of the unused portion of the line. At December 31, 2000, borrowings under this arrangement were $13 million.

The line of credit agreement contains certain covenants which, among other things, require maintenance of certain financial ratios and includes restrictions on the company's ability to make distributions to its shareholders over certain amounts. At December 31, 2000, the company was in compliance with these covenants.

The company's prior $175 million unsecured line of credit ("Unsecured Line") was refinanced in December 2000 with proceeds from the secured debt and a portion of the $50 million line of credit described above.

The company's $7.5 million unsecured line of credit for general corporate purposes ("General Purpose Line") bears interest at LIBOR plus 120 basis points. The maturity date was extended to February 1, 2002. There were no amounts outstanding at December 31, 2000, and $7.5 million was outstanding at December 31, 1999 under this arrangement.

During 1999, the company's June 25, 1996 unsecured note was refinanced with a $5.5 million unsecured loan from a commercial bank. The new unsecured note was paid in full in September 1999 with proceeds from the secured debt described above.

During 2000, the company capitalized interest of $124,467 related to real estate development activities. No interest was capitalized in 1999 or 1998. Overall, weighted-average interest rates incurred were 7.2% in 2000 and 6.5% in 1999.

     The fair value of unsecured debt at December 31, 2000 and 1999 was equal to its carrying value.



NOTE 5
SHAREHOLDERS' EQUITY


PREFERRED STOCK

On July 23, 1999, in connection with the Apple merger, the company issued 12,666,019 shares of Non-Voting Series A Convertible Preferred Stock, with a liquidation preference of $25 per share. The Preferred Stock is convertible into 1.5823 shares of the company's common stock which reflect a conversion price of $15.80 for the company's common stock. After five years, the Series A Convertible Preferred Stock is redeemable at $25 per share plus any accrued dividends, at the option of the company, in whole or in part, for cash or stock, subject to certain conditions. The Series A Convertible Preferred Stock has a first year dividend rate of $2.125, which will increase to $2.25 in the second year and $2.375 in the third year and thereafter.

The company is imputing dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. The imputed dividend is reflected as additional non-cash preferred stock distributions. The company declared distributions of $2.1875 per share on the Series A Convertible Preferred Stock.



COMMON STOCK
During 2000, the company completed its $50 million common share repurchase program which was authorized by the Board of Directors in September 1999. The Board authorized the repurchase of up to an additional $50 million of the company's common shares. For the year ended December 31, 2000, the company repurchased 4,459,380 common shares in the open market at an average price of $10.82 per share.

In 1997, the company adopted a Dividend Reinvestment and Share Purchase Plan ("Plan"), which allows any recordholder to reinvest distributions without payment of any brokerage commissions or other fees. Of the total proceeds raised from common shares during the years ended December 31, 2000, 1999, and 1998, $6,108,737, $9,168,728, and $10,873,529, respectively, were provided through the reinvestment of distributions.

In 1998, the company organized Cornerstone REIT Limited Partnership to acquire Cape Landing Apartments. In connection with this acquisition, the company issued 185,887 partnership units. On December 29, 1999, the operating partnership units were converted to common stock, at a ratio of one share of common stock for every operating partnership unit.


NOTE 6
BENEFITS PLANS


STOCK INCENTIVE PLAN

Based on the outstanding shares, under the 1992 Incentive Plan, as amended, a maximum of 1,286,443 options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Under the Directors Plan, as amended, a maximum of 553,582 options could be granted to the directors of the company. In 2000, the company granted 35,585 options to purchase shares under the Directors Plan and 602,000 options to purchase shares under the Incentive Plan.

Both of the plans provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, options become exercisable at the date of grant. Generally the optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. Activity in the company's share option plans during the three years ended December 31, 2000 is summarized in the following table:


                                                              2000                          1999                     1998
                                                           WEIGHTED-                     WEIGHTED-                 WEIGHTED-
                                                            AVERAGE                       AVERAGE                   AVERAGE
                                                            EXERCISE                      EXERCISE                 EXERCISE
                                             OPTIONS         PRICE         OPTIONS         PRICE       OPTIONS       PRICE
                                          -------------   -----------   -------------   -----------   ---------   ----------
Outstanding, beginning of year              1,304,953      $  11.15         904,096      $  11.73      405,491     $  11.07
Granted                                       627,585         10.47         401,396         10.29      498,605        11.96
Exercised                                      (4,000)         9.63            (539)           --           --           --
Forfeited                                     (13,000)        11.21              --            --           --           --
                                            ---------      --------         -------      --------      -------     --------
Outstanding, end of year                    1,915,538      $  10.35       1,304,953      $  11.15      904,096     $  11.73
Exercisable at end of year                  1,915,538      $  10.35       1,304,953      $  11.15      904,096     $  11.73
                                            ---------      --------       ---------      --------      -------     --------
Weighted-average fair value of options
 granted during the year                                   $    .38                      $    .30                  $    .32

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

Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999, and 1998:

                                              2000       1999        1998
                                           ---------------------------------
Risk-free interest                            5.9%        5.6%       5.5%
Dividend yields                               9.0%        9.0%       9.0%
Volatility factors                           .171        .160       .160
Weighted-average expected life (years)         10          10         10


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

                                                     2000               1999               1998
                                               ----------------   ----------------   ----------------
Net income available to common shareholders
Pro forma                                        $ 27,594,119       $ 17,581,422       $ 23,040,840
As reported                                      $ 27,839,109       $ 17,713,564       $ 23,210,642
Earnings per common share--diluted
Pro forma                                        $        .76       $        .45       $        .61
As reported                                      $        .77       $        .45       $        .62

401(K) SAVINGS PLAN
Eligible  employees  of  the  company  participate  in  a  contributory employee savings plan. Under the plan, the company may match a percentage of contributions made by eligible employees, such percentage to apply to a maximum of 1% of their annual salary. Expenses under this plan for 2000, 1999 and 1998 were $73,445, $65,117 and $42,288, respectively.

NOTE 7
RELATED-PARTY TRANSACTIONS

Mr. Knight, Chairman and Chief Executive Officer of the company, also served as the Chairman and Chief Executive Officer of Apple. Prior to the merger with Apple, the company provided services to Apple. The services the company rendered to Apple terminated upon the consummation of the merger. (See Note 2 to the consolidated financial statements.)

Prior to the merger, the company or its affiliates provided real estate brokerage services to Apple. In March 1997, the company purchased the right to provide brokerage services to Apple by purchasing the assets of Apple Realty Group, Inc., for $2 million, consisting of $350,000 in cash and 150,000 company common shares valued at $1,650,000. The principal asset of Apple Realty Group, Inc. was its brokerage contract with Apple. Under the terms of the brokerage contract with Apple, the company received a real estate commission equal to 2% of the purchase price of the properties acquired plus reimbursement of certain expenses. During 1999 and 1998, the company earned $561,484 and $2,665,100, respectively, in real estate brokerage commissions. The company amortized $241,438 and $1,054,470 in 1999 and 1998, respectively, of the purchase price for the brokerage contract. The company amortized the purchase price of the contract in relationship to the assets acquired through the date of the merger.


The company also provided property management and advisory services to Apple. Property management services were 5% of monthly rental revenues plus reimbursement of certain expenses. Advisory services were .1% to .25% based on total capital raised by Apple and the financial performance of Apple. During 1999 and 1998, the company earned $1,893,120 and $2,220,594, respectively, for management and advisory services.

During   1997,  the  company  purchased  417,778  common  shares  of  Apple  for
$3,760,000. The company received distributions on this investment of $194,580 and $340,483 in 1999 and 1998, respectively.

During May, 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and the company to allow for termination of such agreements in the event of a change of control of the company. The company recorded the payment as other income.


Mr. Knight, Chairman and Chief Executive Officer of the company, also serves as Chairman and Chief Executive Officer of Apple Suites, Inc., a REIT formed during 1999, and also owns companies which provide services to Apple Suites, Inc. During 2000, the company provided services and rented office space to these entities and received payment of approximately $292,000.


OTHER RELATIONSHIPS

Leslie A. Grandis, a director of the company, is also a partner in McGuireWoods LLP, which serves as general counsel to the company. Martin Zuckerbrod and Harry S. Taubenfeld, directors of the company, provide real estate legal services to the company.

NOTE 8
EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                               2000               1999               1998
                                                         ----------------   ----------------   ----------------
NUMERATOR:
Net income available to common shareholders                $ 27,839,109       $ 17,713,564       $ 23,210,642
 Numerator for basic and diluted earnings per
  share-income available to common stockholders after
  assumed conversion                                       $ 27,839,109       $ 17,713,564       $ 23,210,642
DENOMINATOR:
  Denominator for basic earnings per share-weighted-
   average shares                                            36,080,536         39,182,802         37,630,546
EFFECT OF DILUTIVE SECURITIES:
  Stock options                                                  17,968                 21             20,402
  Series A Convertible Preferred*                                    --                 --                 --
                                                           ------------       ------------       ------------
  Denominator for diluted earnings per share-adjusted
   weighted-average shares and assumed conversions           36,098,504         39,182,823         37,650,948
                                                           ------------       ------------       ------------
  Basic and diluted earnings per common share              $        .77       $        .45       $        .62


* Series A Convertible Stock was not included in dilutive earnings per common share calculation since its effect was anti-dilutive.


NOTE 9
QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for the years ended December 31, 2000 and 1999:


                                                     FIRST           SECOND            THIRD           FOURTH
2000                                                QUARTER          QUARTER          QUARTER          QUARTER
- ---------------------------------------------   --------------   --------------   --------------   --------------
Revenues                                         $37,097,915      $34,807,328      $36,943,357      $36,026,614
Income before gains on sales of
 investments                                       9,217,593        9,348,190        8,941,893        7,706,714
Gains on the sales of investments                 23,406,233               --         (248,497)        (227,823)
Net income                                        32,623,826        9,348,190        8,693,396        7,478,891
Distributions to preferred shareholders            7,997,200        7,418,770        7,463,762        7,425,462
Net income available to common
 shareholders                                     24,626,626        1,929,420        1,229,634           53,429
Basic and diluted earnings per common share              .65              .05              .03              .00
Distributions per common share                           .27              .28              .28              .28

1999
- ----
Revenues                                         $24,528,378      $26,635,539      $35,100,597      $38,777,010
Income before interest income (expense)            9,207,685        9,622,021       12,580,451       13,665,221
Net income                                         5,832,410        6,218,561        8,732,122        9,254,009
Distributions to preferred shareholders                   --               --        4,923,280        7,400,258
Net income available to common shareholders        5,832,410        6,218,561        3,808,842        1,853,751
Basic and diluted earnings per common share              .15              .16              .09              .05
Distributions per common share                           .26              .27              .27              .27

NOTE 10
SUBSEQUENT EVENT

On January 31, 2001, the company deposited $735,000 with First Union National Bank which guarantees the company a fixed interest rate at 6.99% on a $73.5 million mortgage loan with regard to 7 properties until April 30, 2001. The company made additional deposits with First Union National Bank amounting to $142,500 to cover other fees and expenses anticipated to be incurred in connection with the closing of the mortgage loan. These monies are forfeited if the transaction does not occur by April 30, 2001.