Form 10-K, Exhibit 13
period 2001-12-31
CORNERSTONE REALTY INCOME TRUST INC
filed 2002-04-01
CIK 854875

                                                                      Exhibit 13

Cornerstone Realty Income Trust, Inc. Selected Financial Data
--------------------------------------------------------------------------------

As of December 31,                                                        2001           2000       1999       1998        1997
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data and apartment communities owned)
Operating Results/(a)/
Rental and property income                                            $  152,668      $ 146,555   $121,087   $ 88,752   $  70,116
Income before gain on sales of investments and minority interest
   of unit holders in operating partnership                               17,997         35,214     30,122     23,225      19,226
Gain on sales of investments                                                   -         22,930          -          -           -
Net income                                                                17,990         58,144     30,037     23,211      19,226
Distributions to preferred shareholders                                    7,698         30,305     12,323          -           -
Excess consideration paid over book value to preferred shareholders       27,492              -          -          -           -
Net (loss) income available to common shareholders                       (17,200)        27,839     17,714     23,211      19,226
Distributions to common shareholders                                      45,905         40,251     42,050     38,318      31,325

Per Share
Net (loss) income per common share                                    $    (0.40)     $    0.77   $   0.45   $   0.62   $    0.59
Distributions per preferred share                                     $     2.31      $    2.19   $   0.97          -           -
Distributions per common share                                        $     1.12      $    1.10   $   1.07   $   1.03   $    1.00
Distributions representing return of capital                                  32%            41%        11%        20%         23%
Weighted average common shares outstanding-basic                          43,450         36,081     39,183     37,631      32,618

Balance Sheet Data
Investment in rental property-gross                                   $1,074,266      $ 869,335   $919,129   $587,438   $ 487,575
Total assets                                                          $  980,691      $ 799,781   $869,265   $552,348   $ 474,186
Notes payable-unsecured                                               $   55,000      $  13,210   $157,500   $201,893   $ 151,569
Notes payable-secured                                                 $  554,600      $ 245,423   $105,046          -           -
Shareholders' equity                                                  $  333,834      $ 522,002   $574,365   $339,171   $ 315,328
Common shares outstanding                                                 47,665         34,926     38,712     39,114      35,510

Other Data
Cash flow from:
   Operating activities                                               $   51,836      $  53,913   $ 63,010   $ 45,028   $  34,974
   Investing activities                                               $  (79,796)     $  50,254   $(31,144)  $(97,863)  $(161,969)
   Financing activities                                               $   32,475      $(116,294)  $(18,187)  $ 50,912   $ 128,327
Number of apartment communities owned at year-end                             80/(b)/        72         87         58          51
Funds from operations calculation
   Net income                                                         $   17,990      $  58,144   $ 30,037   $ 23,211   $  19,226
Adjustments:
   Gain on sales of investments                                                -        (22,930)         -          -           -
   Depreciation of rental property                                        39,999         36,295     29,310     20,741      15,163
   Other/(c)/                                                                  -              -        141         15         403
------------------------------------------------------------------------------------------------------------------------------------
Funds from operations/(d)/                                            $   57,989      $  71,509   $ 59,488   $ 43,967   $  34,792
====================================================================================================================================

(a) On July 23, 1999, the company merged with Apple Residential Income Trust, Inc. See Note 2 to the consolidated financial statements.
(b) The company purchased ten apartment communities of which one apartment community is combined with an existing apartment community and two are adjacent to each other and are operated as one apartment community.
(c) Included in the 1997 operating results is $0.4 million of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status.
(d) Funds from operations is defined as net income (computed in accordance with generally accepted accounting principles) excluding gains and (losses) from sales of depreciable property and depreciation and amortization. This definition conforms with the National Association of Real Estate Investment Trust's (NAREIT) definition issued in October 1999 which was effective beginning January 1, 2000. The company considers funds from operations in evaluating property acquisitions and its operating performance and believes that funds from operations should be considered along with, but not as an alternative to net 14 income and cash flows as a measure of the company's activities in accordance with generally accepted accounting principles and not necessarily indicative of cash available to fund cash needs.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
--------------

Overview
The company owned 80 apartment communities with 20,686 apartment homes at December 31, 2001. The company operated in 18 markets overall. At December 31, 2001 the company's three largest markets comprised 55% of its real estate owned, at cost. The following table summarizes the company's apartment market information (dollars in thousands).

                                  Number of                  Number of    % of Total         Annual Average
                                  Apartment        Total     Apartment     Cost of         Economic Occupancy
Market                           Communities       Cost        Homes      Apartments     2001              2000
-------------------------------------------------------------------------------------------------------------------
Dallas/Fort Worth, TX                 26       $  291,468      6,604          27%         93%               93%
Charlotte, NC                         11          170,923      2,911          16          90                92
Raleigh/Durham, NC                    10          130,470      2,222          12          92                94
Atlanta, GA                            6          113,077      1,841          11          91                93
Richmond, VA                           6           99,102      1,693           9          94                95
Norfolk/Virginia Beach, VA             4           37,863        909           3          94                93
Winston-Salem, NC                      2           28,618        530           3          89                87
Austin, TX                             2           21,395        429           2          95                98
Columbia, SC                           2           18,532        419           2          89                93
Other (9 markets)                     11          162,818      3,128          15          93                94
-------------------------------------------------------------------------------------------------------------------
Total                                 80       $1,074,266     20,686         100%         92%               93%
===================================================================================================================

The following discussion is based on the financial statements of the company as of December 31, 2001, 2000, and 1999. This information should be read in conjunction with the selected financial data and the company's consolidated financial statements included elsewhere in this annual report. The company is operated and has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes.

This annual report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning anticipated improvements in financial operations from completed and planned property renovations. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the company, and adverse changes in the real estate markets, general and local economies, or business conditions. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this annual report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations Continued
------------------------

Results of Operations
Comparison of the year ended December 31, 2001 to the year ended December
31, 2000

Income and Occupancy
During 2001 the national economy, as well as the markets in which the company operates, experienced a general downturn. This downturn had an effect on the company's occupancy and its rental rates. The company also experienced an increase in expenses as a result of increased costs to rent vacant apartments. These factors were more severe in the fourth quarter of the year.

The company's property operations for the year ended December 31, 2001 include the results of operations for the entire year from 72 properties acquired before 2001 and from the 10 properties acquired in 2001 from their respective acquisition dates. One of the apartment communities acquired in 2001 is combined with an existing apartment community owned by the company and two are adjacent to each other and are operated as one apartment community. The operations of the 16 properties sold on March 10, 2000 are reflected through the sale date. The increases in rental income and operating expenses for the year ended December 31, 2001 over the same period in 2000 are primarily due to the effect of the properties acquired in 2001 offset in part by a reduction in average economic occupancy from 93% in 2000 to 92% in 2001.

The principle source of the company's revenue is the rental operation of its apartment communities. Rental revenues increased 4% in 2001 to $152.7 million, up $6.1 million over 2000. The increase in rental income is primarily due to the factors described above. Rental revenue is expected to continue to increase from the impact of planned improvements, which are being made in an effort to improve the properties' marketability, economic occupancies, and rental rates.

Expenses
Total property operating expenses (excluding depreciation, general and administrative, other depreciation and other expenses) increased 10. to $62.2 million in 2001 from $56.1 million in 2000. The increase is primarily due to the incremental effect of the 2001 acquisitions, higher real estate tax assessments, increase in property insurance costs and higher rental costs due to higher vacancies. The operating expense ratio (the ratio of property operating expenses to rental revenue) increased to 41% in 2001 from 38% in 2000 and is due to the factors described above.

General and administrative expenses totaled 1.3% and 1.2% of revenues in 2001 and 2000, respectively. These expenses represent the administrative expenses of the company as distinguished from the operations of the company's properties.

Depreciation of real estate increased to $40 million in 2001 from $36 million in 2000, and is directly attributable to a full year of depreciation of the 2000 and 2001 acquisitions from their respective acquisition dates as well as depreciation on the capital expenditures made in 2000 and 2001.

Interest Income and Expense
The company earned interest income of $0.5 million in 2001 and $0.6 million in 2000 from the investment of its cash and cash reserves. The decrease in 2001 is mainly due to the decreasing interest rates in 2001 compared to 2000 as well as a decrease in average invested funds.

The company incurred $30.9 million and $17.7 million of interest expense in 2001 and 2000, respectively, associated with borrowings under its unsecured lines of credit and mortgage notes and amortization of deferred financing costs. During 2001 and 2000, the company incurred interest expense of $28 million and $7.9 million, respectively, associated with mortgage notes and $2.2 million and $9.3 million, respectively, associated with the unsecured facilities. The company amortized as interest expense deferred financing costs of $0.7 million in 2001 and $0.5 million in 2000. The increase in interest expense is due to the fixed and variable rate mortgage notes placed or assumed on 26 apartment communities during 2001, which was offset in part by decreasing interest rates on the company's unsecured lines of credit during 2001. The overall weighted average interest rate for all borrowings was 6.8% and 7.2% during 2001 and 2000, respectively. The decrease in the weighted average rate is attributable to lower fixed and variable interest rates in 2001 compared to 2000. Average debt, secured and unsecured, increased from $240 million in 2000 to $451 million in 2001. This increase is primarily attributable to $146.6 million in financing used to fund the cash portion of the exchange offer for the company's Series A Convertible Preferred Shares and acquisitions.

--------------------------------------------------------------------------------

Same-Property Results
The company's "same-property" portfolio for the years 2001 and 2000 consists of 69 stabilized apartment communities, containing 17,014 apartment homes that the company owned since January 1, 2000, representing 82% of the company's 20,686 apartment homes. The apartment communities sold in March 2000 have been eliminated from the calculation. On a comparative basis, net operating income decreased 4% from 2000. Rental and other revenues remained the same while operating expenses increased 8% from 2000. Average monthly rental rates for the "same-property" portfolio increased 2.2% to $660 per apartment home in 2001 from $646 per apartment home in 2000. However, the majority of the increase was offset by lower occupancies.

Results of Operations
Comparison of the year ended December 31, 2000 to the year ended December
31, 1999

Income and Occupancy
The company's property operations for the year ended December 31, 2000 include the results of operations for the entire year from 71 properties acquired before 2000 and from the three properties acquired in 2000 from their respective acquisition dates. Two of the properties acquired in 2000 are located next to existing apartment communities owned by the company. The operations of the acquired properties are combined with the existing apartment communities. The operations of the 16 properties sold on March 10, 2000 are reflected through the sale date. The increased rental income and operating expenses for the year ended December 31, 2000 over the same period in 1999 are primarily due to the effect of the properties acquired through the Apple Residential Income Trust, Inc. ("Apple") merger in July 1999 offset in part by dispositions in 2000. Rental revenues increased 21% in 2000 to $146.6 million, up $25.5 million over 1999 due to the factors described above.

Overall average economic occupancy was 93% in 2000 and 92% in 1999. Rental rates for the portfolio increased 8% to $673 on December 31, 2000 from $628 on December 31, 1999. This increase is due to a combination of increased rental rates from new leases and property renovation as well as the acquisition of properties from Apple.

Expenses
Total property operating expenses (excluding depreciation, general and administrative, amortization and other depreciation and other expenses) increased 20% to $56.1 million in 2000 from $46.9 million in 1999, primarily due to the effect of the properties acquired through the Apple merger in July 1999 offset in part by dispositions in 2000. The operating expense ratio (the ratio of property operating expenses to rental revenue) decreased to 38% in 2000 from 39% in 1999 and is attributable to slower growth in expenses.

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

Interest Income and Expense
The company earned interest income of $0.6 million in 2000 and $0.2 million in 1999 from the investment of its cash and cash reserves. The increase in 2000 over 1999 reflects interest received on the funds invested from the sale of properties, pending tax-free exchanges, which were completed in May 2000.

The company incurred $17.7 million and $15.3 million of interest expense in 2000 and 1999, respectively, associated with borrowings under its unsecured lines of credit and mortgage notes and amortization of deferred financing costs. During 2000 and 1999, the company incurred interest expense of $7.9 million and $2.2 million, respectively, associated with mortgage notes and $9.3 million and $12.8 million, respectively, associated with the unsecured facilities. The company amortized as interest expense deferred financing costs of $0.5 million in 2000 and $0.3 million in 1999. The overall weighted average interest rate for all borrowings was 7.2% and 6.5% during 2000 and 1999, respectively. The increase in the weighted average rate is attributable to overall interest rate increases in 2000 and a greater percentage of fixed rate debt versus floating rate debt in 2000 compared to 1999.

Same-Property Results
The company's "same-property" portfolio for the years 2000 and 1999 consists of 65 stabilized apartment communities, containing 16,207 apartment homes that the company and Apple have owned since January 1, 1999. The calculation is adjusted so that the comparison reflects the cost of capital improvements. The apartment communities sold in March 2000 have been eliminated from the calculation. On a comparative

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations Continued
-----------------------

basis, net operating income increased 7% from 1999. Rental and other revenues increased 3% while operating expenses decreased 4% from 1999.

Related-Party Transactions
Mr. Glade M. Knight serves as Chairman and Chief Executive Officer of two extended-stay hotel REITs, Apple Suites, Inc., formed during 1999 and Apple Hospitality Two, Inc., formed during 2001. The company provided real estate acquisition, offering-related and other services and rented office space to these entities and received payment of approximately $.3 million. During 2000 and 1999, the company received $0.3 million and $0.2 million, respectively, from Apple Suites, Inc. for the same services and office space. The majority of the payment is reflected as a reduction in the company's general and administrative expenses.

Prior to the Apple merger, the company or affiliates provided property management, advisory, and real estate brokerage services for Apple. Mr. Knight also served as the Chairman and Chief Executive Officer of Apple. The fees received by the company from service contracts with Apple terminated upon consummation of the merger. (See Note 8 to the consolidated financial statements.)

Property management fees charged to Apple were 5% of gross revenues. Advisory fees charged to Apple were .1% to .25% of total capital raised by Apple. Real estate commissions were generally 2% of the purchase price of each property Apple acquired. The company received $1.9 million in 1999 for advisory and property management services. The company received $0.6 million in 1999 in real estate brokerage commissions. The company amortized into expense $0.2 million in 1999 of the $2 million purchase price the company paid for the acquisition of the brokerage services contract with Apple. Income from the company's investment in Apple was $0.2 million in 1999. During May 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and the company to allow for termination of such agreements in the event of a change in control of the company. The company recorded the payment as other income.

Liquidity and Capital Resources
The company's primary sources of liquidity are rental revenues generated from the properties, proceeds from unsecured lines of credit, reinvestment of distributions, and proceeds from secured debt.

The company believes rental revenues generated from the properties and borrowings on its lines of credit will be sufficient to meet normal property operating expenses, payment of distributions, capital improvements, and scheduled principal payments of mortgage debt in 2002. At December 31, 2001, the company had $8.7 million in cash and cash equivalents.

In September 2000, the Board of Directors authorized the repurchase of up to an additional $50 million of the company's common shares. Under this authorization, the company has, as of December 31, 2001, repurchased 1.9 million common shares at an average price of $10.86 per share for $20.8 million. For the year ended December 31, 2001, the company repurchased 1.4 million common shares at an average price of $10.85 per share for $14.7 million.

On April 18, 2001, the company completed a tender offer for the company's outstanding Series A Convertible Preferred Shares ("Exchange Offer"). A total of
12.5 million preferred shares were tendered, representing 99% of the issued and outstanding Series A Convertible Preferred Shares. Of the Series A Convertible Preferred Shares tendered, the holders of 0.7 million such shares received two common shares for each preferred share and the holders of 11.7 million shares received one common share and $12.25 in cash for each preferred share. The company issued a total of 13.2 million common shares and paid $143.8 million in cash in exchange for all of the preferred shares tendered in the Exchange Offer. The difference between the total consideration given and the carrying value of the preferred shares totaled approximately $27.5 million, including direct transaction expenses, and is included in the statement of operations as a reduction to arrive at net loss available to common shareholders. The preferred shares were listed on the New York Stock Exchange on August 7, 2001. At December 31, 2001, 0.1 million preferred shares remained outstanding.

During 2001, the company obtained a total of $206.9 million in fixed rate secured financing from two separate commercial lenders. The financings are secured by mortgages on a total of 20 apartment communities. At the request of the lender, these financings were provided to new wholly-owned subsidiaries of the company, which were formed for the special purpose of receiving the financial proceeds and holding the mortgaged properties. The company continues to manage these properties. All of these financings are reflected on the audited consolidated financial statements of the company.

--------------------------------------------------------------------------------

Acquisitions
During 2001, the company purchased 10 apartment communities, comprising 2,610 apartment homes, for purchase prices totaling $184.6 million. One of the apartment communities acquired is combined with an existing apartment community owned by the company and two are adjacent to each other and are operated as one apartment community.

Development
During 2000, the company began development of additional apartment homes at two apartment communities owned by the company. The company capitalizes costs incurred during the development of the assets (including interest, property taxes, and other direct and indirect costs) when the development commences and ends when the asset is ready for leasing.

The company classifies land relating to construction in progress as land on its balance sheet. Capitalized interest and real estate taxes aggregated approximately $0.2 million during 2001. Land associated with construction in progress was $3.7 million as of December 31, 2001.

Notes Payable
Secured
Secured borrowings outstanding at December 31, 2001 and 2000 were as follows (dollars in thousands):

                                  Outstanding Principal       Effective Interest Rate
                                2001                2000         December 31, 2001        Maturity Date
------------------------------------------------------------------------------------------------------------------------
Fixed rate debt/(a)/         $ 16,875                   --             6.98%              January 2012
                                9,431                   --             6.42               November 2011
                               72,135                   --             6.75               October 2004, May 2011
                                8,495                   --             7.10               July 2011
                               80,634                   --             7.16               July, August 2011
                               15,598                   --             6.83               April 2011
                               75,500                   --             6.99               March 2011
                              141,000            $ 141,000             7.35               December 2010
                               73,500               73,500             7.29               October 2006
                               30,232               30,923             6.48               June 2003 through March 2007

Variable rate debt             15,200                   --             3.34               October 2005
                                1,000                   --             3.64               October 2005
                               15,000                   --             3.58               April 2005
------------------------------------------------------------------------------------------------------------------------
                             $554,600            $ 245,423
========================================================================================================================

/(a)/ Includes fair value adjustments aggregating $1.0 million in 2001 and $0.8 million in 2000 that were recorded in connection with eight apartment communities acquired in 1999 and 2001.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations Continued
-----------------------

During the year ended December 31, 2001, the company obtained $206.9 million in new fixed rate mortgage notes. Interest rates on the 2001 mortgage notes obtained range from 6.42% to 7.16%. The notes require monthly installments, including either principal and interest or interest only and are secured by 20 apartment communities.

In conjunction with the acquisition of four apartment communities in 2001, the company assumed $71.9 million in fixed rate mortgage notes. The notes are due in monthly installments, including principal and interest. One of the mortgage notes in the amount of $25.5 million was recorded at a fair value of $25.9 million at the date of assumption. The difference between the fair value and principal balance is being amortized as an adjustment to interest expense over the term of the note. The mortgage note bears interest at a fixed rate of 7.37% per annum and an effective interest rate of 6.75%, including the effect of the fair value adjustment, and has a maturity date of October 2004. The company assumed $31.2 million in variable rate mortgage notes in conjunction with the acquisition of two apartment communities in 2001. The notes require monthly payments of interest only.

Unsecured
On April 18, 2001, the company obtained a $50 million extension on its existing $50 million unsecured line of credit with a commercial bank. The existing unsecured line of credit matures December 2002 bearing interest at LIBOR plus 90 basis points. During the period of time in which a portion of the extension is outstanding, the entire outstanding balance of the unsecured line of credit bears interest at LIBOR plus 120 basis points. The company borrowed $100 million on the unsecured line of credit to fund part of the cash portion of the exchange offer for the company's Series A Convertible Preferred Shares, described in Note 5 to the consolidated financial statements. The company repaid the $50 million extension in June and July 2001 with proceeds from the secured financings described above. The company is obligated to pay lenders a quarterly commitment fee equal to .25% per annum of the unused portion of the line. The unsecured line of credit at December 31, 2001 and 2000 had an outstanding balance of $50 million and $13 million, respectively.

The unsecured line of credit agreement contains certain covenants which, among other things, require maintenance of certain financial ratios and includes restrictions on the company's ability to make distributions to its shareholders over certain amounts. At December 31, 2001, the company was not in default with this agreement.

The company's $7.5 million unsecured line of credit for general corporate purposes bears interest at LIBOR plus 120 basis points. The maturity date is February 1, 2003. At December 31, 2001, borrowings under this arrangement were $5 million.

Capital Requirements
The company has an ongoing capital expenditure commitment to fund its renovation program for recently acquired properties. The company anticipates that it will continue to operate as it did in 2001 and fund these cash needs from a variety of sources including equity raised from its dividend reinvestment plan, excess cash flow from operations over distributions, and debt provided by its lines of credit. The company may seek to obtain additional debt financing to meet its objectives. Given the company's current debt level, the company believes that it would be able to obtain debt financing from a variety of sources, both secured and unsecured.

Capital resources are expected to grow with the future sale of the company's shares and from cash flow from operations. Approximately 14% of all 2001 common stock distributions, or $6.5 million, was reinvested in additional common shares. In general, the company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 2002.

The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the company has no provision for federal income taxes, and thus there is no effect on the company's liquidity from federal income taxes.

Operating Partnership
The company has approximately an 88% interest as a general partner in Cornerstone NC Operating Limited Partnership, a Virginia limited partnership (the "Limited Partnership"). The Limited Partnership acquired five apartment communities, with a total of 1,398 apartment homes located in North Carolina for a purchase price of $100.2 million. The total consideration for the transaction includes the assumption of $77.6 million in secured financing, the issuance of $22.2 million in the form of operating partnership units, described below, and a deposit of $0.4 million. The company entered into an agreement of limited

--------------------------------------------------------------------------------

partnership (the "Agreement") with State Street, LLC, and State Street I, LLC, North Carolina limited liability companies (collectively, the "Limited Partner"). Pursuant to the Agreement, the Limited Partner contributed property to the Limited Partnership in exchange for a total of 1.3 million preferred operating partnership units and 0.6 million non-preferred operating partnership units valued at $22.2 million. The non-preferred operating partnership units shall convert into preferred operating partnership units over time or as certain lease-up and stabilization criteria are met. The preferred operating partnership units can be exchanged at the option of the holder. The preferred operating partnership units shall be exchangeable for either cash or common shares on a one-for-one basis, at the company's option on or after October 1, 2002.

In connection with the acquisition of the five apartment communities discussed above, the company is committed to acquire two additional apartment communities with a total of 286 apartment homes currently under construction, if certain criteria are met. The purchase price of $26 million includes the assumption of $16 million variable financing bearing interest at LIBOR plus 135 basis points and the issuance of 0.8 million non-preferred operating units valued at $10 million. The non-preferred operating partnership units shall convert into preferred operating partnership units once certain criteria are met. The preferred operating partnership units can be exchanged at the option of the holder. The preferred operating partnership units shall be exchangeable for either cash or common shares on a one-for-one basis, at the company's option on or after October 1, 2002. The company is not obligated to acquire the two apartment communities until the construction is completed and certain lease-up and stabilization criteria are met.

Distributions to Preferred Shareholders
The company issued Series A Convertible Preferred Shares in July 1999, in connection with the Apple merger. The company imputed dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. The imputed dividend is reflected as additional non-cash preferred stock distributions. The company declared and paid total distributions of $2.3088 per share on the Series A Convertible Preferred Shares during 2001 For 2002, preferred stock distributions will be reduced to approximately $0.3 million because of the reduced number of outstanding preferred shares resulting from the Exchange Offer.

REIT Modernization Act
The REIT Modernization Act, which became effective January 1, 2001, permits REITs to establish taxable businesses to conduct certain previously disallowed business activities. The Act also reduces the REIT distribution requirement from 95% to 90% of its taxable income. The company currently does not have any taxable REIT subsidiaries.

Critical Accounting Policies
Capital Expenditures
The company capitalizes expenditures related to acquiring new assets, materially enhancing the value of an existing asset or substantially extending the useful life of an existing asset. Expenditures necessary to maintain an existing asset in ordinary operating condition, such as repairs and maintenance, are expensed as incurred. During 2001, the company capitalized expenditures of $19.5 million. The recurring capital expenditures, including floor coverings, HVAC equipment, roofs, appliances, siding, exterior painting, parking lots, and other non-revenue enhancing capital expenditures totaled $14.9 million. Non-recurring revenue enhancing capital expenditures, including interior upgrades, gating and access systems totaled $4.6 million for the year ended December 31, 2001.

Rental Revenue and Related Cost Recognition
Rental revenue and other income are recorded on an accrual basis. Rental concessions and direct costs associated with lease origination are amortized on a straight-line basis over the terms of the respective leases. The company's apartment communities are leased under lease agreements that, typically, have terms that do not exceed one year. Deferred lease costs were $1.7 million and $0.7 million at December 31, 2001 and 2000, respectively.

Recent Accounting Pronouncements
Statement of Financial Accounting Standards (SFAS) No.133 and 138, "Accounting for Certain Derivative Instruments and Hedging Activities" became effective January 1, 2001. The company currently does not have any derivatives subject to this Statement.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations Continued
------------------------

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangibles," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The company will adopt these new accounting standards beginning the first quarter of fiscal 2002. Currently, the company does not have any goodwill or intangible assets, therefore, the adoption of these standards will not have a material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed. SFAS No. 144 retains the requirements of SFAS No. 121 relating to recognition and measurement of an impairment loss and resolves certain implementation issues resulting from SFAS No. 121. This Statement is effective for fiscal years beginning after December 15, 2001. We currently are assessing the impact of this Statement on the company. However, we do not anticipate this Statement will have a material impact on the consolidated financial position or results of operations of the company.

Market Risk Disclosure
The company is subject to changes in the fair market value of its fixed rate secured debt amounting to $523 million at December 31, 2001. If market interest rates for fixed rate debt were 100 basis points higher at December 31, 2001, the fair value of fixed rate debt would decrease by $27 million to $496 million. If market interest rates for fixed rate debt were 100 basis points lower at December 31, 2001, the fair value of fixed rate debt would have increased from $523 million to $568 million.

The company has market risk exposure to short-term interest rates from variable rate borrowings under its existing unsecured line of credit and variable rate secured debt. The existing unsecured line of credit bears interest at LIBOR plus 90 basis points. The company may utilize variable rate debt up to specified limits to total market capitalization. The company has analyzed its interest rate risk exposure. If market interest rates for these types of credit facilities average 100 basis points more in 2002 than they did in 2001 and the company's line of credit was at the maximum of $50 million and the variable rate secured debt remained at $31.2 million, the company's interest expense would increase, and net income would decrease by $0.8 million. These amounts are determined by considering the impact of hypothetical interest rates on the company's borrowing cost. These analyses do not consider the effects of the reduced overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in the company's financial structure.

Impact of Inflation
The company does not believe that inflation had any significant impact on its operation of the company in 2001. Future inflation, if any, would likely cause increased operating expenses, but the company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the company's properties over time, as rental rates and replacement costs increase.

Independent Auditors' Report
--------------------------------------------------------------------------------

The Board of Directors and Shareholders
Cornerstone Realty Income Trust, Inc.

We have audited the accompanying consolidated balance sheets of Cornerstone Realty Income Trust, Inc. (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cornerstone Realty Income Trust, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                  /s/ Ernst & Young LLP

Richmond, Virginia
February 6, 2002

Cornerstone Realty Income Trust, Inc. Consolidated Balance Sheets
--------------------------------------------------------------------------------

December 31,                                                                                                 2001           2000
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Assets
------------------------------------------------------------------------------------------------------------------------------------
Investment in rental property
   Land                                                                                                  $  148,203      $ 127,441
   Buildings and property improvements                                                                      897,851        718,906
   Furniture and fixtures                                                                                    28,212         22,988
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1,074,266        869,335
Less accumulated depreciation                                                                              (131,554)       (91,555)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            942,712        777,780
Cash and cash equivalents                                                                                     8,656          4,141
Prepaid expenses                                                                                              3,494          1,396
Deferred financing costs, net                                                                                 4,792          3,603
Other assets                                                                                                 21,037         12,861
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                                        $  980,691      $ 799,781
====================================================================================================================================

Liabilities and Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
Liabilities
Notes payable-unsecured                                                                                  $   55,000      $  13,210
Notes payable-secured                                                                                       554,600        245,423
Distributions payable                                                                                            76          7,103
Accounts payable and accrued expenses                                                                        12,992         10,312
Rents received in advance                                                                                       565            356
Tenant security deposits                                                                                      1,445          1,375
------------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                                      624,678        277,779

Minority interest of unit holders in operating partnership                                                   22,179              -

Shareholders' Equity
Preferred stock, no par value, authorized 25,000 shares; 128 shares and 12,627
   $25 liquidation preference, Series A Cumulative Convertible Redeemable
   issued and outstanding                                                                                     2,695        265.194
Common stock, no par value, authorized 100,000 shares; issued and outstanding 47,665 shares
   and 34,926 shares, respectively                                                                          480,529        342,455
Deferred compensation                                                                                          (685)           (47)
Distributions greater than net income                                                                      (148,705)       (85,600)
------------------------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                                             333,834        522,002
------------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                                                          $  980,691      $ 799,781
====================================================================================================================================

See accompanying notes to consolidated financial statements.

Cornerstone Realty Income Trust, Inc. Consolidated Statements of Operations
--------------------------------------------------------------------------------

Years Ended December 31,                                                                              2001       2000       1999
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Revenue
------------------------------------------------------------------------------------------------------------------------------------
   Rental and property income                                                                      $ 152,668   $146,555   $121,087
   Other income                                                                                            -          -      3,955

Expenses
------------------------------------------------------------------------------------------------------------------------------------
   Property and maintenance                                                                           40,444     36,985     33,030
   Taxes and insurance                                                                                18,645     16,436     11,525
   Property management                                                                                 3,082      2,685      2,385
   General and administrative                                                                          1,933      1,749      1,660
   Amortization expense and other depreciation                                                            26         23         79
   Depreciation of rental property                                                                    39,999     36,295     29,310
   Other                                                                                                  87         42      1,977
------------------------------------------------------------------------------------------------------------------------------------
     Total expenses                                                                                  104,216     94,215     79,966

Income before interest and dividend income (expense)                                                  48,452     52,340     45,076
   Interest and dividend income                                                                          497        610        392
   Interest expense                                                                                  (30,952)   (17,736)   (15,346)
------------------------------------------------------------------------------------------------------------------------------------

Income before gain on sales of investments and minority interest
   of unit holders in operating partnership                                                           17,997     35,214     30,122

   Gain on sales of investments                                                                            -     22,930          -

   Minority interest of unit holders in operating partnership                                             (7)         -        (85)
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                                                            17,990     58,144     30,037

Distributions to preferred shareholders                                                               (7,698)   (30,305)   (12,323)

Excess consideration paid over book value to preferred shareholders                                  (27,492)         -          -
------------------------------------------------------------------------------------------------------------------------------------

Net (loss) income available to common shareholders                                                 $ (17,200)  $ 27,839   $ 17,714
------------------------------------------------------------------------------------------------------------------------------------

Net (loss) income per common share-basic and diluted                                               $   (0.40)  $   0.77   $   0.45
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

Cornerstone Realty Income Trust, Inc. Consolidated Statements of Shareholders'
------------------------------------------------------------------------------
Equity
-----------

                                                                                                         Distributions
                                                       Common Stock       Preferred Stock                  (Greater)      Total
                                                   ------------------   ------------------
                                                     Number               Number              Deferred     Less Than   Shareholders'
                                                   of Shares   Amount   of Shares  Amount   Compensation   Net Income     Equity
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)

Balance at December 31, 1998                         39,114   $388,131         -         -     $ (109)       $(48,851)   $ 339,171
Net income                                                -          -         -         -          -          30,037       30,037
Issuance of Series A Convertible Preferred Shares         -          -    12,666  $262,946          -               -      262,946
Cash distributions declared to common
   shareholders ($1.07 per share)                         -          -         -         -          -         (42,050)     (42,050)
Cash distributions for Series A Convertible
   Preferred Shares                                       -          -         -         -          -         (11,215)     (11,215)
Imputed distributions on Series A Convertible
   Preferred Shares                                       -          -         -     1,109          -          (1,109)           -
Exercise of stock options                                 1          5         -         -          -               -            5
Purchase of common stock held by Apple Residential
   Income Trust, Inc. ("Apple")                        (758)    (7,769)        -         -          -               -       (7,769)
Purchase of common stock                               (789)    (7,815)        -         -          -               -       (7,815)
Conversion of minority interests of unit holders
   in operating partnership                             186      1,850         -         -          -               -        1,850
Preferred stock converted to common stock                25        399       (16)     (399)         -               -            -
Amortization of deferred compensation                     -          -         -         -         36               -           36
Shares issued through dividend reinvestment plan        933      9,169         -         -          -               -        9,169
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                         38,712    383,970    12,650   263,656        (73)        (73,188)     574,365
Net income                                                -          -         -         -          -          58,144       58,144
Cash distributions declared to common
   shareholders ($1.10 per share)                         -          -         -         -          -         (40,251)     (40,251)
Cash distributions for Series A Convertible
   Preferred Shares                                       -          -         -         -          -         (28,187)     (28,187)
Imputed distributions on Series A Convertible
   Preferred Shares                                       -          -         -     2,118          -          (2,118)           -
Exercise of stock options                                 4         39         -         -          -               -           39
Purchase of common stock                             (4,459)   (48,243)        -         -          -               -      (48,243)
Preferred stock converted to common stock                36        580       (23)     (580)         -               -            -
Amortization of deferred compensation                     -          -         -         -         26               -           26
Shares issued through dividend reinvestment plan        633      6,109         -         -          -               -        6,109
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                         34,926   $342,455    12,627  $265,194     $  (47)       $(85,600)   $ 522,002
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

                                                      Common Stock       Preferred Stock                  Distributions
                                               ----------------------   ------------------                 (Greater)       Total
                                                 Number                 Number                Deferred     Less Than   Shareholders'
                                                of Shares      Amount  of Shares   Amount    Compensation   Net Income    Equity
------------------------------------------------------------------------------------------------------------------------------------
(In thousands,except per share data)

Balance at December 31, 2000                     34,926     $ 342,455     12,627 $ 265,194     $  (47)    $  (85,600)    $  522,002
Net income                                            -             -          -         -          -         17,990         17,990
Cash distributions declared to common
   shareholders ($1.12 per share)                     -             -          -         -          -        (45,905)       (45,905)
Cash distributions for Series A Convertible
   Preferred Shares                                   -             -          -         -          -         (7,317)        (7,317)
Imputed distributions on Series A Convertible
   Preferred Shares                                   -             -          -       381          -           (381)             -
Exercise of stock options                           172         1,815          -         -          -              -          1,815
Purchase of common stock                         (1,356)      (14,710)         -         -          -              -        (14,710)
Preferred stock converted to common stock            30           479        (19)     (479)         -              -              -
Issuance of common shares through
   conversion of Series A Convertible
   Preferred Shares into common stock            13,222       143,325    (12,480) (262,401)         -              -       (119,076)
Excess consideration paid over book value for
   preferred stock redemption                         -             -          -         -          -        (27,492)       (27,492)
Restricted stock grants                              65           697          -         -       (697)             -              -
Amortization of deferred compensation                 -             -          -         -         59              -             59
Shares issued through dividend reinvestment plan    606         6,468          -         -          -              -          6,468

------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                     47,665     $ 480,529        128 $   2,695     $ (685)    $ (148,705)    $  333,834
====================================================================================================================================


See accompanying notes to consolidated financial statements

Cornerstone Realty Income Trust, Inc. Consolidated Statements of Cash Flows
-----------------------------------------------------------------------------

Years Ended December 31, 2001 2000 1999
-------------------------------------------------------------------------------------------------------------------------
(In thousands)

Cash Flow From Operating Activities
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $ 17,990        $   58,144     $   30,037
Adjustments to reconcile net income to net cash provided by operating activities
     Gain on sales of investment                                                      -           (22,930)             -
     Depreciation and amortization                                               40,025            36,318         29,383
     Minority interest of unit holders in operating partnership                       7                 -             85
     Amortization of deferred compensation                                           59                26             36
     Amortization of deferred financing costs                                       735               456            306
     Amortization of mortgage notes payable premium                                (258)             (209)             -
     Amortization of Apple Realty Group, Inc. contract                                -                 -            241
     Changes in operating assets and liabilities:
         Operating assets                                                        (8,376)           (4,360)        (2,472)
         Operating liabilities                                                    1,654           (13,532)         5,394
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        51,836            53,913         63,010

Cash Flow From Investing Activities
--------------------------------------------------------------------------------------------------------------------------
Acquisitions of rental property, net of debt assumed                            (58,856)          (45,197)             -
Capital improvements                                                            (19,482)          (32,016)       (30,342)
Development of real estate assets                                                (1,618)                -              -
Funding of real estate reserve for replacement                                   (1,010)             (187)          (699)
Proceeds from sale of land                                                          785                 -            765
Cash assumed in acquisition                                                         385                 -              -
Net proceeds from the sale of rental property                                         -           127,654              -
Net cash used in the purchase of Apple Residential Income Trst, Inc.                  -                 -           (868)
--------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                             (79,796)           50,254        (31,144)
==========================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

Years Ended December 31,                                                                             2001         2000         1999
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)


Cash Flow From Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
Proceeds (repayments) from/of short-term borrowings, net                                        $  41,790    $(144,290)   $(944,393)
Proceeds from secured notes payable                                                               206,920      141,000       73,500
Repayment of secured notes payable                                                                 (1,067)        (413)        (301)
Payment of financing costs                                                                         (1,924)      (2,381)      (1,616)
Shares issued through dividend reinvestment plan and exercise of stock options                      8,283        6,147        9,174
Purchase of common stock                                                                          (14,710)     (48,243)      (7,816)
Cash payment for conversion of Series A Convertible Preferred Shares into common stock           (143,785)           -            -
Payment of costs associated with the conversion of Series A Convertible Preferred shares
   into common stock                                                                               (2,783)           -            -
Cash distributions to operating partnership unit holders                                                -          (50)        (199)
Cash distributions paid to preferred shareholders                                                 (14,344)     (27,813)      (4,486)
Cash distribuitions paid to common shareholders                                                   (45,905)     (40,251)     (42,050)
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                                             32,475     (116,294)     (18,187)
   Increase (decrease) in cash and cash equivalents                                                 4,515      (12,127)      13,679
Cash and cash equivalents, beginning of year                                                        4,141       16,268        2,590
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                          $   8,656    $   4,141    $  16,269
====================================================================================================================================


Supplemental Information
------------------------------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                                          $  28,294    $  17,519    $  16,114
Non-cash transactions:
   Acquistion
        Issuance of preferred stock                                                                     -            -      262,947
        Assumption of mortgage notes                                                              103,123            -       31,847
        Company common stock held by Apple                                                              -            -        7,770
        Operating assets acquired                                                                     912            -          633
        Operating liabilities acquired                                                              1,305            -       10,913
        Other                                                                                           -            -        3,941
        Fair value adjustment on mortgage notes                                                       458            -            -
        Issuance of operating patnership units                                                     22,179            -            -
Conversion of minority interest and operating partnership                                               -            -        1,850
Issuance of common stock for preferred stock                                                      143,325            -            -
====================================================================================================================================

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------

Note 1
General Information and Summary of Significant Accounting Policies

Business

Cornerstone Realty Income Trust, Inc. (together with its subsidiaries, the "company"), a Virginia corporation, is an owner-operator of one business segment consisting of residential apartment communities in the southern regions of the United States. As of December 31, 2001, the company, as a general partner, has approximately an 88% interest in Cornerstone NC Operating Limited Partnership. This partnership holds certain apartment communities in North Carolina and was formed by the company and the prior owner, which is a minority limited partner and is not otherwise related to the company, as discussed in Note 5 below.

All significant intercompany accounts and transactions have been eliminated in consolidation. The company's common stock trades on the New York Stock Exchange under the ticker symbol "TCR."

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

The company records impairment losses on rental property used in operations if indicators of impairment are present, and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The company capitalizes expenditures related to acquiring new assets, materially enhancing the value of an existing asset or substantially extending the useful life of an existing asset. The company's capital expenditures include floor coverings, HVAC equipment, roofs, appliances, siding, exterior painting, parking lots, interior upgrades, gating and access systems. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27.5 years for buildings, range from 10 to 27.5 years for major improvements and range from three to seven years for furniture and fixtures.

Development

During 2000, the company began development at two apartment communities. The company capitalizes costs incurred during the development of the assets (including interest, property taxes, and other direct and indirect costs) when the development commences and ends when the asset is ready for leasing.

Income Recognition

Rental income, interest, and other income are recorded on an accrual basis. Rental concessions are recognized on a straight-line basis over the terms of the respective leases. The company's apartment communities are leased under lease agreements that, typically, have terms that do not exceed one year. The company deferred rental concessions of $0.6 million and $0.3 million at December 31, 2001 and 2000, respectively.

Deferred Financing and Lease Origination Costs

Deferred costs consist of loan fees and related expenses which are amortized on a straight-line basis that approximates the effective interest method over the terms of the related notes. Accumulated amortization of deferred financing costs totaled $0.9 million and $0.2 million in 2001 and 2000, respectively. In addition, the company defers direct costs incurred to originate a lease which are amortized over the life of the lease which on an average is one year. Deferred lease origination costs were $1.1 million and $0.4 million at December 31, 2001 and 2000, respectively.

Stock Incentive Plans

The company elected to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. As discussed in Note 6, the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires use of option valuation models that were not developed for use in valuing employee stock options.

Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Advertising Costs

Costs incurred for the production and distribution of advertising are expensed as incurred. Amounts expensed during 2001, 2000 and 1999 were $1.8 million for each year.

Earnings Per Common Share

Basic and diluted earnings per common share are calculated in accordance with FASB Statement No. 128 "Earnings Per Share." Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per common share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. The Series A Convertible Preferred Shares and operating partnership units are not included in dilutive earnings per share calculations since the impact is not dilutive.

Minority Interest in Operating Partnership

Interest in the Cornerstone NC Operating Limited Partnership held by a limited partner is represented by operating partnership units ("OP Units"), as discussed in Note 5 below. The operating partnership's income is allocated to holders of OP Units based upon net income available to common shareholders and the weighted average number of OP Units outstanding to total common shares plus OP Units outstanding during the period. OP Units can be exchanged for cash or common shares on a one-for-one basis, at the company's option. Capital contributions, distributions, and profits and losses are allocated to minority interests in accordance with the terms of the partnership agreement. OP Units as a percentage of total OP Units and shares outstanding were 2.6% at December 31, 2001.

Federal Income Taxes

The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a real estate investment trust which complies with the provisions of the Code and distributes at least 90% of its taxable income to its shareholders does not pay federal income taxes on its distributed income. Accordingly, no provision has been made for federal income taxes.

The REIT Modernization Act, which became effective January 1, 2001, permits REITs to establish taxable businesses to conduct certain previously disallowed business activities. The Act also reduces the REITs distribution requirement from 95% to 90% of its taxable income.

The differences between net income available to common shareholders for financial reporting purposes and taxable income before dividend deductions, as well as differences between the tax basis and financial reporting basis of the company's assets, relate primarily to temporary differences, principally real estate depreciation, tax deferral of certain gain on property sales and tax free mergers and acquisitions. The temporary differences in depreciation result from differences in the book and tax basis of certain real estate assets and the differences in the methods of depreciation and lives of the real estate assets.

For federal income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof. For the three years ended December 31, 2001, distributions paid per common share were classified as follows:

                               2001      2000      1999
-------------------------------------------------------
Ordinary income             $  .76    $  .46     $  .95
Long-term capital gain           -       .19          -
Return of capital              .36       .45        .12
-------------------------------------------------------
                            $ 1.12    $ 1.10     $ 1.07
-------------------------------------------------------

In 2001, of the total preferred distribution, 100% was taxable as ordinary income. In 2000, of the total preferred distribution, 86.6% was taxable as ordinary income and 13.4% was a long-term capital gain. In 1999, all amounts distributed to preferred shareholders were ordinary income for federal income tax purposes.

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

Reclassification

Certain previously reported amounts have been reclassified to conform to the current year presentation.

Notes to Consolidated Financial Statements Continued
--------------------------------------------------------------------------------

Recent Accounting Pronouncements
Statement of Financial Accounting Standards (SFAS) No.133 and 138, "Accounting for Certain Derivative Instruments and Hedging Activities" became effective January 1, 2001. The company currently does not have any derivatives subject to this Statement.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangibles," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The company will adopt these new accounting standards beginning the first quarter of fiscal 2002. Currently, the company does not have any goodwill or intangible assets, therefore, the adoption of these standards will not have a material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed. SFAS No. 144 retains the requirements of SFAS No. 121 relating to recognition and measurement of an impairment loss and resolves certain implementation issues resulting from SFAS No. 121. This Statement is effective for fiscal years beginning after December 15, 2001. We currently are assessing the impact of this Statement on the company, however, we do not anticipate this Statement will have a material impact on the consolidated financial position or results of operations of the company.

Note 2
Acquisition, Disposition, and Development

Acquisitions
During 2001, the company purchased 10 apartment communities, comprising 2,610 apartment homes, for purchase prices totaling $184.6 million. One of the apartment communities acquired is combined with an existing apartment community owned by the company and two are adjacent to each other and are operated as one apartment community.

Development
The company classifies land relating to construction in progress as land on its balance sheet. Capitalized interest and real estate taxes aggregated approximately $0.2 million and $0.1 million during 2001 and 2000, respectively. Land associated with construction in progress was $3.7 million and $1.1 million as of December 31, 2001 and 2000, respectively.

Disposition of Investments

On March 10, 2000, the company closed the sale of 16 apartment communities containing 3,609 apartment homes for $136.5 million. The sale resulted in a gain of $22.9 million for financial reporting purposes. The proceeds of the sale were used to pay down the company's existing unsecured line of credit and fund $35 million of tax-free exchanges.

Acquisition of Apple Residential Income Trust, Inc.
On July 23, 1999, the company completed the acquisition of Apple Residential Income Trust, Inc. ("Apple"), which owned 29 apartment communities, containing 7,503 apartment homes. The merger qualified as a tax-free reorganization and was accounted for under the purchase method of accounting for financial reporting. The acquisition was structured as a merger of Apple into a wholly-owned subsidiary of the company. The aggregate purchase price was approximately $311 million. Under the terms of the merger agreement, each Apple shareholder received 0.4 share of the company's $25 Series A Convertible Preferred Shares for each share of Apple common stock. A total of 12.7 million shares of the company's Series A Convertible Preferred Shares were issued as a result of the merger. In addition, the company assumed approximately $32 million of Apple's debt with an effective interest rate of approximately 6.475%. No goodwill was recorded as a result of this transaction.

--------------------------------------------------------------------------------

Note 3
Investment in Rental Property

At December 31, 2001, the company's three largest markets comprised 55% of its real estate owned, at cost. The following is a summary of rental property owned at December 31, 2001 (in thousands):

                                             Initial        Carrying       Accumulated
Market                                  Acquisition Cost     Value*        Depreciation     Encumbrances**
----------------------------------------------------------------------------------------------------------
Dallas/Fort Worth, TX                       $ 266,623    $   291,468       $  30,549         $ 173,180
Charlotte, NC                                 147,359        170,923          20,107            63,321
Raleigh/Durham, NC                            114,622        130,470          18,693            42,837
Atlanta, GA                                    96,280        113,077          11,911            25,828
Richmond, VA                                   89,223         99,102          10,470            59,730
Norfolk/Virginia Beach, VA                     28,084         37,863           9,684            35,037
Winston-Salem, NC                              25,438         28,618           4,514                 -
Austin, TX                                     20,052         21,395           2,121            15,562
Columbia, SC                                   14,200         18,532           4,358                 -
Other (9 markets)                             136,851        162,818          19,147            65,605
----------------------------------------------------------------------------------------------------------
   Total                                    $ 938,732    $ 1,074,266       $ 131,554         $ 554,600
==========================================================================================================

 *Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition.

**The total includes $73.5 million of debt secured by 10 apartment communities which is not allocated among the individual apartment communities.

The following is a reconciliation of the carrying amount of real estate owned (in thousands):

                                                              2001             2000              1999
----------------------------------------------------------------------------------------------------------
Balance at January 1                                     $   869,335       $ 919,129         $ 587,438
Real estate purchased                                        184,616          45,197           302,113
Real estate sold                                                   -        (127,007)                -
Development of real estate assets                              1,618               -                 -
Sale of land                                                    (785)              -              (764)
Capital improvements                                          19,482          32,016            30,342
----------------------------------------------------------------------------------------------------------
Balance at December 31                                   $ 1,074,266       $ 869,335         $ 919,129
==========================================================================================================

Notes to Consolidated Financial Statements Continued
--------------------------------------------------------------------------------

The following is a reconciliation of accumulated depreciation (in thousands):

                                                                                   2001           2000          1999
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                            $  91,555      $ 77,538      $ 48,228
Depreciation expense                                                               39,999        36,295        29,310
Real estate sold                                                                        -       (22,278)            -
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                          $ 131,554      $ 91,555      $ 77,538
===========================================================================================================================

Note 4
Notes Payable

Secured
Secured borrowings outstanding at December 31, 2001 and 2000 were as follows (dollars in thousands):

                                   Outstanding Principal        Effective Interest Rate
                                 2001                2000          December 31, 2001           Maturity Date
---------------------------------------------------------------------------------------------------------------------------
Fixed rate debt /(a)/        $  16,875                  -                6.98%                 January 2012
                                 9,431                  -                6.42                  November 2011
                                72,135                  -                6.75                  October 2004, May 2011
                                 8,495                  -                7.10                  July 2011
                                80,634                  -                7.16                  July, August 2011
                                15,598                  -                6.83                  April 2011
                                75,500                  -                6.99                  March 2011
                               141,000          $ 141,000                7.35                  December 2010
                                73,500             73,500                7.29                  October 2006
                                30,232             30,923                6.48                  June 2003 through March 2007

Variable rate debt              15,200                  -                3.34                  October 2005
                                 1,000                  -                3.64                  October 2005
                                15,000                  -                3.58                  April 2005
---------------------------------------------------------------------------------------------------------------------------
                             $ 554,600          $ 245,423
===========================================================================================================================

/(a)/ Includes fair value adjustments aggregating $1.0 million in 2001 and $0.8 million in 2000 that were recorded in connection with eight apartment communities acquired in 1999 and 2001.

--------------------------------------------------------------------------------

During the year ended December 31, 2001, the company obtained $206.9 million in new fixed rate mortgage notes. Interest rates on the 2001 mortgage notes obtained range from 6.42% to 7.16%. The notes require monthly installments, including either principal and interest or interest only and are secured by 20 apartment communities.

In conjunction with the acquisition of four apartment communities in 2001, the company assumed $71.9 million in fixed rate mortgage notes. The notes are due in monthly installments, including principal and interest. One of the mortgage notes in the amount of $25.5 million was recorded at a fair value of $25.9 million at the date of assumption. The difference between the fair value and principal balance is being amortized as an adjustment to interest expense over the term of the note. The mortgage note bears interest at a fixed rate of 7.37% per annum and an effective interest rate of 6.75%, including the effect of the fair value adjustment, and a maturity date of October 2004. The company assumed $31.2 million in variable rate mortgage notes in conjunction with the acquisition of two apartment communities in 2001. The notes require monthly payments of interest only.

During the year ended December 31, 2000, the company obtained $141 million of fixed rate secured debt. The note requires payments of interest only and is secured by 15 apartment communities.

During the year ended December 31, 1999, the company placed $73.5 million of fixed rate secured debt. The note is secured by 10 apartment communities. The note requires payments of interest only. In connection with the Apple merger, the company assumed six mortgage notes with a principal amount of $30.8 million. These mortgages were recorded at a fair value of $32 million at the date of assumption. The difference between the fair value and the principal is being amortized as an adjustment to interest expense over the term of the respective notes. Prepayment penalties apply for early retirements. Mortgage notes payable are due in monthly installments, including principal and interest.

The aggregate maturities of principal, including monthly installments of principal previously described, and the fair value market adjustment of $1.0 million, for secured debt for the five years subsequent to December 31, 2001 are as follows (in thousands):

Year                                                                   Amount
--------------------------------------------------------------------------------
2002                                                                 $   3,390
2003                                                                    11,080
2004                                                                    30,824
2005                                                                    43,412
2006                                                                    80,252
Thereafter                                                             385,642
--------------------------------------------------------------------------------
                                                                     $ 554,600
================================================================================

Estimated fair value is based on mortgage rates believed to be available to the company for the issuance of debt with similar terms and remaining lives. The carrying amount of the company's fixed and variable rate secured debt approximates fair value at December 31, 2001 and 2000 which was $555 million and $245 million, respectively.

Unsecured
On April 18, 2001, the company obtained a $50 million extension on its existing $50 million unsecured line of credit with a commercial bank. The existing unsecured line of credit matures December 2002 and bears interest at LIBOR plus 90 basis points. During the period of time in which a portion of the extension is outstanding, the entire outstanding balance of the unsecured line of credit bears interest at LIBOR plus 120 basis points. The company borrowed $100 million on the unsecured line of credit to fund part of the cash portion of the exchange offer for the company's Series A Convertible Preferred Shares, described in Note
5. The company repaid the $50 million extension in June and July 2001 with proceeds from the secured financings described above. The company is obligated to pay lenders a quarterly commitment fee equal to .25% per annum of the unused portion of the line. The unsecured line of credit at December 31, 2001 and 2000 had an outstanding balance of $50 million and $13 million, respectively.

The unsecured line of credit agreement contains certain covenants which, among other things, require maintenance of certain financial ratios and includes restrictions on the company's ability to make distributions to its shareholders over certain amounts. At December 31, 2001, the company was not in default with this agreement.

The company's $7.5 million unsecured line of credit for general corporate purposes bears interest at LIBOR plus 120 basis points. The maturity date was extended to February 1, 2003. At December 31, 2001, borrowings were $5 million and there was no outstanding balance at December 31, 2000 under this arrangement.

Notes to Consolidated Financial Statements Continued
--------------------------------------------------------------------------------

During 1999, the company's June 25, 1996 unsecured note was refinanced with a $5.5 million unsecured note from a commercial bank. The unsecured note was paid in full in September 1999 with proceeds from the 1999 secured debt described above.

The carrying amounts of the company's unsecured debt borrowings approximate fair value at December 31, 2001 and 2000.

During 2001 and 2000, the company capitalized interest of $0.2 million and $0.1 million. No interest was capitalized in 1999. Overall, weighted-average interest rate incurred for all borrowings was 6.8% in 2001 and 7.2% in 2000.

Note 5
Operating Partnership and Shareholders' Equity

Operating Partnership
The company has approximately an 88% interest as a general partner in Cornerstone NC Operating Limited Partnership, a Virginia limited partnership (the "Limited Partnership"). The Limited Partnership acquired five apartment communities, with a total of 1,398 apartment homes located in North Carolina for a purchase price of $100.2 million. The total consideration for the transaction includes the assumption of $77.6 million in secured financing, the issuance of $22.2 million in the form of operating partnership units, described below and a deposit of $0.4 million. The company entered into an agreement of limited partnership (the "Agreement") with State Street, LLC, and State Street I, LLC, North Carolina limited liability companies (collectively, the "Limited Partner"). Pursuant to the Agreement, the Limited Partner contributed property to the Limited Partnership in exchange for a total of 1.3 million preferred operating partnership units and 0.6 million non-preferred operating partnership units valued at $22.2 million. The non-preferred operating partnership units shall convert into preferred operating partnership units over time or as certain lease-up and stabilization criteria are met. The preferred operating partnership units can be exchanged at the option of the holder. The preferred operating partnership units shall be exchangeable for either cash or common shares on a one-for-one basis, at the company's option on or after October 1, 2002.

Preferred Stock
The company issued Series A Convertible Preferred Shares in July 1999, in connection with the Apple merger. The company imputed dividends calculated as the present value difference between the perpetual preferred stock distribution and the stated distribution rate. The imputed dividend is reflected as additional non-cash preferred stock distributions. The company declared and paid total distributions of $2.3088 per share on the Series A Convertible Preferred Shares during 2001.

On April 18, 2001, the company completed a tender offer for the company's outstanding Series A Convertible Preferred Shares ("Exchange Offer"). A total of
12.5 million preferred shares were tendered, representing 99% of the issued and outstanding preferred shares. Of the preferred shares tendered, the holders of
0.7 million such shares received two common shares for each preferred share and the holders of 11.7 million shares received one common share and $12.25 in cash for each preferred share. The company issued a total of 13.2 million common shares and paid $143.8 million in cash in exchange for all of the preferred shares tendered in the Exchange Offer. The difference between the total consideration given and the carrying value of the preferred shares totaled approximately $27.5 million, including direct transaction expenses, and is included in the statement of operations as a reduction to arrive at net loss available to common shareholders. The preferred shares were listed on the New York Stock Exchange on August 7, 2001. At December 31, 2001, 0.1 million preferred shares remained outstanding.

Common Stock
During 2000, the company completed its $50 million common share repurchase program which was authorized by the Board of Directors in September 1999. The Board authorized the repurchase of up to an additional $50 million of the company's common shares in September 2000. Pursuant to the additional authorization, the company has, as of December 31, 2001, repurchased 1.9 million common shares at an average price of $10.86 per share for $20.8 million. For the year ended December 31, 2001, the company repurchased 1.4 million common shares at an average price of $10.85 per share for $14.7 million.

In 1997, the company adopted a Dividend Reinvestment and Share Purchase Plan (as amended from time to time, "Plan") which allows any recordholder to reinvest distributions without payment of any brokerage commissions or other fees. Of the total proceeds raised from common

--------------------------------------------------------------------------------

shares during the years ended December 31, 2001, 2000, and 1999, $6.5 million, $6.1 million, and $9.2 million, respectively, were provided through the reinvestment of distributions.

Note 6
Benefits Plans

Stock Incentive Plan
Based on the outstanding shares, under the 1992 Incentive Plan, as amended, a maximum of 1.3 million options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Under the Directors Plan, as amended, a maximum of 0.5 million options could be granted to the directors of the company. In 2001, the company granted 52,395 options to purchase shares under the Directors Plan.

Both of the plans provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, options become exercisable at the date of grant. Generally the optionee has up to 10 years from the date on which the options first become exercisable during which to exercise the options. The exercise prices of these options range from $9.63 to $12.125 per option. Activity in the company's share option plans during the three years ended December 31, 2001 is summarized in the following table (in thousands, except per share data):


                                                         2001                       2000                     1999
                                                      Weighted-                  Weighted-                Weighted-
                                                       Average                    Average                  Average
                                                       Exercise                   Exercise                 Exercise
                                         Options        Price       Options        Price         Options    Price
-------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year            1,916        $ 10.35       1,305        $ 11.15          904     $  11.73
Granted                                      52          10.62         628          10.47          401        10.29
Exercised                                  (172)         10.55          (4)          9.63          (.5)           -
Forfeited                                   (71)         10.76         (13)         11.21            -            -
-------------------------------------------------------------------------------------------------------------------
Outstanding, end of year                  1,725        $ 10.32       1,916        $ 10.35        1,305     $  11.15
Exercisable at end of year                1,725        $ 10.32       1,916        $ 10.35        1,305     $  11.15
-------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of
   options granted during the year                     $   .19                    $   .38                  $    .30
===================================================================================================================


Options granted during 1999 included options granted to Mr. Glade M. Knight, Chairman and Chief Executive Officer of the company, separate from the Incentive Plan. Mr. Knight was granted options ("Award Options") to purchase 0.3 million of the company's common shares at an exercise price of $10.125. These options represent a "rollover" of certain options previously held by Mr. Knight with respect to Apple common shares. If a triggering event occurs, the exercise price will be $1.00 per common share for the following 180 days. A triggering event means the occurrence of certain events, defined in the option agreement, reflecting a change or prospective change in control of the company. If the exercise subjects the holder to an additional penalty tax under the Internal Revenue Code, the company will pay to the holder an additional amount to offset the penalty tax.

Notes to Consolidated Financial Statements Continued
--------------------------------------------------------------------------------

Pro forma information regarding net income and earnings per share is required by FASB 123, which also requires that the information be determined as if the company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000, and 1999:

                                     2001              2000              1999
--------------------------------------------------------------------------------
Risk-free interest                   5.0%              5.9%              5.6%
Dividend yields                      9.0%              9.0%              9.0%
Volatility factors                  .142              .171              .160
Weighted-average
   expected life
   (years)                            10                10                10
--------------------------------------------------------------------------------

The Black-Scholes option valuation model was developed for use in estimating the fair value traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As the options are immediately exercisable, the full impact of the pro forma adjustment to net income is disclosed below (in thousands, except per share data).

                                   2001               2000              1999
--------------------------------------------------------------------------------
Net (loss) income
   available to
   common
   shareholders
Pro forma                       ($17,210)          $ 27,594          $ 17,581
As reported                     ($17,200)          $ 27,839          $ 17,714
Earnings per
   common share
   --diluted
Pro forma                       ($   .40)          $    .76          $    .45
As reported                     ($   .40)          $    .77          $    .45
--------------------------------------------------------------------------------

401(K) Savings Plan
Eligible employees of the company participate in a contributory employee savings plan. Under the plan, the company may match a percentage of contributions made by eligible employees, such percentage to apply to a maximum of 1% of their annual salary. Expenses under this plan for 2001, 2000 and 1999 were $73,894, $73,445 and $65,117, respectively.

Note 7
Commitments

In connection with the acquisition of the five apartment communities discussed in Note 5, the company is committed to acquire two additional apartment communities with a total of 286 apartment homes currently under construction if certain criteria are met. The purchase price of $26 million includes the assumption of $16 million variable rate financing bearing interest at LIBOR plus 135 basis points and the issuance of 0.8 million non-preferred operating partnership units valued at $10 million. The non-preferred operating partnership units shall convert into preferred operating partnership units once certain criteria are met. The preferred operating partnership units can be exchanged at the option of the holder. The preferred operating partnership units shall be exchangeable for either cash or common shares on a one-for-one basis, at the company's option on or after October 1, 2002. The company is not obligated to acquire the two apartment communities until the construction is completed and certain lease-up and stabilization criteria are met.

Note 8
Related-Party Transactions

Mr. Knight also served as the Chairman and Chief Executive Officer of Apple. Prior to the merger with Apple, the company provided services to Apple. The services the company rendered to Apple terminated upon the consummation of the merger (See Note 2).

Prior to the merger, the company or its affiliates provided real estate brokerage services to Apple. Under the terms of the brokerage contract with Apple, the company received a real estate commission equal to 2% of the purchase price of the apartment communities acquired plus reimbursement of certain expenses. During 1999, the company earned $0.6 million in real estate brokerage commissions.

--------------------------------------------------------------------------------

The company also provided property management and advisory services to Apple. Property management services were 5% of monthly rental revenues plus reimbursement of certain expenses. Advisory services were .1% to .25% based on total capital raised by Apple and the financial performance of Apple. During 1999, the company earned $1.9 million for management and advisory services.

During May 1999, Apple paid the company $1.5 million to modify the company's right of first refusal to purchase Apple and the service contracts between Apple and the company to allow for termination of such agreements in the event of a change of control of the company. The company recorded the payment as other income.

Mr. Knight serves as Chairman and Chief Executive Officer of two extended stay hotel REITs, Apple Suites, Inc., formed during 1999 and Apple Hospitality Two, Inc., formed during 2001, and also owns companies which provide services to both Apple Suites, Inc. and Apple Hospitality Two, Inc. During 2001, the company provided real estate acquisition, offering-related and other services and rented office space to these entities and received payment of approximately $0.3 million. During 2000 and 1999, the company received $0.3 million and $0.2 million, respectively, from Apple Suites, Inc. for the same services and office space. The majority of the payments were reflected as a reduction in the company's general and administrative expenses.


Other Relationships
Leslie A. Grandis, a director of the company, is also a partner in McGuireWoods LLP, which provides outside legal services to the company. Martin Zuckerbrod and Harry S. Taubenfeld, directors of the company, provide real estate legal services to the company from time to time.

Note 9
Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                                      2001         2000          1999
-------------------------------------------------------------------------------------------------------------------------
Numerator:
Net (loss) income available to common shareholders                                  ($17,200)     $27,839       17,714
   Numerator for basic and diluted earnings per share-income
   available to common stockholders after assumed conversion                        ($17,200)     $27,839       17,714
Denominator:
   Denominator for basic earnings per share-weighted-average shares                   43,450       36,081       39,183
Effect of dilutive securities:
   Stock options                                                                           -           18            -
   Series A Convertible Preferred*                                                         -            -            -
-------------------------------------------------------------------------------------------------------------------------
   Denominator for diluted earnings per share-adjusted
   weighted-average shares and assumed conversions                                    43,450       36,099       39,183

   Basic and diluted earnings per common share                                        ($ .40)     $   .77      $   .45
-------------------------------------------------------------------------------------------------------------------------

* Series A Convertible Preferred Shares were not included in dilutive earnings per common share calculation since their effect was anti-dilutive.

--------------------------------------------------------------------------------

Note 10
Quarterly Financial Data (Unaudited)

The following is a summary of quarterly results of operations for the years ended December 31, 2001 and 2000:

                                                                     First       Second      Third       Fourth
                                                                    Quarter      Quarter    Quarter      Quarter
-------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
2001
Revenues                                                            $ 36,431    $ 36,239    $ 38,115    $ 41,883
Income before interest and dividend income (expense)                  12,852      11,615      13,639      10,346
Net income (loss)                                                      7,978       4,728       5,690        (406)
Distributions to preferred shareholders                                7,467          80          76          75
Excess consideration paid over book value to preferred shareholders        -     (27,492)          -           -
Net income (loss) available to common shareholders                       511     (22,843)      5,614        (482)
Basic and diluted earnings per common share                              .01        (.51)        .12        (.01)
Distributions per common share                                           .28         .28         .28         .28

2000
Revenues                                                            $ 37,292    $ 35,236    $ 37,530    $ 36,497
Income before gain on sales of investments                             9,217       9,348       8,942       7,707
Gain on sales of investments                                          23,406           -        (248)
Net income                                                            32,624       9,348       8,693       7,479
Distributions to preferred shareholders                                7,997       7,419       7,464       7,425
Net income available to common shareholders                           24,627       1,929       1,230          53
Basic and diluted earnings per common share                              .65         .05         .03         .00
Distributions per common share                                           .27         .28         .28         .28
-------------------------------------------------------------------------------------------------------------------

40